UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.___)
_______________________

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Element Solutions Inc
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500 East Broward Boulevard, Suite 1860 Fort Lauderdale, Florida 33394

April 21, 2023

Dear Fellow Stockholders:
I am pleased to invite you to the 2023 Annual Meeting of Stockholders of Element Solutions Inc which will be held on Tuesday, June 6, 2023 at 11:00 a.m. (Eastern Time). You will find information about the meeting, including how to participate and the items to be voted on, in the Notice of Annual Meeting of Stockholders and the Proxy Statement that accompany this letter.
Your vote is important. Please vote your proxy promptly so your shares can be represented. You may vote by proxy via the Internet or telephone or, if you received paper copies of the proxy materials via mail, you may vote by mail by following the instructions on your proxy card. For detailed information regarding voting instructions, please refer to the accompanying Proxy Statement.
On behalf of our Board of Directors and management, thank you for your continued support.

Sincerely,

Benjamin Gliklich
President & Chief Executive Officer
i

500 East Broward Boulevard, Suite 1860 Fort Lauderdale, Florida 33394

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time	June 6, 2023 at 11:00 a.m. (Eastern Time)

Place	Virtual meeting via the Internet at www.virtualshareholdermeeting.com/ESI2023*

Items of Business	1.	Election of eight directors for an one-year term
	2.	Advisory vote to approve our 2022 executive compensation
	3.	Approval of our 2024 Employee Stock Purchase Plan
	4.	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023
	5.	Transaction of other business properly brought before the meeting

The above matters are fully described in this Proxy Statement. We have not received notice of any other matters to be presented at the meeting.

Who Can Vote	Only stockholders of record as of the close of business on April 10, 2023 may vote at the 2023 Annual Meeting.

* You will need your 16-digit control number included on the Notice or proxy card in order to join the meeting. You will be able to listen to the meeting live, submit questions and vote online.

By Order of the Board of Directors,

John E. Capps
EVP, General Counsel and Company Secretary
April 21, 2023

Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting to be held on June 6, 2023: The Proxy Statement, our Annual Report to Stockholders for the year ended December 31, 2022 (the "2022 Annual Report") and the accompanying proxy card are available at www.proxyvote.com.
We are making this Notice of Annual Meeting of Stockholders, the Proxy Statement and the form of proxy first available on or about April 21, 2023.
ii

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains forward-looking statements that can be identified by words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "assume," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "aim," "can have," "likely," "potential," "target," "hope," "goal," "priority," "strategy," "objective" and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections and expectations regarding the Company's ability to drive sales and performance in terms of adjusted EBITDA, adjusted organic EBITDA compound annual growth rate ("EBITDA CAGR"), adjusted earnings per share ("EPS"), cash return on investment ("CRI"), free cash flow, organic net sales growth, gross margin and working capital (as % of net sales); meeting financial and/or strategic long-term goals; expected key drivers of performance; probability of achievement of the performance target related to certain performance-based restricted stock units ("PRSUs"); outlook for the Company's markets and the demand for its products; the effects of global economic conditions, including as a result of the coronavirus (COVID-19) pandemic, on the Company's business and financial condition; general views about the Company's future operating results, earnings growth, cash generation and capital allocation; environmental, social and governance ("ESG") initiatives, priorities and goals; risk management program; business and management strategies; the effective date of the Company's 2024 Employee Stock Purchase Plan; and other factors that could affect the Company's future financial position or results of operations, including, without limitation, statements made in the "COMPENSATION DISCUSSION AND ANALYSIS" section included in this Proxy Statement.
These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors, which we describe in the sections titled "Risk Factors," "Quantitative and Qualitative Disclosure about Market Risk," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 2022 Annual Report and/or subsequent filings with the Securities and Exchange Commission (the "SEC"). Any forward-looking statement included in this Proxy Statement is based only on information currently available to us and speaks only as of the date on which it is made. Accordingly, we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Please consult any further disclosures we make on related subjects in the Company’s filings with the SEC.
This Proxy Statement includes references to our website and additional information and materials posted on it. Our website and such information or materials are not incorporated by reference in and are not part of this Proxy Statement.
iii

500 East Broward Boulevard, Suite 1860 Fort Lauderdale, Florida 33394

PROXY STATEMENT

2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 6, 2023
The Board of Directors (the "Board of Directors" or the "Board") of Element Solutions Inc ("Element Solutions," the "Company," "ESI," "our," "we" or "us") is soliciting your proxy to vote at the 2023 annual meeting of stockholders (the "2023 Annual Meeting"). In accordance with the SEC rules, we are providing stockholders with access to our proxy materials over the Internet, rather than in paper form, which reduces the environmental impact of the 2023 Annual Meeting and its related costs.

PROPOSAL 1 ELECTION OF DIRECTORS
Upon recommendation of the Nominating and Policies Committee, our Board has nominated eight director nominees for election at the 2023 Annual Meeting, each for a one-year term ending at the time of the Company's 2024 annual meeting of stockholders, unless otherwise decided as indicated below. All director nominees were elected to their present terms as members of the Board at the Company's 2022 annual meeting of stockholders (the "2022 Annual Meeting").

2023 Director Nominees
Sir Martin E. Franklin, KGCN (Executive Chairman)	Michael F. Goss (Independent Lead Director)
Benjamin Gliklich (President & CEO)	Christopher T. Fraser
Ian G.H. Ashken	Nichelle Maynard-Elliott
Elyse Napoli Filon	E. Stanley O'Neal
In accordance with our amended and restated by-laws (the "Amended and Restated By-Laws"), a majority of the votes cast at any meeting of stockholders is required for the election of directors, except in the case of a contested election where a plurality vote standard would apply. "A majority of the votes cast" means that the number of shares voted "For" a director nominee exceeds the votes cast "Against" such nominee. We believe this majority vote system enables stockholders to hold directors accountable in defeating or supporting their election.
Each director nominee has consented to being named in this Proxy Statement and to serve as a director if elected. There is no arrangement or understanding pursuant to which any of the nominees was selected and there is no family relationship between any of them and any of the Company's officers or other directors.
We expect all director nominees to be available for election, but if any of them is unable to serve, or for good cause will not serve, the proxy holders named on the proxy card may exercise discretionary authority to vote for substitutes proposed by the Board.

Board Membership Criteria and Selection
Directors are elected annually. Our certificate of incorporation, as amended (the "Certificate of Incorporation"), provides that the Board should consist of one or more members as determined from time to time by the Board. In accordance with our Board Governance Principles and Code of Conduct (the "Board Governance Principles"), the Board believes that, given the size of the Company and the breadth of needed expertise and diversity, the optimal size of the Board is at least seven directors. Our Board is currently composed of eight members. Directors serve terms of one year expiring at the next annual meeting of stockholders of the Company or until their successors are duly elected and qualified or until their earlier death, resignation or removal.
The Nominating and Policies Committee of the Board is responsible for identifying, screening and recommending candidates to the Board for Board membership. In this role, the Committee strives to ensure that the Board is composed of directors who bring diverse opinions, perspectives and backgrounds while maintaining an appropriate balance of tenure, turnover, diversity and skills on the Board.
When formulating its recommendations, the Committee considers various criteria, which may change over time as our business and/or industry evolve and as the composition of the Board changes. In accordance with its charter, the Nominating and Policies Committee selects candidates who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who it believes would be most effective, in conjunction with the other Board members, at serving the long-term interests of our stockholders. In evaluating nominees, the Committee takes into consideration, at a minimum, the following attributes: leadership, integrity, independence, interpersonal skills, financial acumen, business experiences, industry knowledge, and diversity of viewpoints. The Committee believes that these general qualifications enable elected directors to contribute meaningfully to the leadership of our Board and effectively guide and supervise management in driving the Company’s growth as well as its financial and operational performance.
The Committee also considers experience that would best complement those already represented on the Board, the need for specialized expertise and anticipated retirements to define gaps that may need to be filled through the Board refreshment process. Once a candidate is identified, the Committee seeks input and participation from other Board members and other appropriate sources so that all points of view are considered and the best possible candidates selected.
Board Diversity and Tenure
The Board strives to foster an environment that encourages diverse critical thinking and innovative, strategic discussions to achieve a higher level of success for the Company. As part of its identification and selection process for director nominees, the Nominating and Governance Committee also considers racial, ethnic, age and gender diversity factors in order to promote a variety of backgrounds and consequently, a more constructive and effective decision-making process.
Our Board Governance Principles do not impose tenure limits on the Company's directors, other than a mandatory retirement age of 73 and the requirement to stand for election annually at the annual meeting of stockholders. Considering the complexity and breadth of our industry and our businesses, the Nominating and Policies Committee and the Board recognize the importance of having a blend of longer-serving directors with a deep understanding of our operations and the markets we serve, and more recent additions who are able to provide fresh perspectives. We believe our director nominees as a group complement each other and each other’s respective experiences, skills and qualities; those qualifications help them provide valuable insights and contribute significantly to the success of our Company.
Currently, two of our eight directors and nominees are women, or 25% of our Board. 75% of our directors are independent, a percentage we have sought to improve over time. As of today, the median tenure of our directors is 6.6 years.

Candidates Nominated by Stockholders
The Nominating and Policies Committee will also consider director nominees recommended by stockholders. In accordance with our Amended and Restated By-Laws, stockholders who wish to nominate a candidate for consideration by the Committee for election at the Company's 2024 annual meeting of stockholders may do so by delivering written notice of such nominees’ names, no earlier than the close of business on February 7, 2024 and no later than the close of business on March 8, 2024, to Element Solutions Inc, 500 East Broward Boulevard, Suite 1860, Fort Lauderdale, Florida 33394, Attention: Company Secretary.
Any stockholder proposing a nomination must be a stockholder of record on the date such notice is given and on the record date for the determination of stockholders entitled to vote at the Company's 2024 annual meeting of stockholders, and must comply with the applicable notice procedures set forth in our Amended and Restated By-Laws. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s director nominees must comply with and provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). For further information, see "OTHER MATTERS - Proposals by Stockholders" in this Proxy Statement.
No stockholder nomination was submitted in connection with the 2023 Annual Meeting.
Vote Required
Any director nominee who receives a greater number of votes "For" than votes "Against" his or her election will be elected to the Board. Abstentions will have no effect on the results of this vote.
THE BOARD UNANIMOUSLY RECOMMENDS
A VOTE "FOR"
THE ELECTION OF EACH DIRECTOR NOMINEE

Directors Nominees
The Board of Directors believes that our director nominees as a group have backgrounds and skills important for our business. Below is a summary of the experience, qualifications, attributes and skills that qualify our nominees to serve on the Board:

Sir Martin E. Franklin, KGCN

Business Experience

Sir Martin, founder of ESI, was appointed as Executive Chairman of the Board in January 2019 after having served as Chairman of the Board since October 2013. He is the Founder and CEO of Mariposa Capital LLC, a Miami-based family investment firm focused on long-term value creation across various industries ("Mariposa Capital"), and Chairman and controlling shareholder of Royal Oak Enterprises, LLC. He is also co-founder and co-chairman of Nomad Foods Limited, co-Chairman of APi Group Corporation, and serves as principal and executive officer of a number of private investment entities and charities. Sir Martin was the founder and Chairman of Jarden Corporation ("Jarden") from 2001 until April 2016, serving also as its Chief Executive Officer from September 2001 until June 2011. In the past five years, he served on the board of Restaurant Brands International Inc. from December 2014 to October 2019. Previously, he also served as the Chairman and Chief Executive Officer of three public companies: Benson Eyecare Corporation, Lumen Technologies, Inc. and Bollé Inc. between 1992 and 2000. Sir Martin graduated from the University of Pennsylvania.

Qualifications

Sir Martin brings to the Board unique guidance and insight based on his ~30 years of CEO and Chairman experience across numerous public companies in various industries, including with respect to leadership, corporate strategies, culture, capital allocation as well as M&A and capital market strategies.

Committees
None
Public Company Boards
APi Group Corporation
Nomad Foods Limited
Age: 58
Director Since: 2013
Executive Chairman of the Board

Benjamin Gliklich

Business Experience

Mr. Gliklich was named Chief Executive Officer of Element Solutions in January 2019 and appointed as President of Element Solutions in July 2020. He previously served in several capacities for the Company, including Executive Vice President - Operations and Strategy from April 2016 to January 2019, Chief Operating Officer from October 2015 through April 2016 and VP - Corporate Development, Finance and Investor Relations from January to October 2015. He joined the Company as Director of Corporate Development in May 2014. Prior to joining the Company, Mr. Gliklich worked for General Atlantic, a global growth-oriented private equity firm, and Goldman Sachs & Co. Mr. Gliklich holds an A.B. Cum Laude from Princeton University and an MBA with distinction from Columbia Business School.

Qualifications

Based on his extensive managerial and operational experience at Element Solutions, Mr. Gliklich provides significant insight into our global business operations and markets we serve. He brings to the Board valuable expertise in the areas of business strategy, leadership development and talent management, business development, corporate development and capital markets, which are directly translatable to his work as President & CEO of the Company.

Committees
None
Public Company Boards
None
Age: 38
Director since: 2019
President & CEO of Element Solutions

Ian G.H. Ashken

Business Experience

Mr. Ashken is currently a member of the boards of directors of Nomad Foods Limited and APi Group Corporation. Previously, he was the co-founder of Jarden and served at various times as its Vice Chairman, President, Chief Financial Officer, Secretary and a director from June 2001 until the merger of Jarden with Newell Brands Inc. in April 2016. Prior to Jarden, Mr. Ashken served as the Vice Chairman and/or Chief Financial Officer of three public companies: Benson Eyecare Corporation, Lumen Technologies, Inc. and Bollé Inc. between 1992 and 2000. Mr. Ashken is also a director or trustee of a number of private companies and charitable institutions.

Qualifications

Mr. Ashken brings to the Board significant knowledge in the areas of finance, public accounting, internal audit, risk management and M&A. His executive management positions as Vice Chairman and/or Chief Financial Officer also bring the Company significant leadership, planning and management skills and background.

Committees
Compensation
Nominating and Policies (Chair)
Public Company Boards
APi Group Corporation
Nomad Foods Limited
Age: 62
Director since: 2013
Independent

Elyse Napoli Filon

Business Experience

Ms. Filon acted as Strategic Advisor of GCP Applied Technologies Inc. (“GCP”) from November 2016 to June 2019 consulting on M&A, strategic planning and analysis and corporate structure. She co-led the spin-off of GCP from W.R. Grace & Co. (“W.R. Grace”) in 2016. Ms. Filon worked at W.R. Grace for 20 years, assuming various international leadership roles, ultimately serving as Vice President – Finance from 2012 through June 2016. Ms. Filon has extensive experience in strategic planning and analysis, global M&A, tax planning, capital markets and currency management. Before joining W.R. Grace, she served as International Tax Counsel at Sterling Winthrop Pharmaceuticals and practiced law in the New York City office of Kelley, Drye & Warren LLP. Ms. Filon holds a J.D. degree from Harvard Law School and a B.A. degree from Rutgers University.

Qualifications

Ms. Filon brings to the Board her deep industry and business experience as well as leadership skills from having worked at a peer specialty chemicals company for 20 years. She also contributes her extensive experience in strategic planning and analysis, global M&A, international tax planning, foreign currency and risk management. Her legal background provides the Board additional support for review of general corporate matters.

Committees
Audit
Public Company Boards
None
Age: 62
Director since: 2021
Independent

Christopher T. Fraser

Business Experience

Mr. Fraser has served as Chairman of the Board of KMG Chemicals Inc. ("KMG") from December 2012 to November 2018 and was a director of KMG from May 2008 to November 2018. He also served as CEO and President of KMG from September 2013 to November 2018 after serving as CEO and President of KMG on an interim basis from July 2013 to September 2013. From 2006 to 2009, Mr. Fraser was the President and CEO of Chemical Lime Company, a North American producer of calcium based (limestone), alkaline products with various industrial applications. Before joining Chemical Lime Company, Mr. Fraser was President and CEO of OCI Chemical Corporation, a wholly-owned subsidiary of DC Chemical Co. ("OCI") from 1996 to 2006. Prior to joining OCI, Mr. Fraser held various positions of responsibility in sales, marketing, business development, operations and general management. Most recently, Mr. Fraser served as a Senior Operating Director for SK Capital Partners from 2020 to December 2022. He is currently a director of Smart Chemical Solutions, LLC, a private oil & gas company. He was also a director of several private companies: NuCera Solutions LLC and Techmer PM, LLC from 2020 through 2022. During the past five years, Mr. Fraser served as a director of PHX Minerals Inc., fka Panhandle Oil and Gas Inc. (NYSE:PHX), from 2019 to 2022, where he was a member of their Audit and Compensation committees. From 2011 to 2018, he was also an Operating Partner of Advent International Corp., which he advised on transactions in the industrial sector. Mr. Fraser holds a Bachelor of Science in Chemistry and in Business Administration from the University of Connecticut as well as a Master of Business Administration from Pepperdine University.

Qualifications

Mr. Fraser's extensive work with multiple chemicals companies has provided him with significant industry, M&A and management experience, including in strategic planning and business development. His private equity experience is also an important asset to the Board, along with his 25 years of experience as a Chief Executive Officer and background in Chemistry.

Committees
Compensation (Chair)
Nominating and Policies
Public Company Boards
None
Age: 65
Director since: 2019
Independent

Michael F. Goss

Business Experience

Mr. Goss is currently a partner at Art Intelligence Global, a private art advisory firm ("AIG"). Prior to joining AIG in March 2023, he served as Chief Financial Officer of Condé Nast from January 2020 to December 2020 and Executive Vice President and Chief Financial Officer of Sotheby's, Inc. from March 2016 to October 2019. Prior to Sotheby's, he served in various senior management capacities at Bain Capital, LLC ("Bain Capital") for 13 years until December 2013, beginning in 2001 as Managing Director and Chief Financial Officer and assuming the additional role of Chief Operating Officer in 2004. From 2020 to 2021, he was a director of Sandridge Acquisition Corporation, a special purpose acquisition company. Mr. Goss graduated from Kansas State University with a BS in economics and received an MBA with Distinction from Harvard Business School.

Qualifications

Mr. Goss is an accomplished finance leader with extensive senior management experience as a Chief Financial Officer and managing director. His extensive financial insight, including with respect to internal audit, and deep understanding of global, complex businesses add considerable value and guidance to the Board and the Audit Committee.

Committees
Audit
Compensation
Public Company Boards
None
Age: 63
Director since: 2013
Independent Lead Director

Nichelle Maynard-Elliott

Business Experience

Ms. Maynard-Elliott served as Executive Director, Mergers & Acquisitions for Praxair, Inc. ("Praxair") from 2011 to June 2019 and is currently a board member of Xerox Holdings Corporation where she serves as Compensation Committee chair and a member of its Audit Committee, and Lucid Group, Inc. where she serves on its Nominating and Governance Committee. She is also a trustee of the Advisors' Inner Circle Fund III where she serves as Governance Committee chair. Ms. Maynard-Elliott had joined Praxair in 2003 as Senior Counsel responsible for M&A and commercial transactions for their U.S. packaged gases and healthcare businesses. Ms. Maynard-Elliott served as Assistant General Counsel of Praxair from 2007 to 2011 and transitioned to the role of Executive Director, M&A in 2011. She is admitted to practice in New York. Ms. Maynard-Elliott graduated from Brown University with a B.A. in Economics, and received her J.D. from Columbia University School of Law.

Qualifications

Ms. Maynard-Elliott brings to the Board her robust industry experience having served at one of the largest industrial gas companies. As a corporate dealmaker, she also contributes a deep understanding of the value of M&A and her significant experience overseeing and executing transactions and growth initiatives in markets worldwide. Her experience as a practicing attorney is also an important asset, which allows her to provide additional support and perspective to our Board and our CEO.

Committees
Audit (Chair)
Public Company Boards
Lucid Group, Inc.
Xerox Holdings Corporation
Age: 54
Director since: 2018
Independent

E. Stanley O' Neal

Business Experience

Mr. O’Neal served as Chairman of the Board and Chief Executive Officer of Merrill Lynch & Co., Inc. ("Merrill Lynch") until October 2007. He became Chief Executive Officer of Merrill Lynch in 2002 and was elected Chairman of the Board in 2003. Mr. O’Neal was employed with Merrill Lynch for 21 years, serving as President and Chief Operating Officer from July 2001 to December 2002; President of U.S. Private Client from February 2000 to July 2001; Chief Financial Officer from 1998 to 2000 and Executive Vice President and Co-head of Global Markets and Investment Banking from 1997 to 1998. Currently, Mr. O’Neal is a board member of Clearway Energy, Inc. where he serves as a member of their Compensation Committee and Audit Committee. He is also a director and member of the Compensation and Benefits Committee and the Chair of the Governance and Nominating Committee of Arconic Corporation, an aluminum manufacturing company and the former parent of Alcoa Inc. During the past five years, Mr. O'Neal was a director and member of Arconic, Inc.'s Audit Committee from 2016 to 2020 and Finance Committee from 2017 to 2020. Mr. O’Neal graduated from Kettering University with a degree in industrial administration and received his MBA from Harvard Business School.

Qualifications

Mr. O'Neal brings to the Board his extensive executive experience, financial expertise, strong leadership skills and his experience as a board member of other public companies which enable him to provide unique guidance to our Board and management team.

Committees:
Nominating and Policies
Public Company Boards
Arconic Corporation
Clearway Energy, Inc.
Age: 71
Director since: 2013
Independent

CORPORATE GOVERNANCE

Corporate Governance Highlights
We are committed to sound corporate governance and high ethical standards which promote stockholders' long-term interests, strengthen Board and management accountability, and improve our standing as a trusted corporate citizen. Our corporate governance practices include:

Independent Oversight	●	75% independent Board (6 out of 8)
	●	100% independent Board Committees
	●	Only one Board member is a Company executive
	●	Separation of CEO and Chairman roles
	●	Independent Lead Director
	●	Regular executive sessions of independent directors at Board meetings (chaired by the independent Lead Director) and Committee meetings (chaired by independent Committee chairs)

Board & Committee Composition	●	Focus on diversity with 2 women directors, or 25% of the Board
	●	1 female director serving in a Board leadership position (Chair of the Audit Committee)
	●	Executive and Board succession planning process
	●	Median tenure of current directors of 6.6 years
	●	Annual Board and Committee assessments
	●	Mandatory retirement age of 73

Stockholder Rights	●	Annual election of all directors
	●	Majority-vote and director resignation policy for directors in uncontested elections
	●	One class of outstanding shares with each share entitled to one vote
	●	No controlling stockholder

Governance Practices	●	Formal corporate governance policies that apply to directors and all employees, including our NEOs (as defined in this Proxy Statement) and senior financial officers. See "— Corporate Governance Guidelines" below
	●	Meaningful "at-risk" portion of total executive compensation
	●	All annual and long-term incentive awards subject to clawback
	●	Prohibition on hedging, pledging or short sales of Company stock
	●	Robust stock ownership requirements for executives (5x salary for our CEO)
	●	Regular stockholder communication and engagement

ESG Accountability	●	Formal Environmental, Social and Governance ("ESG") governance structure with Board oversight
	●	ESG disclosures following industry-leading ESG reporting standards (GRI and SASB) and TCFD framework
	●	Commitment to sustainability and tracking against announced sustainability goals

Corporate Governance Guidelines
The Board has adopted a set of corporate principles to assist the Company and the Board in implementing effective governance practices. These guidelines, along with the Company's Certificate of Incorporation and Amended and Restated By-Laws, define the size and composition of the Board, and cover critical topics, such as director independence, qualifications and responsibilities, election, mandatory retirement age, stock ownership, Board structure and meetings, Board and management succession planning, director orientation and continuing education, CEO evaluation, annual Board and Committee self-evaluation, director compensation and access to management. Additionally, to foster and sustain a culture of honesty and responsibility, the Board has adopted codes of conducts and ethics policies, which apply to our directors, officers, employees and contractors, and set high standards of professional and ethical conduct with respect to various matters, such as compliance with applicable laws, competition, conflicts of interest, financial statements and external reporting, use of Company funds and assets, and confidentiality. These policies also provide a process for reporting violations designed to ensure accountability. This framework, which is in direct support of our Company's core values, gives our highly-experienced directors the structure necessary to provide the Company with sound and appropriate oversight.
The Company’s key corporate governance guidelines, practices and policies are available on the Company’s website at www.ir.elementsolutionsinc.com/Investors/governance, including:

Corporate Governance Framework
●	Board of Directors Governance Principles and Code of Conduct ("Board Governance Principles")
●	Business Conduct and Ethics Policy — Employees/Directors and Contractors/Consultants ("Ethics Policy")
●	Code of Ethics for Senior Financial Officers ("Financial Officer Code of Ethics")
●	Audit Committee Charter
●	Compensation Committee Charter
●	Nominating and Policies Committee Charter
Any waiver of our Ethics Policy or our Financial Officer Code of Ethics (applicable to our CEO, CFO and Chief Accounting Officer) may only be authorized by the Board and its Audit Committee, respectively. Any waiver will be disclosed on our website as promptly as practicable, as may be required under applicable NYSE and SEC rules.
Stockholder Engagement
We believe that effective corporate governance should include regular, constructive conversations with our stockholders to proactively seek their insights, answer their inquiries and consider a diversity of perspectives on various issues. This ongoing dialogue allows our management team to update investors on a range of topics and in turn, helps management to gain an understanding of the perspectives and concerns of investors. It also promotes greater alignment of our governance and executive compensation practices with our stockholder's interests.
Highlights of our stockholder engagement program throughout 2022 and in early 2023 included:

●	Conducting active outreach with top investors on business and governance matters
●	Participating in investor conferences, one-on-one meetings, earnings calls and investors/analysts conversations
●	Hosting our Investor Day and 2022 Annual Meeting of Stockholders
●	Maintaining our Investor Relations website and phone line
●	Reviewing the vote results from our 2022 Annual Meeting and incorporating insights
●	Publishing a 2021 supplement to our initial ESG Report and our second ESG Report with 2022 updates
●	Filing our 2022 Annual Report, proxy statement and other reports on a quarterly and periodic basis
●	Issuing press releases with material updates

Our Investor Relations function coordinates stockholder engagement. In general, our senior management team, including our CEO and CFO, along with certain Board members when deemed appropriate, provide regular updates on Company performance and strategic actions to the investor community. Between April 2022 and April 2023, we engaged with stockholders representing approximately 75% of the outstanding shares of the Company. In addition, in 2022 and early 2023, our CEO and CFO conducted calls and non-deal roadshows to highlight our ongoing ESG efforts to current and potential investors. For more information, see " — Environmental, Social and Governance Initiatives" below.
In our 2022 discussions, certain stockholders specifically encouraged the use of additional performance metrics in our long-term incentive program, other than adjusted EPS, and recommended that we consider a "returns-based" metric. This feedback was incorporated in 2022 with the approval of cash return on investment ("CRI") as a new performance metric for our 2022 Performance-based Restricted Stock Units ("PRSUs") in lieu of adjusted EPS. CRI is used internally to measure the performance of our businesses, including acquired businesses, based on their ability to generate cash flow relative to the capital invested in them. Combined with constant currency adjusted EBITDA CAGR, the second performance metric underlying our PRSU grants, we believe our program focuses participants on stockholder-aligned objectives that correlate with long-term value creation. For definitions of "CRI,""adjusted EBITDA CAGR" and constant currency, which are non-GAAP measures, see "APPENDIX B – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement.
Other key topics of engagement included:

2022/2023 Key Topics of Engagement
Evolving end-markets	Financial updates
Raw material scarcity and inflation	Sustainability goals and ESG initiatives
Capital allocation priorities	Corporate governance structure
Business continuity	Executive compensation
We intend to continue to consider stockholder feedback and voting guidelines of certain proxy advisory firms in the context of our ongoing stockholder engagement programs or future "Say on Pay" votes and to make adjustments based upon evolving best practices, market compensation information and changing regulatory requirements.
Environmental, Social and Governance Initiatives
Chemical Technology Enabling Sustainability
Despite the challenging global economic backdrop of 2022, we continued to focus on "Enabling Sustainability," which is a foundational element of our strategy and a critical part of our value proposition. ESG is embedded in our DNA and demonstrated in our innovation process, manufacturing approach and product quality. It is also reflected in our culture of diversity, equity & inclusion ("DE&I"), adherence to strong safety and governance principles, volunteering initiatives in the communities where we operate, and rigorous focus on continuous improvement.
At ESI, we enable sustainability to fulfill our role as a responsible corporate citizen but also to create commercial value. To this end, we work to incorporate environmental sustainability, sound corporate governance, employee safety and well-being, and DE&I factors into our decision-making in a manner that we believe will both mitigate risk and drive long-term success. In addition, we are committed to operating responsibly, reducing our environmental impact and developing innovative technologies that address the sustainability challenges of our customers, communities and the world at large.
In 2020, we completed our first materiality assessment which, together with our corporate vision and strategy, helped define our priorities within four key ESG topics:

●	Increasing growth through sustainable chemistry solutions
●	Reducing our energy use and emissions
●	Improving occupational health & safety performance
●	Increasing DE&I
With these areas identified and following thorough relevant data gathering, we published our initial 2020 ESG Report using the industry-leading ESG reporting standards of the Global Reporting Initiative ("GRI") and Sustainability Accounting Standards Board ("SASB"). In 2022, we published a 2021 supplement to this report, including updated GRI and SASB disclosures as well as our first Task Force on Climate-related Financial Disclosures ("TCFD") Index related to climate risk management. In 2022, we also announced ambitious sustainability goals (the "Sustainability Goals") linked to our key ESG topics. These goals reinforced our commitment to ESG principles, quantifying our progress against our objectives and integrating ESG matters into our business strategy and day-to-day operations.
In early 2023, aligned with our commitment to continuous improvement, we published our 2022 ESG Report with updated ESG performance data and GRI, SASB and TCFD disclosures. Our 2022 ESG Report is available on our website at www.elementsolutionsinc.com/sustainability.
ESG Highlights & Recognition
We recognize that ESG matters are important to long-term Company performance and stockholder value. Accordingly, sustainability is integrated into our strategy and risk management approach. We are committed to strong ESG practices across our businesses.
Our ESG Executive Steering Committee (the "ESG Committee") supports our commitment and leads our on-going efforts to responsibly serve our customers, employees and stockholders on matters relating to the environment, employee health and safety, corporate social responsibility, corporate governance, sustainability, climate change and other ESG trends. See " — Corporate Responsibility and Sustainability" below.
In 2022, some highlights of our efforts included:
Environmental
We maintain a broad portfolio of sustainable solutions, including green chemistry (as defined by the United States Environmental Protection Agency) for the removal of hazardous chemicals, innovative solutions reducing environmental impact and products supporting the circular economy. We view the active management of environmental issues as not only our responsibility as a responsible corporate citizen, but also as an opportunity to create new revenue streams while reducing risk for our Company and our customers.
In 2022, we continued our focus on sustainable chemistry through customer engagement, regulatory awareness and discipline in our product innovation processes. Aligned with this approach, we set a Company-wide goal to reach sustainable product sales of $1 billion by 2030. Our net sales from sustainable products were approximately $700 million in 2022 as compared to approximately $650 million in 2021 and $450 million in 2020. We intend to continue to invest behind the development of new sustainable products for our customers as many of them are increasingly interested in environmentally-friendly offerings. For more information about our sustainable products and our Sustainability Goal to grow through sustainable chemistry, see our 2022 ESG Report.
Social
We believe a diverse workforce leads to better outcomes, innovation and growth. In turn, it helps us attract and retain a broader talent pool which is critical to our business, considering the competitive markets in which we operate. In 2022, we achieved our DE&I goal on our journey to becoming a more inclusive and diverse global organization with 90% of our U.S. employees having completed our DE&I training and 100% of our U.S. managers having benefited from a more in-depth program. As we continue on our path toward inclusion, we intend to seek out additional practices that are both globally consistent and locally relevant.
Occupational health & safety is also foundational to the success of our business. We nurture a safety-first culture and emphasize health & safety in our everyday operations and across our organization, from the most senior level of the Company to the facility floor. Our Global Environmental, Health and Safety Policy promotes a sustainable, healthy and safe workplace. Our employees are trained and briefed on occupational health & safety principles as well as work procedures specific to their individual tasks. In 2022, we reinforced these on-going efforts by hosting our annual Global Safety Day on sites across the Company. We also implemented a formal tracking system of health & safety training, which covered topics such as safe handling of hazardous chemicals, suitable waste disposal, emergency response and incident management.
Governance
Throughout our history, we have been committed to excellence in governance and to diversity of experience and perspective throughout our organization. Currently, 75% of our directors are independent, a percentage we have sought to improve over time. We are proud of our consistent record of gender and racial/ethnic diversity on the Board and Board Committee leadership positions.
The Board and its Committees oversee and engage with our executive team with respect to progress against corporate and business plans, short- and long-term strategic objectives and performance goals, including with respect to ESG priorities. These ESG priorities include the tracking and achievement of our Sustainability Goals and other ESG initiatives led by our ESG Committee. See " — Corporate Responsibility and Sustainability" below.
In 2022, we were recognized by several leading organizations for our commitment to operating responsibly and sustainably:
•EcoVadis — 2022 Gold Medal: placing ESI among the top 10% of all companies rated by EcoVadis based on their sustainability performance. EcoVadis provides ongoing assessments of policies and actions which promote environmental sustainability. This organization also enforces compliance with internationally recognized human rights standards and fair labor practices among other relevant environmental and social topics.
•Newsweek — 2023 list of America's Most Responsible Companies: for demonstrating for the second consecutive year sound ESG practices; specifically, our environmental initiatives, dedication to social responsibility and strong corporate governance standards. Newsweek's assessment covered 2,000 of the largest U.S. headquartered public companies across 14 industries.
Board of Directors
The Board oversees the conduct of our day-to-day operations and risk management to ensure that long-term interests of stockholders are being served. In doing so, the Board seeks to provide leadership and advice to our senior management team. In addition, the Board oversees the Company's business strategy and planning and evaluates the performance of our CEO and senior leadership team in executing such business strategy, assessing and mitigating risks, and managing the Company’s day-to-day operations.
Board Leadership Structure
CEO and Executive Chairman
The positions of CEO and Executive Chairman of the Board are held by different persons in recognition of the differences between the two roles. Our CEO is responsible for executing our strategic plan and overseeing our day-

to-day operations with in-depth knowledge and understanding of the Company while our Executive Chairman focuses on the Company's strategy, culture and development of the management team. The Board believes this leadership structure fosters effective governance and oversight of the Company by allowing the Board to more effectively drive the long-term strategic direction of the Company and oversee the performance of the CEO.
Sir Martin's regular involvement in the Company consists of providing guidance to our CEO as well as other members of senior management with respect to leadership, corporate strategies and operational matters based on his ~30 years of CEO and Chairman experience across numerous public companies in various industries and through the business network he has developed over time. In particular, his contributions include:

●	Guiding capital allocation strategy
●	Assisting in sourcing potential corporate development opportunities
●	Driving capital markets strategies
●	Increasing growth through sustainable chemistry solutions
●	Advising on and participating in key public relations and investor relations communication, including stockholder engagement
●	Advising on key commercial negotiations
●	Assisting with Board and Committee assessment process
●	Providing access to a broad network of executives, subject matter experts and suppliers
●	Participating in the recruiting and hiring of senior leaders
●	Supporting broader employee engagement and our "5Cs" culture building as well as attending and/or hosting larger scale employee events
●	Acting as a mentor to various leaders within the Company
Independent Lead Director
As provided in our Board Governance Principles, the Board has designated an independent Lead Director to preside over non-executive sessions and perform any duties more appropriately performed by an independent director which would otherwise be performed by the Chairman. The Board believes that the presence of a Lead Director with meaningful independent oversight responsibilities, coupled with an Executive Chairman and a separate CEO, provides the optimal leadership structure for the Company at this time.
The duties of our Lead Director, currently Michael F. Goss, include:

Independent Lead Director - Primary Responsibilities
●	Leads periodic non-executive sessions of the independent directors with focus on Board effectiveness
●	Serves as a liaison between our Executive Chairman and the independent directors
●	Facilitates communication between the Board and management
●	Serves as primary Board contact for stockholder communications with the independent directors
●	Such other functions as the Board may direct from time to time
The strong working relationships among the Executive Chairman, our CEO, the independent Lead Director and the other directors are supported by a Board governance culture that fosters open communications among the Board members. This approach helps to develop an understanding of issues, promotes appropriate oversight and encourages the discussion of matters essential to leading a complex and dynamic company such as ours.

Director Independence
Our Board Governance Principles require that a majority of our Board members satisfy the independence requirements of the NYSE and the SEC. The NYSE rules require the Board to evaluate the independence of its directors at least annually. In general, "independent" means that a director has no material relationship with the Company. In performing their duties, directors are expected to avoid any action, position, influence or relationship with respect to any activity that could impair their judgment or objectivity in the course of their service to the Company.
In evaluating these independence standards, our Board specifically considers, among other things, the present and past employments as well as other direct or indirect affiliations or relationships of each director with the Company, as described in the biographies of the director nominees provided under "PROPOSAL 1 - ELECTION OF DIRECTORS" above. Based on these standards, the Board has determined that each of the following non-employee directors is independent in accordance with the NYSE and SEC guidelines:

Independent Directors (75% of the Board)
Ian G.H. Ashken	Michael F. Goss
Elyse Napoli Filon	Nichelle Maynard-Elliott
Christopher T. Fraser	E. Stanley O'Neal
Based on these standards, the Board has also determined that neither Mr. Gliklich, who currently serves as President & CEO of the Company, nor Sir Martin, the Company's founder and Executive Chairman of the Board, is independent.
Risk Management and Oversight
Our Board of Directors provides risk oversight while management is responsible for the actual day-to-day management of risks the Company faces. In this role, the Board must satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed, including assessing major risk factors relating to the Company and its performance, and reviewing the measures implemented to address and mitigate these risks. We believe this division of responsibility is the most effective approach for addressing risk management.
The Board executes its oversight responsibility directly and through its three standing committees: Audit; Compensation; and Nominating and Policies (each, a "Committee and collectively, the "Committees"). The areas of risk reported to the Board may change based on business conditions and recent developments. Overall, the Board and its Committees focus on financial, operational, business, legal, regulatory, reputational, governance, managerial and sustainability risks that may affect the Company as well as the Company's general risk assessment and risk management strategies. Each of our directors has substantial experience managing and overseeing risks specific to complex, international organizations like ours which they leverage while serving on our Board. See "PROPOSAL 1 – ELECTION OF DIRECTORS" above.
The key oversight responsibilities of each of the Board's Committees are described in further detail below under "— Board Committees."
Director Attendance and Meetings
During 2022, the Board of Directors held a total of six meetings and acted by written consent three times. During 2022, each director attended over 75% of the total number of meetings of the Board during the period for which he or she was a director and the total number of meetings of all Committees of the Board on which he or she served. Three directors attended the 2022 Annual Meeting and were available to respond to questions.

Executive sessions or meetings of non-employee directors without management present are generally held as part of most regularly scheduled Board and Committee meetings. The discussion leader for executive sessions of the full Board is Mr. Goss in his capacity as independent Lead Director of the Board. In addition, Ms. Maynard-Elliott, Mr. Fraser and Mr. Ashken, as chairs of these Committees, generally preside over executive sessions of the Audit Committee, the Compensation Committee and the Nominating and Policies Committee, respectively.
Board Committees
Each Committee is comprised entirely of directors determined to be independent under the independence requirements of the SEC, the NYSE corporate governance listing standards and the Board's categorical standards of director independence provided in the Board Governance Principles.
Copies of the written charters for each of the Committees setting forth their respective responsibilities can be found under the Investors – Corporate Governance – Governance Documents section of our website at www.elementsolutionsinc.com. Copies may also be obtained upon request, without charge, by writing to the Company Secretary at 500 East Broward Boulevard, Suite 1860, Fort Lauderdale, Florida 33394.
Below is a summary of our Committee membership, key oversight responsibilities and number of meetings in 2022:
Audit Committee

Members	Key Oversight Responsibilities
Nichelle Maynard-Elliott (Chair)	•Reviews all accounting and financial reporting activities, including internal accounting and financial controls and annual audit of the Company's financial statements
Elyse Napoli Filon	•Approves the appointment, compensation, retention and oversees the work of our independent auditors, including review and pre-approval of all audit and non-audit services and related fees
Michael F. Goss	•Reviews quarterly and year-end financial statements with management and our independent auditors
•Oversees our internal audit function, reviews any significant reports to management arising from such function and reports to the Board
•Reviews complaints under and compliance with the Company's corporate governance guidelines, in particular regarding questionable accounting, internal accounting controls or auditing matters
•Oversees the Company's policies and procedures with respect to risk assessment and risk management
•Reviews and approves related party transactions and related disclosures required to be disclosed pursuant to SEC rules
The Audit Committee met 5 times in 2022.
The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. As indicated above, the Audit Committee reviews and pre-approves all audit and non-audit services performed by our independent auditors in accordance with procedures adopted by the Audit Committee. See "PROPOSAL 4 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023 - Pre-Approval Policies and Procedures for Audit and Permissible Non-Audit Services" below. See also the Report of the Audit Committee included in this Proxy Statement for information about our 2022 year audit.

Independence and Financial Expertise
Our Board of Directors has reviewed the background, experience and independence of the Audit Committee members and, based on this review, has determined that each of its members:
•meets the independence requirements of the NYSE corporate governance listing standards;
•meets the enhanced independence standards for audit committee members required by the SEC; and
•is financially literate, knowledgeable and qualified to review financial statements.
In addition, our Board has determined that Ms. Filon and Mr. Goss each qualifies as an "audit committee financial expert" within the meaning of the applicable SEC regulations.
Compensation Committee

Members	Key Oversight Responsibilities
Christopher T. Fraser (Chair)	•Assists the Board in developing and evaluating potential candidates for executive positions, including CEO, and oversees executive succession plans
Ian G.H. Ashken	•Reviews and recommends to the Board with respect to CEO compensation and CEO corporate goals and objectives
Michael F. Goss	•Recommends to the Board other non-CEO executives' compensation and oversees management's decisions concerning the performance and compensation of executives
•Reviews on a periodic basis compensation and benefits paid to directors

•Reviews the Company's incentive compensation and other stock-based plans and recommends changes to the Board as needed to assure the effective presentation of the interests of the Company's stockholders

•Prepares a Compensation Committee report on executive compensation required by the SEC to be included in the Company's annual proxy statements
The Compensation Committee met 4 times in 2022.
The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as it may deem appropriate in its sole discretion. This Committee also has authority to retain compensation consultants, outside counsel and other advisors as it may deem appropriate in its sole discretion after taking into consideration all factors relevant to the independence of such consultants, counsel or advisors. The Compensation Committee has sole authority to approve related fees and retention terms, and is provided with appropriate funding, as determined by the Compensation Committee, for payment of compensation to such consultants, counsel or advisors.
Independence
The Board of Directors has reviewed the background, experience and independence of the Compensation Committee members and based on this review, has determined that each of these members:
•meets the independence requirements of the NYSE corporate governance listing standards;
•meets the enhanced independence standards for compensation committee members required by the NYSE and the SEC; and
•to the extent applicable, is an "outside director" pursuant to the criteria established by the Internal Revenue Service.
In addition, the Board has determined that each of Mr. Fraser, Mr. Ashken and Mr. Goss is independent pursuant to the enhanced independence standards for compensation committee members set forth in Section 303A.02(a)(ii) of the NYSE Listed Company Manual, based on evaluations conducted in accordance with and considering the factors set forth in that same section.
Role of Compensation Consultants
The Compensation Committee has sole authority to retain compensation consultants or advisors to discuss specific compensation matters or assess the overall competitiveness of the Company's compensation arrangements. Compensation consultants or advisors may also assist the Committee with the setting of executive and non-employee director compensation. From time to time, management also retains its own outside compensation consultants.
In 2021 and early 2022, the Compensation Committee engaged Willis Towers Watson, a global management consulting firm, as its independent compensation consultant, to conduct a comprehensive review and evaluation of our compensation programs and policies. This process, which covered material components of our executive and non-executive compensation, consisted in peer benchmarking, the review of regulatory and industry trends and consideration of market factors, such as the Company's financial results and individual roles, tenure and performance. As a result of this review, the Compensation Committee revised certain components of our executive compensation plan, adopted a new executive stretch award program and made changes to our director compensation program. Willis Towers Watson was engaged exclusively by the Compensation Committee on these compensation matters and did not have other consulting arrangements with the Company. As required under the NYSE listing rules, the Compensation Committee has assessed the independence of Willis Towers Watson pursuant to the SEC rules and concluded that no conflicts of interest existed.
Role of Management
Our executive compensation structure is periodically reviewed by our human resources ("HR") group and senior management based on their collective review of information about our Peer Group (as defined below) and recommendations provided by the Company’s compensation consultants, together with analysis of other general market trends and executive compensation data.
Our Compensation Committee relies on our management team for legal, tax, compliance, finance and HR recommendations, and data and analysis for the design and administration of the compensation, benefits and perquisite programs of our senior executives. The Compensation Committee considers this information in conjunction with the recommendations and information provided by its independent compensation consultants.
Our CEO, our head of human resources ("HR Lead") and our Executive Vice President, General Counsel and Company Secretary ("GC") generally attend Compensation Committee meetings. CEO performance and compensation are discussed by the Compensation Committee in executive session with advice and participation from the Compensation Committee’s independent compensation consultants, when applicable and as requested by the Compensation Committee. Our CEO and HR Lead, without the presence of any other members of senior management, actively participate in the compensation discussions of our senior executives, including making recommendations to the Compensation Committee as to the amount and form of executive compensation (other than their own).
Compensation Committee Interlocks and Insider Participation
During 2022, no member of the Compensation Committee was an officer, employee or former officer of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to SEC regulations. In addition, no executive officer of the Company served as a member of a compensation committee or a director of another entity under circumstances requiring disclosure under SEC regulations.
Nominating and Policies Committee

Members	Key Oversight Responsibilities
Ian G.H. Ashken (Chair)	•Leads the search for director nominees according to established criteria in its charter
Christopher T. Fraser	•Reviews Committee structure and recommends membership
E. Stanley O'Neal	•Reviews corporate governance guidelines on a periodic basis and recommends changes to the Board as necessary
•Oversees self-evaluations of the Board and its Committees
•Reviews director nominations submitted by stockholders, if any
•Assures the effective representation of the Company's stockholders
•Reviews periodically the Company's sustainability and social responsibility efforts and related policies
The Nominating and Policies Committee met 2 times in 2022.
The Nominating and Policies Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more of its members or to sub-committees.
Independence
Our Board has reviewed the background, experience and independence of the Nominating and Policies Committee members and, based on this review, has determined that each member of the Committee meets the independence requirements of the SEC and the NYSE corporate governance listing standards.
Corporate Responsibility and Sustainability
ESG Governance
The Board oversees ESG matters generally as part of its oversight of our Company-wide risk management program. The Board executes its oversight responsibility directly and through its standing committees (Audit, Compensation, and Nominating and Policies), which focus on various risks that may affect the Company as well as the Company's general assessment and management strategy related to these risks. In the context of its ESG responsibilities, as defined in its charter, our Nominating and Policies Committee oversees our sustainability and social responsibility efforts, and as such receives updates on progress towards our Sustainability Goals, ESG strategy, reporting of metrics and related disclosures. See "— Board Committees" above.
Our senior management team is responsible for the setting and execution of the Company's ESG strategy. Our formal governance structure is designed to ensure that our ESG efforts are appropriately managed and tracked throughout our organization:
•ESG Executive Steering Committee ("ESG Committee") - Comprised, among others, of our CEO, CFO, GC, Head of Industrial & Specialty, HR Lead and Director of ESG Strategy, the ESG Committee's duties and responsibilities include:
–Spearheading our ESG activities, including implementing our ESG strategy
–Developing, monitoring and working toward achieving our ESG goals and priorities, including our Sustainability Goals
–Identifying opportunities for improvement and monitoring progress against our commitments
–Steering supply chain sustainability
–Driving responsible sourcing and health and safety efforts across the Company

•Sustainability Council - The Sustainability Council, which reports to the ESG Committee, consists of cross-functional representatives who lead our responsible sourcing and sustainable manufacturing practices by promoting the sustainable operation of our facilities and offices in order to reduce our environmental footprint.
Informed by the Sustainability Council, the ESG Committee provides periodic updates to the Nominating and Policies Committee, and as appropriate, to the Board on ESG matters and specific risks within the ESG realm, including risks pertaining to environmental regulation and compliance, the potential impacts of increased frequency and severity of extreme weather events, risks of employee health and safety incidents and related economic risks. We believe this governance structure provides appropriate risk oversight of ESG matters affecting the Company.
For more information, see our 2022 ESG Report, which is available on our website at www.elementsolutionsinc.com/sustainability.
Cybersecurity Risk Management
The Board recognizes the importance of securing confidential and sensitive information of the Company as well as its customers, suppliers and employees. As such, cybersecurity is an integral part of our risk management framework, and we have established robust policies and procedures to manage cybersecurity defenses, controls and programs. In addition, we regularly evaluate our security measures to protect our systems and data and have increased our monitoring capabilities to enhance early detection and rapid response to potential cyber threats. In November 2021, our information security management system received an ISO/IEC27001:2013 certification confirming our commitment to best practices for data protection and security management systems.
Our Chief Information Security Officer ("CISO") is responsible for the development and oversight of our information security program. Our Board oversees our management of cybersecurity risks and, when needed, receives updates throughout the year from our CISO regarding cybersecurity and information security risks, including the nature of threats, the state of our defense and detection capabilities, incident response plans and employee training activities, as applicable. Information security training is also provided to our employees on a regular basis to increase cybersecurity awareness. We believe these measures provide adequate risk oversight of information technology and cybersecurity matters that could affect the Company.
For more information, see our 2022 ESG Report, which is available on our website at www.elementsolutionsinc.com/sustainability.
Climate Change Risk Management
We recognize that climate change is one of the most important issues currently facing the global community. We also see climate change as a risk multiplier increasing both the frequency and severity of natural disasters that may affect our global operations. To address this critical challenge, we became an official TCFD supporter in January 2022 to contribute to a more resilient financial system through climate-related disclosures.
As an asset-light formulator, our greenhouse gas ("GHG") emission intensity rate is lower than that of other more traditional chemical manufacturers. Regardless, we monitor our electricity and energy consumption and are committed to driving our GHG emissions even lower, as demonstrated by our Sustainability Goals related to our emissions reduction.
We believe our business operational structure, flexible supply chain and comprehensive risk management procedures provide a strong foundation for managing potential climate-related risks and opportunities. Although no specific climate change risk was identified as expected to have a substantial financial or strategic impact on our business, we are committed to addressing and managing any climate-related regulatory, reputation and/or market risks if and when they arise. We also believe climate change presents robust commercial opportunities for our business, including in clean technology markets, such as vehicle electrification.

Our latest TCFD Index is included in our 2022 ESG Report, which is available on our website at www.elementsolutionsinc.com/sustainability.
Board and Committee Assessment Process
During the year, our Executive Chairman receives input on the Board’s performance from the other directors and discusses this feedback with the full Board. The Executive Chairman, with the assistance of the Chair of the Nominating and Policies Committee, also oversees the review of the Board performance which includes annual self-assessments by each Committee, relying on a review process similar to that used by the Board with performance criteria for each Committee established on the basis of its responsibilities as listed in its charter. These self-evaluations are discussed with the full Board each year.
Succession Planning

To ensure continuity in our senior leadership, the Board oversees the development of executive talent and planning for the effective succession of our Board members, CEO, other executives and members of senior management. As part of this process, our CEO and other executive officers are required to prepare a detailed development and succession plan for themselves and for their direct reports on an annual basis. These plans are reviewed and discussed by the Board annually.
Certain Relationships and Related Transactions
Related Party Transaction Policy
The Board and the Audit Committee have adopted written policies and procedures relating to the approval or ratification of transactions with "related parties." Under such policies and procedures, the Audit Committee is to review the material facts of related party transactions that require its approval and either approve or disapprove of the entry into such transactions, depending on whether the particular transaction serves the best interest of the Company and its stockholders. In addition, pursuant to our Board Governance Principles and our Ethics Policy, all directors are expected to avoid any action, position or interest that conflicts with the interest of the Company or gives the appearance of conflict. No member of the Audit Committee may participate in any review, consideration or approval of any related party transaction with respect to which such member, or any of his or her immediate family members, is the related party.
Under our policies and procedures, a "related party transaction" represents any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, the Company is a participant and any related party has or will have a direct or indirect interest (other than solely as a result of being a director and/or a less than 10% beneficial owner of another entity). A "related party" is any person who is or was, since the beginning of the last year for which the Company has filed an annual report on Form 10-K and a proxy statement, even if they do not presently serve in that role, an executive officer, director or nominee for election as a director, any 5% or greater stockholder of the Company, or any immediate family member of any of the foregoing. Immediate family members include a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).
Transactions with Related Parties
The following transactions were reviewed and approved in accordance with the policies and procedures discussed above:
Under an Advisory Services Agreement, dated October 31, 2013, with Mariposa Capital, an affiliate of Sir Martin, Executive Chairman of the Board, Mariposa Capital provides certain advisory services to the Company and is entitled to receive an annual advisory fee of $3.0 million, which is payable in quarterly installments, and reimbursement for expenses, which in 2022 and the first quarter of 2023 totaled an aggregate of approximately $773,447. This agreement is automatically renewed for successive one-year terms unless prior 90-day notice is provided by either party and may only be terminated by the Company upon a vote of a majority of our Board members. In the event that this agreement is terminated by us, the effective date of the termination will be six months following the expiration of the applicable term.
On February 15, 2022, Sir Martin received 400,000 shares upon vesting of a long-term stretch PRSU award granted in 2019 after achievement by the Company of an adjusted EPS target of $1.36 per share at December 31, 2022, or one year ahead of the end date of the applicable four-year performance period. Each PRSU represented a contingent right to receive one share of the Company's common stock. Our closing stock price per share on the day prior to the vesting date, which was used for tax purposes, was $23.26.
As previously reported, we lease office space for our corporate offices in Miami, Florida, under two lease agreements with five-year terms, which commenced in April 2019 and July 2020, respectively. Under these leases, covering different portions of the space, we are required to pay a market-based rent in an aggregate amount of approximately $485,000 as of January 1, in 2022 through the end of the terms, plus our proportionate share of certain operating expenses, taxes and insurance. An affiliate of Sir Martin holds a 50% ownership interest in the landlord of the leased premises.
Involvement in Certain Legal Proceedings
To our knowledge, no director, executive officer or person nominated to become a director or an executive officer has, within the past 10 years, been involved in legal proceedings that are material to the evaluation of the ability or integrity of any of our directors, director nominees or executive officers. We are not aware of any material proceedings to which any director, executive officer or affiliate of the Company, any owner of record or beneficial owner of more than 5% of any class of voting securities of the Company, or any associates of any such persons, is a party adverse to the Company or any of its subsidiaries, and none of such persons has a material interest adverse to the Company or any of its subsidiaries.

DIRECTOR COMPENSATION

Director Compensation Program
The Company uses both cash and stock-based incentive compensation to attract and retain qualified individuals to serve on its Board. Under our non-employee director compensation program, for the service year from the 2022 Annual Meeting to the 2023 Annual Meeting, each non-employee director received annual cash fees for Board and any Committee memberships (paid quarterly) and restricted stock units ("RSUs"). These RSUs were granted on June 7, 2022, the date of the 2022 Annual Meeting, and will vest on June 6, 2023, which date is the earlier of the one-year anniversary of their grant date and the date of the 2023 Annual Meeting.
We believe a meaningful portion of a director’s compensation should be provided in equity-based awards in order to align directors' interests with our stockholders' interests. In setting director compensation, we consider the significant amount of time directors expend in fulfilling their duties serving on the Board and its Committees, the skill-level required for such service and the need to continue to attract highly-qualified candidates to serve on the Board. Director compensation arrangements are reviewed annually to maintain such standards.
The following table summarizes the components of our 2022 director compensation program, which was revised in 2022 with the assistance of Willis Towers Watson considering peer benchmarking and the length of time since the latest director compensation adjustments, effective January 1, 2022:

Board Annual Fees
Board Membership Fee	$75,000
RSU Grant	$140,000 approx. value
Incremental Fees for Board Leadership
Lead Director Fee	$20,000
Committee Membership Fee	$7,500
Audit Committee Chair	$20,000
Compensation Committee Chair	$20,000
Nominating and Policies Committee Chair	$15,000
Dividend equivalents. Each 2022 RSU provides for cash dividends equivalents, which accrue when and as dividends are paid on our common stock. Dividend equivalents are subject to the same vesting, settlement and other terms and conditions as the RSUs to which they relate and are not distributed until the shares underlying these RSUs are issued.
Director expenses and other benefits. Our non-employee directors are reimbursed for expenses incurred in attending Board, Committee and stockholder meetings as well as for expenses associated with these and other Board activities.
Stock ownership guidelines. Non-employee directors with more than one year of service are expected to directly own at least 1,000 shares of our common stock. All qualifying directors meet these stock ownership guidelines. For complete beneficial ownership information relating to our directors, see "SECURITY OWNERSHIP" below.
Director Compensation in 2022
The following table sets forth the compensation earned and RSUs granted by the Company to our non-management directors for their services as directors for the year ended December 31, 2022:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

Sir Martin E. Franklin	—	—	3,000,000	3,000,000
Ian G.H. Ashken	97,500	140,010	1,252	238,762
Elyse Napoli Filon	82,500	140,010	1,252	223,762
Christopher T. Fraser	102,500	140,010	1,252	243,762
Michael F. Goss	110,000	140,010	1,252	251,262
Nichelle Maynard-Elliott	95,000	140,010	1,252	236,262
E. Stanley O’Neal	82,500	140,010	1,252	223,762
(1)As CEO of the Company, Mr. Gliklich receives no compensation for his services as a director nor does Sir Martin as our founder director and Executive Chairman.
(2)Reflects the annual non-executive Board membership fee and incremental Committee and Committee chair fees for each director, as applicable.
(3)Reflects the aggregate grant date fair value of RSUs granted to directors in 2022 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 ("ASC Topic 718"). Except for Sir Martin, each of the directors indicated above was granted 6,367 RSUs on June 7, 2022, the date of the 2022 Annual Meeting, as incentive compensation for their respective directorship in 2022-2023. In each case, these RSUs were unvested and outstanding at December 31, 2022 and will vest on June 6, 2023, subject to continuous directorship through and on such vesting date. For additional information on the valuation assumptions, refer to Note 8, Long-Term Compensation Plans, to the Consolidated Financial Statements included in our 2022 Annual Report.
On February 15, 2022, Sir Martin received a key executive long-term stretch award of 300,000 performance-based restricted stock units ("PRSUs") for which vesting is subject to the achievement by the Company of an adjusted EPS target of $2.72 by December 31, 2026, in addition to a continuous service requirement through that date. The actual number of shares earned will be determined based on the Company's total shareholder return ("TSR") during the performance period relative to the S&P Midcap 400 Index, which can result in a TSR multiplier between 0.85 and 1.15. Cash dividend equivalents accrue when and as dividends are paid on the Company's common stock. At the grant date, the outcome of achieving the performance condition was deemed improbable for purposes of FASB ASC Topic 718.
(4)With respect to Sir Martin, represents the annual advisory fee paid to Mariposa Capital, an affiliate of Sir Martin, pursuant to the Advisory Services Agreement described under "— Certain Relationships and Related Transactions — Transactions with Related Parties" above. For further detail on Sir Martin’s role and contributions, see "— Role of the Board of Directors — Board Leadership Structure" above. With respect to the other directors, the amounts shown represent the value of the accrued cash dividend equivalents settled in 2022 upon vesting of the 2021 RSUs granted for their respective directorship in 2021-2022.
For complete beneficial ownership information relating to our directors, see "SECURITY OWNERSHIP" below.
Indemnification
Our Certificate of Incorporation and our Amended and Restated By-Laws provide that we will indemnify any of our directors, to the fullest extent permitted by applicable law, against any and all costs, expenses or liabilities incurred by them by reason of being or having been a member of the Board. In addition, we entered into Director and Officer Indemnification Agreements with certain of our current directors in order for them to be free from undue concern about personal liability in connection with their services to the Company.

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is a list of the Company's executive officers as of April 21, 2023 and their respective biographical information. For the biography of Mr. Gliklich, President & CEO of the Company, see "PROPOSAL 1 – ELECTION OF DIRECTORS" above.

Name	Age	Title

Benjamin Gliklich	38	President and Chief Executive Officer ("CEO") and director nominee
John E. Capps	58	EVP, General Counsel and Company Secretary ("GC")
Carey J. Dorman	34	EVP, Chief Financial Officer ("CFO")
Joseph J. D'Ambrisi	64	EVP, Head of Electronics ("Head of Electronics")
Michael Goralski	50	EVP, Head of Industrial & Specialty

John E. Capps is Executive Vice President, General Counsel and Company Secretary of Element Solutions. Mr. Capps joined the Company in May 2016. Prior to joining the Company, Mr. Capps was with Jarden, a Fortune 500 broad-based consumer products company, where he most recently served as Executive Vice President – Administration, General Counsel and Secretary until April 2016 when Jarden merged with Newell. From 2003 to 2005, Mr. Capps was with American Household, Inc., which was acquired by Jarden in January 2005. Prior to 2003, Mr. Capps was in private law practice with the firm Sullivan & Cromwell LLP. Mr. Capps holds a J.D. from the University of Texas and a B.A. and M.B.A. from Vanderbilt University.

Carey J. Dorman is Executive Vice President, Chief Financial Officer of Element Solutions. Prior to being promoted to this role in March 2019, Mr. Dorman served as Corporate Treasurer and VP, Investor Relations of Element Solutions from February 2018 to March 2019 after having served as Senior Director, Corporate Development from April 2017 to February 2018 and as Director – Corporate Development from April 2015 to April 2017. In his prior roles, Mr. Dorman’s responsibilities included capital markets, corporate development, financial planning, investor relations and merger integration. Prior to joining Element Solutions in April 2015, Mr. Dorman worked for Taconic Capital Advisors, a global institutional investment firm, from December 2013 to April 2015, and for Goldman Sachs & Co. from June 2011 to November 2013. Mr. Dorman holds Bachelor's degrees in Engineering and in Economics from Brown University.
Joseph J. D'Ambrisi is Executive Vice President, Head of Electronics of Element Solutions. Before being appointed in this role in November 2018, Mr. D’Ambrisi held multiple leadership roles across the Electronics organization in product management, marketing, innovation management and commercial management, including Senior Vice President – Electronics Solutions from September 2015 to November 2018, Vice President – Innovation and Marketing from 2000 to 2015, Managing Director – Final Finishes/Viatek from 1995 to 2000, Account Manager – Global Strategic Accounts from 1992 to 1995, Product Manager – Metallization from 1990 to 1992, Product Manager – Desmear and Full-Build Copper from 1989 to 1990, Senior Development Engineer from 1987 to 1989 and Research and Development Engineer from 1984 to 1987. Mr. D'Ambrisi joined MacDermid, Incorporated ("MacDermid") in 1984 which was acquired by the Company in October 2013. He serves on the Board of the Printed Circuit Board Association of America, a private industry consortium. Mr. D'Ambrisi holds a B.S. in Chemical Engineering from Lehigh University.
Michael Goralski is Executive Vice President, Head of Industrial & Specialty of Element Solutions since May 2022. Before this role, Mr. Goralski had served as Executive Vice President, Head of Industrial & Specialty and Global Supply Chain since August 2020 and as VP, Head of Global Supply Chain since April 2018. Previously, he held multiple leadership roles across the Company including VP Industrial Solutions Americas from 2015 to 2018, VP & GM North America from 2013 to 2015 and VP of Finance & Operations & Controller Americas from 2005 to 2013. Mr. Goralski joined MacDermid in 2001 as a Financial Analyst for the Electronics Division. MacDermid was acquired by the Company in October 2013. He holds a B.S. in Accounting from the University of Connecticut.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis ("CD&A") presents our overall executive compensation philosophy and the main components of our 2022 executive compensation program as it applied to our NEOs (as defined under "EXECUTIVE COMPENSATION TABLES – 2022 Summary Compensation Table" below):
The CD&A is organized as follows:

Section	Page	Section	Page

Compensation Philosophy and Objectives	24	Components of the Executive Compensation Program	28
Compensation-Related Corporate Governance	26	Employment Arrangements	41
Executive Compensation Setting Process	26	Report of the Compensation Committee	41
2022 Highlights
After the peak of the COVID pandemic in 2021, fiscal year 2022 presented new challenges, which impacted the global economy, including war, inflation, energy price volatility and continuing COVID-related shutdowns and protective measures. We nevertheless continued to make robust progress executing against our strategies for long-

term value creation. In this macro backdrop, we sharpened our focus on cost management without sacrificing investment to improve our market positions and capture growth opportunities. In 2022, we delivered strong financial and operational results with growth in net sales, adjusted EBITDA and adjusted EPS. NEO compensation was structured similarly to that of prior years and reflects our Company performance.

2022 Financial & Business Performance	●	Overall earnings resilience in a declining volume backdrop driven by strong commercial execution in existing and new markets, significant pricing actions and disciplined capital allocation
	●	Grew reported net sales by 6% year-over-year to $2.55 billion, despite declines in volume in our key end-markets, including mobile phones and consumer electronics
	●	Grew adjusted EBITDA* to $527 million despite volumes in our end-markets declining, meaningful inflation in our supply chains and a strong currency headwind
	●	Acquired on January 26, 2022, for approximately $23 million, net of cash, the HSO group, a multi-national developer of technology and chemistry for decorative and functional surface finishing with a focus on environmentally sustainable products, especially in the field of plating on plastics
	●	Returned approximately $230 million to stockholders through $78.4 million in cash dividends and the repurchase of 8.0 million shares of our common stock
* For a definition and reconciliation of adjusted EBITDA, a non-GAAP financial measure, see "APPENDIX B – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement.

COMPENSATION PHILOSOPHY AND OBJECTIVES
The core of our executive compensation philosophy is that rewards should be linked to the achievement of financial and operating performance goals that correspond with stockholder value creation. We design our executive compensation program and benefit policies to attract, retain and reward effective executives and the team necessary to execute against our strategies and deliver value, both to our customers and stockholders. To this end, we believe executive compensation should be (i) aligned with the performance of multiple financial and operational metrics, both at the Company corporate level and segment level, and (ii) tied to drivers of stockholder return. In addition, our executive compensation program, for the NEOs as well as our employees in general, appropriately balances short-term objectives and long-term value creation with the ultimate goal of sustainably compounding intrinsic value per share.
The table below summarizes our compensation objectives, which guide our executive compensation program, structure and decisions and support our pay-for-performance philosophy:

Objectives	Our Actions

Attract and retain an effective management team
We offer total compensation packages that consist of both compensation and benefits designed to be competitive with the markets in which we operate. We seek to retain our executives by benchmarking their compensation packages relative to companies in our Peer Group (as defined under "Market Benchmarking" below), which are of similar size, scope and complexity, and other factors deemed relevant.

Motivate and reward our executives with a focus on pay-for-performance
A meaningful portion of total executive compensation is weighted toward financial performance and is not guaranteed.
Our typical compensation package includes a mix of base salary, short-term cash incentives and long-term equity incentives based on performance and retention — the balance of our compensation elements links directly to our objectives, motivating executives to outperform on our strategic goals. In line with our pay-for-performance compensation philosophy, when the Company outperforms or underperforms as compared to our pre-established goals, payouts can result in above or below target levels, respectively.

Objectives	Our Actions

Create a strong financial incentive that aligns with our long-term objectives and stockholders' interests
Through a combination of appropriate performance metrics and targets, our executive officers are paid according to how the Company performs, at the corporate level and segment level.

In 2022, specific financial and performance measures used in our incentive programs included:

•Annual Bonus
◦Corporate — Adjusted EBITDA, adjusted EPS, free cash flow and individual objectives
◦Segments — Adjusted EBITDA, adjusted EPS, free cash flow, organic net sales growth, gross margin, working capital and individual objectives

•Long-term Incentive Plan — Adjusted organic EBITDA compound annual growth ("EBITDA CAGR") and cash return on investment ("CRI") improvement.
Management considers these measures as key indicators of the Company's operating performance and key drivers of long-term stockholder value.

COMPENSATION-RELATED CORPORATE GOVERNANCE
To ensure continued alignment of executive compensation with Company performance and creation of stockholder value on a long-term, sustainable basis, we strive to follow best practices and strong compensation-related corporate governance policies.
Our key policies for executive compensation are set forth below:

What We Do		What We Don't Do
✓	Pay for performance with total executive compensation largely weighted toward financial performance and not guaranteed	●	Offer fixed-duration employment agreements to executive officers
✓	Select performance measures that support strategic objectives creating long-term value for stockholders	●	Provide tax gross-ups for perquisites, severance or change-in-control payments
✓	Consider multiple performance metrics to encourage balanced focus	●	Guaranty pay increases or equity-based awards for executive officers
✓	Balance mixed and variable compensation as well as short- and long-term incentives	●	Allow hedging, pledging or short sales of Company stock
✓	Use multi-year vesting terms for all executive officer equity awards	●	Offer excessive perquisites to executive officers
✓	Subject annual and long-term incentive awards to clawback by the Company	●	Allow stock option repricing or exchange without stockholder approval
✓	Engage independent compensation consultants when considered necessary or appropriate	●	Allow liberal share recycling

EXECUTIVE COMPENSATION SETTING PROCESS
Annual Review of the Compensation Committee

The Compensation Committee is generally charged with the oversight of our executive compensation and incentive programs. In this role, the Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing executive compensation policies, corporate performance measurement and our CEO performance assessment.
When making compensation decisions, with respect to our CEO or other executive officers, the Compensation Committee considers a variety of factors, including recommendations by our CEO, data from our Peer Group, the dynamics of the global specialty chemical industry in which we operate, alignment of our executive compensation program with stockholders' interests, stockholders' feedback and voting guidelines of certain proxy advisory firms. The Compensation Committee also considers other factors it deems appropriate, including individual and Company past-year performance, the impact of acquisitions, divestitures, restructurings and/or other unusual items, expected future contributions of the executive to the Company and past equity grants.
As it deems appropriate and in its sole discretion, the Compensation Committee may also retain the services of independent outside consultants to assist in the strategic review of our programs and arrangements relating to executive compensation and performance.
Consideration of the Stockholder Advisory Vote on Executive Compensation
As part of its compensation setting process, the Compensation Committee evaluates the results of the most recent advisory vote of the Company's stockholders on executive compensation, commonly known as the "Say-on-Pay" vote, and any feedback received from the Company's largest stockholders in conjunction with this vote.
At our 2022 Annual Meeting, a significant majority of our stockholders, 98.64% of votes cast, supported the 2021 compensation of our executives. Considering this strong outcome, no specific component of our 2022 executive compensation program was altered on the basis of this vote. However, we took into account the feedback of certain stockholders who specifically encouraged the Company to use additional performance metrics other than adjusted EPS in its long-term incentive program and recommended that we consider a "returns-based" metric. As a result, adjusted EPS was replaced with cash return on investment ("CRI") in our PRSU program starting in 2022. See "CORPORATE GOVERNANCE — Stockholder Engagement" above.
The Compensation Committee will continue to consider the views of our stockholders in connection with our executive compensation program and also make adjustments based upon evolving best practices, market compensation information and changing regulatory requirements.
Market Benchmarking
We use a peer group (the "Peer Group") as a reference for our executive compensation program. The Compensation Committee believes that our Peer Group is representative of the labor market from which we recruit executive talent. Factors used to select our Peer Group include industry segment, sales, profitability, market capitalization and number of employees.
The Peer Group used in 2022 was as follows:

Peer Group
Albemarle Corporation	Ingevity Corporation
Ashland Global Holdings Inc.	Innospec Inc.
Avient Corporation	Minerals Technologies Inc.
Axalta Coating Systems Ltd.	Newmarket Corporation
The Chemours Company	Quaker Chemical Corporation
Diversey Holdings, Ltd.	RPM International Inc.
Entegris, Inc.	Sensient Technologies Corporation
H.B. Fuller Company	Stepan Company

The Compensation Committee does not believe, however, that it is appropriate to make any compensation decisions, whether regarding base salary levels or incentive pay, primarily based upon benchmarking to a peer or other representative group of companies. From time to time, information from independent compensation consultants regarding pay practices at other companies is provided to the Compensation Committee as a resource for its deliberations relating to executive compensation. Such information is useful in at least two respects: first, the Compensation Committee recognizes that compensation practices must be competitive in the marketplace; and second, this marketplace information is one of the many factors that both management and the Compensation Committee consider in assessing the reasonableness and appropriateness of our executive compensation program.
Although we do not target executive compensation to any Peer Group median, we strive to provide a compensation package that is competitive in the market and that rewards each executive’s leadership and performance toward the achievement of the strategic and financial goals of the Company, thus translating to stockholder value creation.
Role of Management in Establishing Compensation
Each year, our CEO and our HR Lead evaluate the individual performance and the competitive pay positioning of senior management members who report directly to the CEO, including the NEOs. Our CEO and our HR Lead then make recommendations to the Compensation Committee regarding the target compensation, job leveling and grading for each NEO and other senior level employees of the Company. Our CEO follows the same process with regard to the target compensation of our HR Lead, without our HR Lead's input, and the Compensation Committee follows the same process with regard to the target compensation of our CEO, without our CEO's input.
On an annual basis, our executives, including the NEOs, set their individual performance objectives with our CEO. Each executive’s performance is reviewed throughout the year against his or her objectives. At the end of each year, our CEO conducts a final review of each executive and rates his or her performance. The performance evaluations are based on factors such as Company-wide and/or segment achievements, as applicable, and individual objectives. Individual performance is used by our CEO in consideration of individual merit-based salary increases.
The Compensation Committee also meets in executive session at which some of our executives may be present. Our CEO reviews meeting materials with the Compensation Committee chair prior to scheduled meetings. Under its charter, the Compensation Committee is required to review CEO compensation and evaluate CEO performance in light of the Company's corporate goals and objectives and to determine and approve CEO compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the Compensation Committee considers the Company’s overall performance based on specific pre-established performance metrics, the value of similar incentive awards to chief executive officers at comparable companies, including companies within our Peer Group, and the awards granted to the Company’s chief executive officers in past years.

COMPONENTS OF THE EXECUTIVE COMPENSATION PROGRAM
Our executive compensation program is intended to attract, retain and reward a high caliber of executive talent, align incentives with stockholders' interests, and support the Company's pay-for-performance philosophy. From time to time, the Compensation Committee may also approve discretionary awards to executives in connection with their initial employment or for extraordinary Company performance, a significant individual contribution to the Company’s strategic objectives or retention purposes.
Our typical compensation package includes a mix of base salary, short-term cash incentives under our annual bonus plan (the "Annual Bonus Plan") and long-term equity-based incentives under our long-term incentive program (the "LTI Program"). The strategic goals we use for each performance metric under our Annual Bonus Plan and our LTI Program are generally more challenging or at least the same as those performance targets used for our investor base. Setting ambitious internal goals for these metrics is intended to motivate behavior and executive decisions that will lead to the successful execution of the Company's strategy. Our executive compensation programs also align the interests of our stockholders and executives by tying compensation to short- and long-term objectives that we believe correlate with stockholder value drivers.
A meaningful portion (approximately 73% on average in 2022) of our NEOs' compensation is performance-based and not guaranteed. The following table summarizes each of the primary components of our executive compensation program, their respective types (fixed or variable (ie., at risk and not guaranteed)), their respective primary objectives and the related actions taken in 2022 with respect to each of them:

Pay Component	Fixed or Variable	Primary Objectives	2022 Actions

Base Salary	Fixed Short-Term Cash
•To attract, retain and motivate high-quality executives to lead our complex global business with competitive salaries based on each executive's responsibilities, individual performance, internal pay equity, compensation history and potential

•No formulaic base salary increases or guarantee of increases

•Reflects individual performance and changes in the competitive marketplace for talent

Effective April 1, 2022, the base salary of each NEO was increased to align with peer and industry pay levels and remain market competitive

Annual Bonus Plan	Variable Short-Term Cash
•Granted annually for prior year performance to attract, retain and motivate key executives

•To reward achievement of annual financial and individual performance targets set in conjunction with annual budget process

•Each executive's annual bonus target opportunity is determined based on his/her responsibilities, individual performance and internal pay equity

Same bonus pool structure as in 2021:

•Funding of bonus pool based on adjusted EBITDA achievement, at the corporate and segment levels

•Adjusted EPS, free cash flow, organic net sales growth, gross margin, working capital and individual objectives are used as performance metrics to determine bonus payouts

LTI Program	Variable Long-Term Equity Grants
•To motivate and reward efficient capital allocation, growth and long-term stockholder value creation

•To align executives’ interests with those of stockholders by paying 100% of the earned award in shares of our common stock (plus the value of accrued dividend equivalents in cash upon vesting)

In 2022, adjusted EPS was replaced with cash return on investment ("CRI") as a metric for our performance-based restricted stock units ("PRSUs").

As a result, our 2022 LTI program consisted of:

•67% PRSUs with adjusted EBITDA CAGR and CRI as underlying performance metrics

•33% Time-based restricted stock units ("RSUs") vesting in 1/3 increments over three years and which value at vesting is based upon the Company's stock price

Benefits and Other Perquisites	__
•To attract and retain executive officers with appropriate health and welfare benefits consistent with the marketplace and what is offered to our employees in general

•Convey additional value in connection with performing employment tasks
Generally consistent with 2021
Consistent with our philosophy and practice of linking the Company's business objectives and performance to executive compensation and the enhancement of stockholder value, we place a significant emphasis on pay “at risk,” based on the achievement of financial performance and the performance of our stock price as well as on retention value.
Each of our pay components is described in further detail below:

Cash Compensation - Base Salary (Fixed)
Base salary is the only fixed portion of the NEOs' total direct compensation. This cash compensation is intended to attract, motivate and retain the quality executives we need to lead our complex global business. Base salaries are set on an annual basis to compensate executives for their leadership and responsibilities while fostering sustained individual performance. No formulaic base salary increases or guarantee of base salary increases are provided to the NEOs. This strategy is consistent with our intent of offering base salaries that are cost-effective while remaining competitive.
In general, base salaries are initially established through arm’s-length negotiation at the time the executive officer is hired or promoted, taking into account factors such as the executive officer’s qualifications, experience and intended role at the Company. The Compensation Committee sets or increases the salary of each executive as part of its annual compensation review process. Adjustments may be decided, as appropriate, based on individual contributions, prior experience and sustained performance. From time to time, base salaries are also benchmarked against the practices of our Peer Group and other market data and reviewed in the case of promotions or other significant changes in responsibility.
Effective April 1, 2022, the Compensation Committee increased the base salary of each NEO to align with peer and industry pay levels and remain market competitive. The base salary earned in 2022 by each NEO is reflected in the "Salary" column of the 2022 Summary Compensation Table set forth under "EXECUTIVE COMPENSATION TABLES" below.

Cash Compensation - Annual Bonus Plan (Variable)
Our Annual Bonus Plan is performance-based and at-risk. Cash bonuses are awarded annually by the Compensation Committee to provide incentives toward specific financial and operational performance targets and reward the achievement of these objectives, at both the corporate and segment levels. Operational performance targets are set in conjunction with the Company's annual budget process.
On an annual basis, the Compensation Committee reviews the Company's annual and long-term financial goals, operational plans, strategic initiatives and actual results for the prior year. The Committee then establishes the Annual Bonus Plan for the year, including the financial performance metrics to be used to measure Company performance, their relative weighting, the available bonus pool and, for each participating employee, including the NEOs, the Annual Bonus Plan target opportunity as a percentage of his or her current base salary. Payments under the Annual Bonus Plan are typically made in the first quarter of the year following the year in which the bonus was earned and after the close of the audit of the Company's annual financial results.

To determine the bonus payout for the year, the Compensation Committee establishes a bonus pool factor (the "Bonus Pool Factor"), which is calculated as the available bonus pool at the applicable performance level (as set by the Compensation Committee) divided by the target level bonus payout in dollar terms, which can range from 0% to a maximum set by the Compensation Committee each year. To the extent the Bonus Pool Factor is greater than zero, the Compensation Committee then assesses the achievement of certain performance metrics (collectively, the "Performance Metrics") to determine corporate, segment and individual performance using a weighting formula. The Bonus Pool Factor is then applied to the results of such Performance Metrics, which results can range from 0% to 100% (0% to 125% for individual objectives), and then to each individual's Annual Bonus Plan target opportunity in order to determine the actual bonus payout of such individual:

Annual Bonus Plan Formula
Bonus Pool Factor X	Performance Metrics X	Bonus Plan Target Opportunity =	Bonus Payout
The Compensation Committee and management believe that this structure appropriately balances Company-wide financial measures and business-specific performance metrics.
2022 Annual Bonus Plan
Bonus Pool Factor and Performance Metrics
The 2022 Annual Bonus Plan was consistent in structure with the 2021 plan. The bonus pool funding was based on adjusted EBITDA achievement at various organizational levels, and bonus payouts were determined based on a series of other key financial and individual Performance Metrics. For the Bonus Pool Factor, the Compensation Committee established a sliding scale of adjusted EBITDA achievement that corresponded to a Bonus Pool Factor of 0% to 200%. There was no minimum performance payout.
In 2022, the maximum Bonus Pool Factor and Performance Metrics were set and measured (i) at the consolidated corporate level for our CEO, CFO and GC (collectively, the "Corporate NEOs"), and (ii) at both the consolidated corporate level and segment level for each of our head of Electronics and our Head of Industrial & Specialty (collectively, the "Segment NEOs"). In addition to adjusted EBITDA as the bonus pool funding metric, the Compensation Committee approved the selection of the following Performance Metrics for the reasons below:

Bonus Pool Factor (0-200%)	Reasons for Selection
Adjusted EBITDA* Sets bonus pool funding level	•Key indicator of the Company's operating performance •Key aspect of budget planning across the organization •Aligns corporate and stockholders' interests
Performance Metrics (0-100%)
Corporate Level
Adjusted EPS*	•Key indicator of the Company's earnings power •Correlates to stockholder value creation
Free cash flow*	•Key metric used by management to assess business performance
Segment Level
Organic net sales growth*	•Key measures of commercial performance •Demonstrates the Company's ability to grow its existing businesses without consideration of acquisitions or divestiture activity
Gross margin	•Focuses commercial teams on retaining and growing high-value, profitable sales •Promotes greater focus on innovation and customer value proposition
Working capital (as % of net sales)	•Important measure of operating cash flow generation and conversion •Aligns segment incentives with the Company's free cash flow goals
Corporate and Segment Levels (0-125%)
Individual objectives
•Support strategic objectives generally not captured in other Performance Metrics, many of which are outside of a one-year compensation cycle
•Focus on specific critical projects within our organization, such as our Element Strategy Development & Implementation (ESDI) milestones, which set the course for long-term performance

* For definitions of these non-GAAP financial measures, see "APPENDIX B – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement

We believe these Performance Metrics translate to stockholder value creation and are transparent to both employees and stockholders. Each metric is individually weighted in accordance with its importance and the value its achievement is expected to bring to the Company and the Company's stockholders. The Performance Metric weightings under the 2022 Annual Bonus Plan, at the corporate and segment levels, were as follows:

	Adjusted EPS	Free Cash Flow	Organic Net Sales Growth	Gross Margin	Working Capital	Individual Objectives	Total Weighting

Corporate NEOs
Corporate Weighting	50%	25%	—	—	—	25%	100%
Segment NEOs
Corporate Weighting	13%	6%	—	—	—	6%	25%	100%
Segment Weighting	—	—	19%	19%	19%	19%	75%
Note: Totals may not sum due to rounding
Working capital (as % of net sales) is defined as accounts receivable plus inventory less accounts payable, and is calculated as the quarterly average of net working capital divided by the trailing 12 months of net sales.
The individual objectives component rewards executives for contributions in other key areas not captured in the Performance Metrics. Individual objectives may be either financial or non-financial and are generally tied to strategic priorities or additional financial metrics applicable to the business or functional area for with the NEO is responsible. These objectives may include leadership effectiveness, cost saving initiatives, lean operating principles, safety and/or quality measurements. As our ESG strategy matures, we may also consider tying individual performance to certain of our ESG objectives or sustainability goals.
Given the nature of the Company's businesses, the Compensation Committee believes this allocation of financial and personal performance provides an appropriate balance among Company's results and individual accountability.
Performance Targets and Achievements
The following table summarizes the 2022 performance levels of adjusted EBITDA, our bonus pool funding metric, and the actual result of this metric in 2022. The maximum payout based on adjusted EBITDA achievements was 200% (Stretch level).

Bonus Pool Funding Metric	Consolidated Corporate Level*
	Threshold (0% payout)	Target (100% payout)	Stretch (200% payout)	2022 Actual Result

Adjusted EBITDA*	$600 million	>$600 million	$625 million	$527 million**
* These adjusted EBITDA performance targets take into account the impact of bonus expense related to the applicable performance level. Accordingly, the threshold level of $600 million reflects a $0 bonus expense while the target level was adjusted to reflect the applicable bonus expense that would be incurred at payout. In 2022, this approach led to the same amounts for these otherwise two different performance levels. Similarly, the stretch level reflects a bonus expense that is twice the amount of bonus expense taken into account at the target level.
** For a definition and reconciliation of this non-GAAP measure, see "APPENDIX B – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement
As indicated above, the achieved Bonus Pool Factor is determined based upon adjusted EBITDA performance. The following table describes the 2022 sliding scale relationship between adjusted EBITDA achievement and the Bonus Pool Factor:

Adjusted EBITDA Performance	Bonus Pool Factor	Payout

Below Threshold	0%	0%
From Threshold to Target	Built linearly with adjusted EBITDA from 0% at threshold to 100% at target of $600 million	Bonus Pool Factor x Performance Metric Achievement (capped at 100%)
Above Target
The Bonus Pool Factor built linearly based on adjusted EBITDA performance with 55% of adjusted EBITDA contributing to the pool until the Bonus Pool Factor maximum (200% at corporate and segment levels)
		Bonus Pool Factor x Performance Metric Achievement (capped at 100%)

We believe the Bonus Pool Factor determination described above properly aligns employees interests with those of our stockholders. When adjusted EBITDA is at or near plan, employees are compensated in-line with their target compensation packages. When adjusted EBITDA performance is below plan, employee bonuses are reduced commensurately in order to variabilize operating cost and conserve earnings. When adjusted EBITDA performance is significantly above target expectations, the majority of the extra earnings accrue to equity, and employees also benefit.
The following table summarizes the 2022 performance levels of each of the corporate Performance Metrics and their 2022 actual results. In 2022, the maximum Performance Metric payout was 100% (Target level).

Performance Metrics	Threshold (50% payout)	Target (100% payout)	2022 Actual Results*

Adjusted EPS*	$1.55	$1.59	$1.41

Free cash flow*	$310 million	$320 million	$253 million

* For definitions and reconciliations of these non-GAAP measures, see "APPENDIX B – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement
At the time the 2022 target levels were set for the Bonus Pool Factor and each of the corporate and segment Performance Metrics, the Compensation Committee believed these levels were ambitious, yet reasonably attainable taking into account the Company's overall momentum exiting 2021. Segment targets are based on internal strategic business plans goals that are set annually.
In 2022, the individual objectives of each of our Corporate NEOs supported their respective individual areas of responsibility, profitability and long-term strategic goals. For each of our Segment NEOs, the individual objectives were tied to the performance of their respective segment measured in terms of strategy, long-term strategic execution and operational deliverables.
Bonus Plan Target Opportunity
In 2022, the Annual Bonus Plan target opportunities were 100% and 75% of their respective base salary for our Corporate NEOs and our Segment NEOs, respectively.
2022 Annual Bonus Plan Payouts
Although our Annual Bonus Plan uses a formulaic approach, the Compensation Committee retains discretion in administering the plan, which includes performing a qualitative assessment of the Company's strategic and operational goals and modifying payouts if the circumstances so warrant. In 2022, based on its assessment, the Compensation Committee determined that the calculated compensation outcomes did not accurately reflect the overall quality of Company performance for the year, given several unforeseen materially-disruptive macroeconomic events, and could represent a significant competitive disadvantage in attracting and retaining talent.
As indicated above, our bonus pool funding and Bonus Pool Factors are all based on adjusted EBITDA achievement at various organizational levels. In 2022, adjusted EBITDA was impacted by foreign exchange headwinds and substantial inflation. On a reported basis, adjusted EBITDA remained roughly flat. On a constant currency basis, however, this metric increased by 8%. From an operational standpoint, we operate in competitive markets and our ability to drive profitable growth relies on our ability to attract and retain highly-skilled and motivated teams at all levels of our organization. Competitive pay practices are therefore a critical element of our human capital management program, especially in a low unemployment rate and high-inflation environment. When assessing the 2022 bonus payouts, the Compensation Committee considered the Company's strategy in attracting and retaining talent and evaluated the short-term tradeoff of immediate rewards against the Company's long-term benefits and value associated with them. It also reviewed our overall strong operational performance against the challenging 2022 global economic backdrop and took into account the achievement of qualitative targets, such as our Sustainability Goals and ESDI milestones, and the implementation of cost reduction initiatives over the course of the year. Based on this analysis and after discussing with the Board, the Committee decided to adjust the payouts to all bonus-eligible employees across our organization, including our NEOs. However, the Bonus Plan Factors approved in 2022 — 57% (Corporate NEOs), 59% (Head of Electronics) and 41% (Head of Industrial & Specialty) — led to payments that the Committee intended to be modest and significantly under the levels approved, without adjustments, in 2021 and 2020 with the intent to compensate for the adverse impact of macroeconomic events beyond the Company's control, while providing incentives to excel in this changed environment going forward. In addition, to reinforce the retention value of this decision, payments under the Annual Bonus Plan were scheduled to be made in two installments — at the end of the first quarter of 2023 and then on May 15, 2023.
The 2022 Annual Bonus Plan payouts to our NEOs are included in the "Non-Equity Incentive Plan Compensation" column of the 2022 Summary Compensation Table set forth under "EXECUTIVE COMPENSATION TABLES" below.
Recent Developments
Change to our Bonus Plan Commencing in 2023 — In February 2023, the Compensation Committee reviewed our Annual Bonus Plan design and metrics against the Company’s pay-for-performance approach, and made changes to reduce the complexity of the plan, enable a stronger alignment between Company performance and payouts, and allow for greater predictability in the Annual Bonus Plan outcomes. Specifically, based on management's recommendations and input from its independent compensation consultant, the Committee decided to make the following revisions:
•Bonus Pool Build Up: A 50% adjusted EBITDA threshold performance level was added between the 0% payout level and the 100% target level for the determination of the applicable Bonus Pool Factor. This change reduces the formerly steep 0%-100% linear interpolation between threshold and target levels; and
•Performance Metric Reduction: Adjusted EBITDA (50% weighting) was added as a Performance Metric in addition to free cash flow (25%) and adjusted EPS (25%) (which replaced individual objectives) for our Corporate NEOs. For our Segment NEOs, adjusted EBITDA (50%) replaced adjusted EPS with free cash flow (25%) and individual objectives (25%) both remaining. These changes were made to minimize the number of Performance Metrics used as part of the plan and to simplify payout calculation.
The Committee and management consider that, with these changes, the likely range of payout outcomes will further align with Company performance and therefore be more consistent with the structural intent of the plan which is to reward employees for achieving critical financial and operational goals.

Equity-Based Long-Term Incentives - LTI Program (Variable)

Our LTI Program is designed to align the financial interests of our executives with those of the Company's stockholders by rewarding the achievement of specific pre-established financial metrics over multi-year performance periods, therefore creating long-term stockholder value.
The Compensation Committee believes that stockholders’ interests are best served by balancing the focus of executives’ decisions between short- and long-term measures. It also believes that providing executives with opportunities to acquire significant stakes in the Company growth incentivizes and rewards them for sound business decisions and high-performance team environments while fostering the accomplishment of short- and long-term strategic objectives and improvement in stockholder value, all of which are essential to our ongoing success.
How Equity-Based Compensation is Determined
Annually, the Compensation Committee reviews our LTI Program to determine (i) the equity compensation mix, (ii) the vesting periods and (iii), with respect to PRSUs, the performance metrics to be used to encourage long-term success as well as their respective weightings and annual and cumulative targets. For each NEO, the Compensation Committee also annually sets a LTI Program target award (in dollar value), which reflects the total award the NEO has the opportunity to receive at the end of the applicable three-year performance period (at target level).
Awards granted under our LTI Program (the "LTI Awards") are typically granted in the first quarter of the year in connection with the Compensation Committee's other annual compensation decisions. LTI Awards may also be given from time to time during the year in connection with hiring decisions and recognition of exemplary achievement, promotions or other compensation adjustments.
All LTI Awards are granted under the Company's amended and restated 2013 incentive compensation plan (the "2013 Plan"), which was approved by the stockholders of the Company in June 2014. A maximum of 15,500,000 shares of common stock were authorized to be issued under the 2013 Plan. At December 31, 2022, a total of 7,820,000 shares of common stock had been issued, and 4,289,420 RSUs, PRSUs and SOPs were outstanding under the 2013 Plan, exclusive of 1,360,975 shares reserved for incremental payouts on PRSUs assuming maximum performance relative to their underlying performance metrics.
2022 LTI Program
In 2022, the Compensation Committee decided to continue to use PRSUs and RSUs, but revised the PRSU performance metric mix by replacing adjusted EPS with cash return on investment ("CRI"). Adjusted EBITDA CAGR on a constant currency basis remained unchanged as the second performance metric underlying the 2022 PRSUs. This revision was made to address stockholder feedback received during our 2021-2022 stockholder engagement, encouraging the use of additional performance metrics other than adjusted EPS. See "CORPORATE GOVERNANCE — Stockholder Engagement" above.
CRI is used internally to measure the performance of our businesses, including acquired businesses, based on their ability to generate cash flow relative to the amount of capital invested in them. The Compensation Committee believes this performance metric mix provides a more complete understanding of long-term growth in earnings and business quality, facilitates comparisons of its profitability to prior and future periods and further correlates with stockholder value creation. For definitions of "CRI," "adjusted EBITDA CAGR," and constant currency, which are non-GAAP measures, see "APPENDIX B – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement.
In 2022, the mix of equity-based incentive awards remained 67% PRSUs and 33% RSUs, with the PRSUs vesting after a three-year performance period and the RSUs vesting in 1/3 annual increments over three years. The Compensation Committee believes that commencing a new three-year cycle each year provides a regular opportunity to align goals with the Company's ongoing strategic planning process, to reflect its evolving business priorities and market factors and, when applicable, to re-evaluate long-term strategy and relevant metrics. With respect to PRSUs, to the extent that the Company's results meet the minimum or the maximum financial goals, the actual payout to the NEOs could be significantly less or more than the initial total PRSU target award, with the recipient of 2022 LTI Awards eligible to earn up to 200% of the number of PRSUs initially granted or as few as zero shares at the end of the three-year cycle. These terms are consistent with those of the PRSUs and RSUs granted to other Company employees.
In addition, RSU and PRSU awards include dividend equivalents, which begin to accrue for each declared dividend following the grant date but are not converted into cash dividends until the restricted shares underlying the grants are earned, vested and converted into shares of our common stock.
A more detailed description of the 2022 LTI Awards is included below:
Performance-Based Restricted Stock Units (PRSUs)
The number of PRSUs granted to an executive was determined by multiplying 67% of the total LTI Program target award (in dollar value) of such executive by the per share value of the Company's common stock on the day prior to the grant date. The number of PRSUs granted represents a target number of PRSUs that the executive has the opportunity to receive. The actual number of PRSUs awarded to the executive at the end of the applicable three-year performance period is determined based on the achievement by the Company of certain constant currency adjusted EBITDA CAGR and CRI goals.
The following table summarizes the 2022 performance levels for each of these performance metrics, and their respective weighted payout percentage:

2022 PRSU Performance Levels

Performance Metrics*	Threshold (50% payout)	Target (100% payout)	Stretch (200% payout)	Weighted Payouts

3-Year Constant Currency Adj. EBITDA CAGR	6.0%	7.5%	9.0%	50%

3-Year CRI	47.0%	47.5%	49.0%	50%

				100%

*    For definitions of these non-GAAP measures, see "APPENDIX B – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement
Holders of PRSUs have no voting or dividend rights with respect to the PRSUs they received until issuance of the vested shares. Depending on performance achievement, each 2022 PRSU represents a contingent right to receive up to 2 shares of the Company's common stock. Each 2022 PRSU also provides for the accrual of dividends equivalents, which are subject to the same vesting, payment and other terms and conditions as the PRSUs. Upon vesting, holders of the 2022 PRSUs are entitled to receive such dividends (in cash for NEOs) with a value equal to the amount of dividends accrued on the shares underlying the number of PRSUs that actually vest. PRSUs may, in certain circumstances, become immediately vested as of the date of a change in control of the Company.
The number and grant date fair value of the PRSUs granted in 2022 to each NEO are listed in the "Target" column under "Estimated Future Payouts Under Equity Incentive Plan Awards" and "Grant Date Fair Value of Stock and Option Awards" of the Grants of Plan-Based Awards in 2022 table under "EXECUTIVE COMPENSATION TABLES" below.
Time-Based Restricted Stock Unit (RSUs)
The number of RSUs granted to an executive was determined by multiplying 33% of the total LTI Award (in dollar value) for such executive by the per share value of the Company's common stock on the day prior to the grant date. RSU vesting is based on the passage of time with a value at vesting directly related to the value of our common stock which promotes retention of key executives and provides direct alignment between the interests of our executives and stockholders.

Each RSU represents a contingent right to receive one share of the Company's common stock and vests annually in 1/3 increments over a three-year period, subject to continuous service. Holders of RSUs have no voting rights with respect to the RSUs they received until issuance of the vested shares. Each 2022 RSU also provides for the accrual of dividends equivalents, which are subject to the same vesting, payment and other terms and conditions as the RSUs. Upon vesting, holders of the 2022 RSUs are entitled to receive such dividends (in cash for NEOs) with a value equal to the amount of dividends accrued on the shares underlying the number of RSUs that actually vest. RSUs may, in certain circumstances, become immediately vested as of the date of a change in control of the Company.
The number and grant date fair value of the 2022 RSUs granted to each NEO are listed in the columns titled "All Other Stock Awards: Number of Shares of Stock or Units" and "Grant Date Fair Value of Stock and Option Awards" of the Grants of Plan-Based Awards in 2022 table under "EXECUTIVE COMPENSATION TABLES" below.
Executive Stretch Awards
In February 2022, certain of our NEOs received one-time stretch PRSU awards which vesting is subject to the achievement by the Company of an adjusted EPS target of $2.72 by December 31, 2026, in addition to a continuous service requirement through that date. These grants were approved following a comprehensive review of the Company’s compensation programs by Willis Towers Watson in early 2022, which covered management incentives as they relate to the strategic goals set by the Board and the Company's overall growth strategy. This review coincided with the expiration of the Company’s previous "stretch" incentive program established by the Board in January 2019. This stretch program had been implemented in connection with the sale of our Agricultural Solutions business to support business continuity in a period of significant transition and to incentivize superior performance considering the management and operational changes that took effect at that time. This previous program was successful as the stretch awards granted in 2019 vested in February 2022 upon achievement by the Company of an adjusted EPS target of $1.36 per share at December 31, 2021, or one year ahead of the four-year performance period of these awards ending in 2022 and two years ahead of our then publicly-disclosed goal of achieving adjusted EPS of $1.36 by the end of 2023. Performance from 2019 to 2021 also translated into significant stockholder value accretion.
At its February 2022 Investor Day, the Company announced a new set of five-year growth targets, including an adjusted EPS target of $2.50 by December 31, 2026. In that context and based on the analysis provided by Willis Towers Watson, the Compensation Committee approved a new stretch incentive program on February 15, 2022 to continue to incentivize extraordinary achievement as well as to promote successful management and capital allocation over the next five years. Unlike the prior plan, the 2022 stretch awards were granted only to certain NEOs directly involved in setting the Company's strategy and driving capital allocation decisions. In addition to the achievement of an adjusted EPS target of $2.72 by December 31, 2026, the Compensation Committee further tied the success of this program to Company performance by linking the actual number of shares earned at vesting to the Company's total shareholder return ("TSR") during the performance period relative to the S&P Midcap 400 Index. The applicable TSR multiplier depending on that performance ranges from a minimum of 0.85 to a maximum of 1.15. As for other PRSU and RSU awards, cash dividend equivalents accrue when and as dividends are paid on the Company's common stock, but will be paid only if the stretch awards actually vest.
The adjusted EPS target underlying the 2022 stretch awards is, by design, more ambitious than the adjusted EPS target set as part of the publicly-announced five-year growth objectives of the Company. When granting these robust incentives, the Compensation Committee considered the success of the prior stretch incentive plan, which was similarly more challenging than the then public goals of the Company, and the need to ensure management stability and continuity in order to further drive exceptional performance and stockholder value. At the grant date, the outcome of achieving the performance condition of these awards was deemed improbable for purposes of FASB ASC Topic 718.
The number and grant date fair value of the stretch awards granted to certain NEOs in 2022 are listed in the "Target" column under "Estimated Future Payouts Under Equity Incentive Plan Awards" and "Grant Date Fair Value of

Stock and Option Awards" of the Grants of Plan-Based Awards in 2022 table under "EXECUTIVE COMPENSATION TABLES" below.

Benefits and Other Perquisites
We provide employees, including the NEOs, with benefits and other perquisites that are designed to assist in attracting and retaining skilled employees and to be competitive with market practice. In 2022, in addition to base salary, cash awards under our Annual Bonus Plan and equity-based LTI Awards under our LTI Program, we provided and continue to provide the following executive benefit programs to our NEOs, other executives and employees in general:
Employee Savings & 401(k) Plan
Most of our domestic employees, including our NEOs, are eligible to participate in the Company's tax-qualified Employee Savings & 401(k) Plan (the "401(k) Plan"). Pursuant to the 401(k) Plan, employees may elect to contribute a portion of their current compensation to the 401(k) Plan, in an amount up to the statutorily prescribed annual limit. Participants may also direct the investment of their 401(k) Plan accounts into several investment alternatives, including the investment into shares of our common stock.
The 401(k) Plan provides the option for the Company to make match contributions, non-elective contribution or profit sharing contributions. Until March 30, 2022, the Company matched 50% of the first 6% of the employee's eligible deferral. In addition, a non-elective contribution of 3% of eligible compensation of 2022 was allocated to eligible participants who were credited with at least 1,000 hours of service in the year for which the contributions are made and employed by the Company on the last day of that plan year. Effective April 1, 2022, the employee’s eligible deferral was decreased to 4% and the non-elective contribution to 2%. There were no profit sharing contributions for 2022.
Company matching and non-elective contributions allocated to each NEO under the 401(k) Plan are shown in the "All Other Compensation" column in the 2022 Summary Compensation Table under "EXECUTIVE COMPENSATION TABLES" below.
Retirement Plans
MacDermid, Inc. Employees' Pension Plan. The Company provides retirement benefits to certain employees under its domestic defined benefit pension plan (as amended and restated, the "Pension Plan"), a non-contributory pension plan, which provides retirement benefits based upon years of service and compensation levels. The Pension Plan was frozen and closed to new participants on December 31, 2013 in connection with the acquisition by the Company of MacDermid Holdings, LLC on October 31, 2013.
Mr. D'Ambrisi and Mr. Goralski are the only NEOs grandfathered and eligible to participate in the Pension Plan. For more information, see "2022 Pension Benefits" under "EXECUTIVE COMPENSATION TABLES" below.
Other Perquisites
Other benefits, such as life insurance, paid time off, relocation expenses and matching charitable gifts are intended to provide a stable array of support to our employees, and these core benefits are provided to all employees, including our NEOs.

Other Compensation-Related Practices and Policies
Change in Control Agreements

As further described under "EXECUTIVE COMPENSATION TABLES — Termination and Change in Control Arrangements" below, we have entered into change in control agreements (the "CIC Agreements") with each of the NEOs. The CIC Agreements contain severance provisions subject to a double-trigger provision that requires both a change in control of the Company (as defined in the CIC Agreements) and separation from service within a period from six months prior to a change in control to two years following the change in control.
In line with best practices, our CIC Agreements do not:
•have a liberal definition of change in control
•provide termination payments or benefits without involuntary job loss or substantial diminution of duties
•provide termination cash payments in excess of 3 (for our CEO) or 2 (for our other NEOs) times base salary and annual cash target bonus
•provide for tax gross-ups
The Compensation Committee periodically reviews the form of CIC Agreement against practices of our Peer Group and industry trends as well as the list of executives eligible for this agreement. We believe CIC Agreements serve the best interests of the Company and our stockholders by allowing our executives to exercise sound business judgment without fear of significant economic loss in the event they lose their employment with the Company as a result of a change in control. The Compensation Committee also believes, from its experience and based upon the advice of independent compensation consultants, that such arrangements are competitive, reasonable and necessary to attract, motivate and retain key executives. The CIC Agreements do not materially affect the Compensation Committee’s annual compensation determinations as the terms of such agreements are triggered only in connection with a change in control.
No Liberal Share Recycling
If an LTI Award is forfeited or if an SOP award expires prior to being exercised, the shares subject to that award will again become available for issuance under the 2013 Plan. However, it is our policy that Company shares of common stock that are issued and tendered by a participant or withheld by the Company to pay the exercise price or withholding taxes relating to the vesting, exercise or settlement of any LTI Awards do not become available for issuance again as future awards under the 2013 Plan.
Clawback Policy
Pursuant to the terms of the 2013 Plan, all awards are subject to clawback by the Company for the recapture of any benefits under any award agreement that the Compensation Committee deems necessary or appropriate.
In addition, all our LTI Award agreements include clawback provisions which allow the Company to cancel the LTI Awards, seek reimbursement of any benefit conferred under the LTI Awards, and effect any other right of recoupment of equity or other compensation, provided under the 2013 Plan or otherwise, in its discretion and/or in accordance with any Company policies that may exist from time to time.
Equity Holding Policy
To ensure strong linkage between the interests of our management team and those of our stockholders, the Compensation Committee has adopted stock ownership guidelines. Under this policy, all officers of the Company, including the NEOs and certain other employees who receive LTI Awards, are required to meet certain equity holding requirements within five years after the later of the date such person becomes an officer of the Company or such employee first receives a LTI Award.
Holding requirements include:
•CEO: 5x base salary;

•Other officers: 2x base salary.
For purposes of these stock ownership guidelines, equity includes: (i) Company shares of common stock beneficially owned by or on behalf of an individual or an immediate family member residing in the same household, including stock held in trusts or plans approved by the Internal Revenue Service, (ii) vested or unvested PRSUs or RSUs, and (iii) the net value, expressed in shares of our common stock, of any vested SOPs.
As of the date of this Proxy Statement, all NEOs were in compliance with this policy.
Hedging and Pledging Securities
Our Insider Trading Policy precludes all directors, executive officers and certain other designated employees from entering into hedging or monetization transactions, such as zero-cost collars and forward sale contracts, that allow the individual to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities, but without the full risks and rewards of ownership. When this occurs, the holder of these securities may no longer have the same objectives as the Company's other stockholders. In addition, directors, executive officers and certain employees may not engage in short sales of the Company's securities, and we advise our directors, executive officers and certain employees to exercise caution when opening margin accounts or pledging the Company's securities. These policies are designed to ensure compliance with our Insider Trading Policy and other applicable insider trading rules.
Employee Stock Purchase Plan
Our 2014 Employee Stock Purchase Plan (the "2014 ESPP") provides eligible employees an opportunity to purchase shares of common stock of the Company at a discount through regular payroll deductions, subject to certain restrictions. No NEO is currently enrolled in the 2014 ESPP.
See "PROPOSAL 3 — APPROVAL OF 2024 EMPLOYEE STOCK PURCHASE PLAN" in this Proxy Statement for more information on our proposed new plan which, subject to stockholders' approval, will replace the 2014 Plan, effective March 1, 2024.
Use of Consultants and Other Advisors
Our Compensation Committee may retain an outside compensation and benefits consulting firm from time to time to respond directly to the Compensation Committee and its inquiries regarding management pay, compensation design and other related matters. The Compensation Committee may ask that management participate in these engagements. However, use of a particular consulting firm by the Compensation Committee does not preclude management from hiring a different one.
In 2022, the Compensation Committee engaged with Willis Towers Watson in connection with a comprehensive review and evaluation of our compensation programs and policies. See "CORPORATE GOVERNANCE — Compensation Committee — Role of Compensation Consultants" above.
Tax Considerations
Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for performance-based compensation in excess of $1 million paid in any given year to certain current and former executives (although there was historically an exception to this $1 million annual limitation for such compensation meeting certain performance based requirements). As a result, we generally expect the deduction of compensation payable to our NEOs in excess of $1 million per person in a year to be limited.

The Compensation Committee continues to closely align executive pay with performance, regardless of the performance-based deduction being disallowed under Section 162(m). However, considering the highly competitive market for talent in our industry, the Committee reserves the right to modify compensation that was initially designed to benefit from the Section 162(m) performance-based exception if it determines that such modifications are consistent with our business needs. In addition, the Committee may award compensation in the future that is not fully deductible under Section 162(m) to attract, motivate and retain successful executives while promoting the Company's objectives and creating higher stockholder value.

EMPLOYMENT ARRANGEMENTS
None of the NEOs is a party to an employment agreement. Their respective total direct compensation is approved by the Compensation Committee and generally determined by the compensation plans in which they participate or other arrangements as described above and in "Potential Payments upon Termination or Change in Control" under "EXECUTIVE COMPENSATION TABLES" below. In addition, as indicated above, their respective base salary is reviewed, determined and approved on an annual basis by the Compensation Committee with no formulaic base salary increases or guarantee of base salary increases.
The Company has entered into its standard form of CIC Agreement with executives since 2016 and each of the NEOs has entered into a CIC Agreement in connection with their respective appointment as an executive officer of the Company. The CIC Agreement governs the payments to be received by each of them only upon a change in control (as defined in the CIC Agreements). See "EXECUTIVE COMPENSATION TABLES — Termination and Change in Control Arrangements" below.
Our Certificate of Incorporation and our Amended and Restated By-Laws provide that we will indemnify, to the fullest extent permitted by applicable law, any of our officers, including each NEOs, against any and all costs, expenses or liabilities incurred by them by reason of being or having been an officer of the Company.

REPORT OF THE COMPENSATION COMMITTEE
The information contained in this Report of the Compensation Committee shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act.
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis (CD&A) be included in this Proxy Statement.
The Compensation Committee
Christopher T. Fraser, Chair
Ian G.H. Ashken
Michael F. Goss

EXECUTIVE COMPENSATION TABLES

2022 Summary Compensation Table
The following summary compensation table sets forth the annual and long-term compensation of our CEO, CFO and each of our three other executive officers whose annual salary and bonus exceeded $100,000 in 2022 (collectively, the "NEOs"):

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Benjamin Gliklich President & CEO	2022	968,750	—	3,500,002	—	570,000	—	23,322	5,062,074
	2021	846,250	—	2,492,919	—	1,750,000	—	18,480	5,107,649
	2020	699,080	—	678,332	333,301	1,140,000	—	18,180	2,868,893

Carey J. Dorman CFO	2022	485,000	—	750,018	—	285,000	—	20,287	1,540,305
	2021	425,160	—	573,379	—	880,000	—	18,480	1,897,019
	2020	362,520	—	288,292	141,654	428,200	—	18,180	1,238,846

John E. Capps GC	2022	556,250	—	599,991	—	319,200	—	20,326	1,495,767
	2021	540,750	—	598,311	—	1,090,000	—	18,480	2,247,541
	2020	502,880	—	356,132	174,983	792,000	—	18,180	1,844,175

Joseph J. D'Ambrisi Head of Electronics	2022	470,888	—	800,005	—	214,566	(441,201)	20,208	1,064,466
	2021	432,085	—	523,516	—	652,500	(18,236)	18,480	1,608,345
	2020	403,200	—	406,982	—	353,290	171,702	18,180	1,353,354

Michael Goralski Head of Industrial & Specialty	2022	419,225	—	527,863	—	128,274	(134,203)	20,011	961,170
	2021	406,250	—	398,874	—	517,152	(7,193)	18,480	1,333,563
	2020	354,550	—	203,498	—	302,005	58,737	18,180	936,970

(1)    For 2022, reflects increased base salary rates, effective April 1, 2022, for Messrs. Gliklich ($1,000,000), Dorman ($500,000), Capps ($560,000), D'Ambrisi ($482,850) and Goralski ($422,300).
(2)    The amounts in this column represent the aggregate grant date fair value of equity awards granted during each respective year computed in accordance with FASB ASC Topic 718. For details on and assumption used in calculating the grant date fair value of the RSUs and PRSUs, see Note 8, Long-Term Compensation Plans, to the Consolidated Financial Statements included in our 2022 Annual Report, our annual report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 23, 2022 and our annual report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 25, 2021. The grant date fair value attributable to the PRSUs pertains to the 100% target level of these awards payable in shares of the Company's common stock and assumes that the performance conditions are satisfied based on the probable outcome of such conditions. The maximum grant date potential values for the 2022 PRSU awards to Messrs. Gliklich, Dorman, Capps, D'Ambrisi and Goralski are $4,666,700, $1,000,040, $800,004, $1,066,704 and $703,848, respectively (although the value of the actual payout would be dependent upon the price of the Company's common stock and accrued dividend equivalents at the time of the payout).

On February 15, 2022, Messrs. Gliklich, Dorman and Capps received key executives long-term stretch awards of 1,000,000, 320,000 and 120,000 PRSUs, respectively. The grant date fair value of these PRSUs was $23.26 per share. The vesting of these PRSUs is subject to the achievement by the Company of an adjusted EPS target of $2.72 by December 31, 2026, and continuous service. The actual number of shares earned will be determined by applying a TSR multiplier based on the Company's TSR relative to the applicable benchmark index for the performance period. The TSR multiplier will range from 0.85 to 1.15. At the grant date, the outcome of achieving the performance condition underlying these PRSUs was deemed improbable for purposes of FASB ASC Topic 718.
(3)    The amounts in this column reflect the aggregate grant date fair value of SOPs granted in 2020 under the 2013 Plan calculated in accordance with FASB ASC Topic 718. There were no SOPs granted in 2022 and 2021. For details on and assumption used in calculating these amounts, see Note 8, Long-Term Compensation Plans, to the Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 25, 2021.
(4)    The amounts reported in this column reflect annual cash incentive awards earned under the Annual Bonus Plan in 2022, 2021 and 2020. Payments under this program are typically made in the first quarter of the year following the year in which the bonus was earned after finalization of the Company's audited consolidated financial statements. See "COMPENSATION DISCUSSION AND ANALYSIS — Components of the Executive Compensation Program — Cash Compensation — Annual Bonus Plan (Variable)" above.
(5)    This column indicates the change in pension value under the Pension Plan as shown in the 2022 Pension Benefits table below from December 31, 2021 to December 31, 2022, from December 31, 2020 to December 31, 2021 and December 31, 2019 to December 31, 2020, calculated using ASC 715 disclosure assumptions (except where indicated) for year-end 2022, 2021 and 2020. These assumptions include changes in value due to changes in discount rates, mortality assumptions, retirement age assumptions, and additional pay accruals. Service accruals for the Pension Plan, as well as pay accruals for the Pension Plan, ended on December 31, 2013 due to the plan freeze. Messrs. D'Ambrisi and Goralski are the only NEOs eligible to participate in the Pension Plan. The total benefit value in 2022 for Mr. D'Ambrisi and Mr. Goralski decreased by $441,201 and $134,203, respectively. For more information, see "— 2022 Pension Benefits" below.
(6)    These amounts in 2022 consist of: Accrued dividend equivalents paid in cash by the Company upon vesting in 2022 of the first 1/3 tranche of 2021 RSUs: $3,942 to Mr. Gliklich, $907 to Mr. Dorman, $946 to Mr. Capps, $828 to Mr. D'Ambrisi and $631 to Mr. Goralski; Company-sponsored life insurance: $1,080 for each NEO; and Company contribution to the 401(k) Plan: $18,300 for each NEO. Company contributions to the 401(k) Plan for each NEO represent the aggregate match and non-elective contributions made by the Company to each NEO in 2022. From time to time, family members of executives may accompany them on a business-related flight aboard a private aircraft. There is no incremental cost to the Company for the use of such flights and therefore such items are not reflected in the amounts above.
Grants of Plan-Based Awards in 2022
The following table sets forth the cash bonus under the Annual Bonus Plan and the equity LTI Awards granted in 2022 to each of the NEOs with the aggregate grant date fair value of each grant disclosed on a grant-by-grant basis.
For more information about our 2022 Annual Bonus Plan and LTI Program, see "Cash Compensation — Annual Bonus Plan (Variable)" and "Equity-Based Long-Term Incentives — LTI Program (Variable)" under "COMPENSATION DISCUSSION AND ANALYSIS — Components of the Executive Compensation Program" above.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)

	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Benjamin Gliklich	Bonus	—	—	1,000,000	2,000,000	—	—	—	—	—	—	—
	PRSUs(2)	2/15/22	—	—	—	50,158	100,316	200,632	—	—	—	2,333,350
	PRSUs(3)	2/15/22	—	—	—	850,000	1,000,000	1,150,000	—	—	—	23,260,000
	RSUs	2/15/22	—	—	—	—	—	—	50,157	—	—	1,166,652

Carey J. Dorman	Bonus	—	—	500,000	1,000,000	—	—	—	—	—	—	—
	PRSUs(2)	2/15/22	—	—	—	10,749	21,497	42,994	—	—	—	500,020
	PRSUs(3)	2/15/22	—	—	—	272,000	320,000	368,000	—	—	—	7,443,200
	RSUs	2/15/22	—	—	—	—	—	—	10,748	—	—	249,998

John E. Capps	Bonus	—	—	560,000	1,120,000	—	—	—	—	—	—	—
	PRSUs(2)	2/15/22	—	—	—	8,599	17,197	34,394	—	—	—	400,002
	PRSUs(3)	2/15/22	—	—	—	102,000	120,000	138,000	—	—	—	2,791,200
	RSUs	2/15/22	—	—	—	—	—	—	8,598	—	—	199,989

Joseph J. D'Ambrisi	Bonus	—	—	362,138	724,276	—	—	—	—	—	—	—
	PRSUs(2)	2/15/22	—	—	—	11,465	22,930	45,860	—	—	—	533,352
	RSUs	2/15/22	—	—	—	—	—	—	11,464	—	—	266,653

Michael Goralski	Bonus	—	—	316,725	633,450	—	—	—	—	—	—	—
	PRSUs(2)	2/15/22	—	—	—	7,565	15,130	30,260	—	—	—	351,924
	RSUs	2/15/22	—	—	—	—	—	—	7,564	—	—	175,939

(1)    Amounts shown represent the payouts under the Annual Bonus Plan for 2022 at each payout level based on base salary rates in effect as of December 31, 2022. Depending on the Bonus Pool Factor and achievement of each of the Performance Metrics, each NEO had the opportunity to earn up to 200% of his Annual Bonus Plan target opportunity, which was 100% of their respective base salary for Messrs. Gliklich, Dorman and Capps and 75% of their respective base salary for Messrs. D'Ambrisi and Goralski. The actual payouts for 2022 can be found in the "Non-Equity Incentive Plan Compensation" column of the 2022 Summary Compensation Table above. For more information about our Annual Bonus Plan, see "COMPENSATION DISCUSSION AND ANALYSIS — Components of the Executive Compensation Program — Cash Compensation — Annual Bonus Plan (Variable)" above.
(2) Amounts shown in the "Target" column are the number of PRSUs granted in 2022 under the 2013 Plan and which will be earned if adjusted EBITDA CAGR and CRI each achieves their target goals of 7.5% and 47.5%, respectively. The "Threshold" column (50% of Target) corresponds to the number of PRSUs earned if adjusted EBITDA CAGR and CRI each achieves their threshold goals of 6.0% and 47.0%, respectively. The "Maximum" column (200% of Target) corresponds to the number of PRSUs earned if adjusted EBITDA CAGR and CRI each achieves their stretch goals of 9.0% and 49.0%, respectively. For additional information about the 2022 PRSU awards, see "Components of the Executive Compensation Program — Equity-Based Long-Term Incentives — LTI Program (Variable)" in "COMPENSATION DISCUSSION AND ANALYSIS" above.
(3) Amounts shown in the "Target" column are the number of stretch PRSUs granted in 2022 under the 2013 Plan and which will be earned if adjusted EPS achieves its target goal of $2.72 and the TSR multiplier is determined to be 1. The "Threshold" column corresponds to the number of PRSUs earned if adjusted EPS achieves its target goal of $2.72 and the TSR multiplier is determined to be 0.85. The "Maximum" column corresponds to the number of PRSUs earned if adjusted EPS achieves its target goal of $2.72 and the TSR multiplier is determined to be 1.15. For additional information about the 2022 stretch awards, see "Components of the Executive Compensation Program — Equity-Based Long-Term Incentives — LTI Program (Variable)" in "COMPENSATION DISCUSSION AND ANALYSIS" above.

(4)    The amounts in this column represent the grant date fair value of the LTI Awards granted to the NEOs in 2022, calculated in accordance with FASB ASC Topic 718. The grant date fair value of PRSU awards pertains to the 100% target portion of these awards payable in shares of the Company's common stock and assumes that the performance conditions are satisfied based on their probable outcome. The NEOs are also entitled to an accrual of dividend equivalents with a value equal to the cash amount of dividends accrued on the shares underlying the number of PRSUs or RSUs that actually vest. For further details on and assumption used in calculating the grant date fair value of LTI Awards, see Note 8, Long-Term Compensation Plans, to the Consolidated Financial Statements included in our 2022 Annual Report.
Outstanding Equity Awards at Year End
The following table summarizes information regarding the outstanding PRSUs, RSUs and SOPs held by each NEO at December 31, 2022:

						Stock Awards(1)
		Option Awards(1)				Time-Based RSUs		Performance-Based RSUs
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Award: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Benjamin Gliklich	2/15/22	—	—	—	—	50,157	912,356	100,316	1,824,748
	2/15/22	—	—	—	—	—	—	1,000,000	18,190,000
	2/17/21	—	—	—	—	31,529	573,513	94,590	1,720,592
	2/19/20	49,711	24,853	12.25	2/19/30	—	—	55,374	1,007,253
	2/20/19	64,227	—	11.34	2/20/29	—	—	—	—
	2/21/17	21,695	—	13.30	2/21/27	—	—	—	—
	3/16/16	20,637	—	7.95	3/16/26	—	—	—	—
Carey J. Dorman	2/15/22	—	—	—	—	10,748	195,506	21,497	391,030
	2/15/22	—	—	—	—	—	—	320,000	5,820,800
	2/17/21	—	—	—	—	7,251	131,896	21,756	395,742
	2/19/20	21,128	10,562	12.25	2/19/30	—	—	23,534	428,083
	3/15/19	19,380	—	10.59	3/15/29	—	—	—	—
	2/20/19	9,634	—	11.34	2/20/29	—	—	—	—
John E. Capps	2/15/22	—	—	—	—	8,598	156,398	17,197	312,813
	2/15/22	—	—	—	—	—	—	120,000	2,182,800
	2/17/21	—	—	—	—	7,567	137,644	22,702	412,949
	2/19/20	26,099	13,047	12.25	2/19/30	—	—	29,072	528,820
	2/20/19	33,719	—	11.34	2/20/29	—	—	—	—
	2/21/17	21,695	—	13.30	2/21/27	—	—	—	—
	5/31/16	25,615	—	9.52	5/31/26	—	—	—	—
Joseph J. D'Ambrisi	2/15/22	—	—	—	—	11,464	208,530	22,930	417,097
	2/17/21	—	—	—	—	6,621	120,436	19,864	361,326
	2/19/20	—	—	—	—	3,691	67,139	22,148	402,872

						Stock Awards(1)
		Option Awards(1)				Time-Based RSUs		Performance-Based RSUs
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Award: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Michael Goralski	2/15/22	—	—	—	—	7,564	137,589	15,130	275,215
	2/17/21	—	—	—	—	5,045	91,769	15,134	275,287
	2/19/20	—	—	—	—	1,845	33,561	11,074	201,436
(1) LTI Awards become exercisable or vested in accordance with the equity award vesting summary set forth below, subject to the satisfaction of the applicable performance conditions (PRSUs) or time vesting conditions (RSUs). See "Components of the Executive Compensation Program — Equity-Based Long-Term Incentives — LTI Program (Variable)" in "COMPENSATION DISCUSSION AND ANALYSIS" above.
(2) This column reflects the market value at December 31, 2022 of the unvested outstanding RSUs determined by multiplying the number of shares underlying the RSUs by $18.19, the closing price of the Company's common stock on December 30, 2022, the last business day of fiscal year 2022.
(3) This column reflects the market value at December 31, 2022 of the unvested outstanding PRSUs assuming achievement of a 100% target payout. The market value is determined by multiplying the number of shares underlying the PRSUs at target level by $18.19, the closing price of the Company's common stock on December 30, 2022, the last business day of fiscal year 2022.
Equity Award Vesting Summary for Outstanding LTI Awards at December 31, 2022:

Equity Award Vesting Summary
PRSUs	Grant Date	Eligible for vesting on/at:
	2/15/2022	December 31, 2024 (adjusted EBITDA CAGR and CRI)
	2/15/2022	December 31, 2026 (adjusted EPS and Company TSR)
	2/17/2021	December 31, 2023 (adjusted EBITDA CAGR and adjusted EPS)
	2/19/2020	December 31, 2022 (adjusted EBITDA CAGR and adjusted EPS)
RSUs	Service Period	One-third vested/vests on:
	2/15/2022	Feb. 15, 2023; Feb. 15, 2024 and Feb. 15, 2025
	2/17/2021	Feb. 17, 2022; Feb. 17, 2023 and Feb. 17, 2024
	2/19/2020	Feb. 19, 2021; Feb. 19, 2022 and Feb. 19, 2023
SOPs	Grant Date	One-third vested/vests on:
	2/19/2020	Feb. 19, 2021; Feb. 19, 2022 and Feb. 19, 2023
	3/15/2019	March 15, 2020; March 15, 2021 and March 15, 2022
	2/20/2019	Feb. 20, 2020; Feb. 20, 2021 and Feb. 20, 2022
	2/21/2017	Feb. 21, 2018; Feb. 21, 2019 and Feb. 21, 2020
	5/31/2016	May 31, 2017; May 31, 2018 and May 31, 2019
	3/16/2016	March 16, 2017; March 16, 2018 and March 16, 2019
Option Exercises and Stock Vested in 2022
The following table summarizes information regarding the value realized by the NEOs, on a pre-tax basis, on the exercise of SOPs and/or vesting of stock awards during 2022:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Award Type	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)(3)
Benjamin Gliklich	—	—	PRSUs(1)	88,184	2,051,160
	—	—	PRSUs(2)	909,091	21,145,457
	—	—	RSUs(3)	15,766	378,699
Carey J. Dorman	—	—	PRSUs(1)	13,229	307,707
	—	—	PRSUs(1)	25,968	604,016
	—	—	PRSUs(2)	113,637	2,643,197
	—	—	PRSUs(2)	68,182	1,585,913
	—	—	RSUs(3)	3,627	87,121
John E. Capps	—	—	PRSUs(1)	46,298	1,076,891
	—	—	PRSUs(2)	227,273	5,286,370
	—	—	RSUs(3)	3,784	90,892
Joseph J. D'Ambrisi	—	—	PRSUs(1)	26,456	615,367
	—	—	PRSUs(2)	181,818	4,229,087
	—	—	RSUs(3)	3,311	79,530
	—	—	RSUs(3)	3,692	88,682
	—	—	RSUs(3)	2,939	70,595
Michael Goralski	—	—	PRSUs(1)	13,228	307,683
	—	—	PRSUs(2)	181,818	4,229,087
	—	—	RSUs(3)	2,523	60,602
	—	—	RSUs(3)	1,846	44,341
	—	—	RSUs(3)	1,469	35,285
(1) PRSUs granted in 2019 and 2020 which vested on February 15, 2022 in accordance with their terms. The value realized, presented on a pre-tax basis, is based on the closing stock price per share on the day prior to the vesting date ($23.26).
(2) These key executive long term stretch awards granted in 2019 and 2020 vested on February 15, 2022 upon achievement by the Company of an adjusted EPS target of $1.36 per share, or one year ahead of the end date of the applicable four-year performance period. Each PRSU represented a contingent right to receive 1 share of the Company's common stock. The value realized, presented on a pre-tax basis, is based on the closing stock price per share on the day prior to the vesting date ($23.26). In connection with this lapse event, approximately 0.8 million shares were withheld by the Company to satisfy the tax obligations due upon vesting and became treasury shares of the Company.
(3) RSUs granted in 2021, 2020 and 2019 of which a 1/3 increment vested on February 17, 2022. The value realized, presented on a pre-tax basis, is based on the closing stock price per share on the vesting date ($24.02).
The value of dividend equivalents paid in cash by the Company to each NEO in 2022 upon vesting of the first 1/3 tranche of RSUs in 2022 is shown in the "All Other Compensation" column in the 2022 Summary Compensation Table under "EXECUTIVE COMPENSATION TABLES" above.
Termination and Change in Control Arrangements
The Company has entered into its standard form of CIC Agreement with executives since 2016 and each of the NEOs has entered into a CIC Agreement in connection with their respective appointment as an executive officer of the Company. As indicated previously, in February 2022, upon consultation with its compensation consultant, the Compensation Committee approved the amendment of our CEO's CIC Agreement to provide for termination cash payments equal to 3 (vs. 2) times base salary and annual cash target bonus.
The CIC Agreements state that a "change in control" will be deemed to have occurred generally when (i) any person becomes the beneficial owner, directly or indirectly, of more than 30% of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the Company's voting securities; (ii) any person becomes the beneficial owner, directly or indirectly, of more than 50% of the voting securities of the surviving entity following a reorganization, merger, share exchange or consolidation; or (iii) the Company is liquidated or sells all or substantially all of its assets; in each case subject to exceptions.
The CIC Agreements contain severance provisions subject to a double-trigger provision that requires both a change in control of the Company and separation from service of the executive. Pursuant to such provisions, if a change in control occurs and the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason, in each case during the six months prior to or within two years following the change in control, the executive will be entitled to receive, subject to the signing of a general release of claims and compliance with restrictive covenants, a lump sum termination cash payment equal to 3 (CEO) or 2 (other NEOs), multiplied by each of the executive’s base salary and target bonus as of the date of termination of the executive's employment or, if higher, the base salary and/or target bonus in effect immediately prior to the occurrence of the condition giving rise to good reason. The CIC Agreements do not provide for any excise tax gross-up.
In connection with the termination payments described under "— Potential Payments upon Termination or Change in Control" below, the CIC Agreements require that executives agree to protect any Company's confidential information acquired in connection with or as a result of their services for the Company, and not to compete against the Company during their employment with the Company and for a period of 18 months following termination of employment. Pursuant to the terms of the CIC Agreements, a breach by any executive of the non-disclosure or non-compete provisions would relieve the Company of its obligation to make, and/or require the executive to repay, certain termination payments.
Granting of any CIC Agreement requires advance approval of the Compensation Committee.
Potential Payments upon Termination or Change in Control
The following table shows the compensation payable to each NEO if the triggering events described in the headings of the table had occurred on December 31, 2022.
The description below provides only estimates of the compensation that would be provided to each NEO upon their termination of employment. In the event of a separation from the Company, any actual amounts would be determined based on the facts and circumstances that exist at that time. The amounts are in addition to any accrued dividend equivalents, vested or accumulated benefits under the Pension Plan, if applicable, benefits paid by insurance providers under life and disability insurance policies, and benefits generally available to the Company's U.S. salaried employees, such as vested or accumulated benefits under the Company-sponsored life insurance, 401(k) Plan and accrued vacation.

	Potential Payments upon Termination or Change in Control(1)
	Termination Without Cause or for Good Reason(2)				Termination Without Cause or for Good Reason Within 6 Months Prior to or 2 Years Following a Change in Control(3)
Name	Salary ($)	Bonus ($)	LTI Awards Valuation ($)	Total ($)	Salary ($)	Bonus ($)	LTI Awards Valuation ($)(4)	Total ($)
Benjamin Gliklich	—	—	—	—	3,000,000	3,000,000	24,376,089	30,376,089
Carey J. Dorman	—	—	—	—	1,000,000	1,000,000	7,425,795	9,425,795
John E. Capps	—	—	—	—	1,120,000	1,120,000	3,808,923	6,048,923
Joseph J. D'Ambrisi	9,286	—	—	9,286	965,700	724,276	1,577,400	3,267,376
Michael Goralski	8,121	—	—	8,121	844,600	633,450	1,014,857	2,492,907
(1) In accordance with SEC regulations, the total amounts in this table do not include any amount to be provided to a NEO under any arrangement which does not discriminate in scope, terms or operation and which are available generally to all salaried employees. These benefits are in addition to the benefits to which the executives would be entitled upon a termination of employment generally (i.e., accrued dividend equivalents, vested retirement benefits accrued as of the date of termination and the right to elect continued health coverage pursuant to COBRA).
(2)    With respect to Messrs. D'Ambrisi and Goralski, reflects standard terms of legacy employee agreements which provide for the payment of one week of severance pay if employment is terminated without cause (based upon the employee's base salary at the time of the termination) in exchange for the employee's agreement to confidentiality and non-compete provisions as well as provisions relating to the ownership of intellectual property rights, during employment and for a period of 12 months after termination.
(3)    Reflects the terms of the CIC Agreements and base salary rates effective at December 31, 2022. See "— Termination and Change in Control Arrangements" above.
(4)    This column includes the value of unvested RSUs, PRSUs and SOPs that would be accelerated and become vested or exercisable upon termination under the CIC Agreements or the 2013 Plan, as applicable, at the discretion of the Compensation Committee. These LTI Awards are shown in the "Outstanding Equity Awards at Year End" table included above. For disclosure purposes only, it was assumed that 100% of any applicable target was achieved for all PRSUs at December 31, 2022. The value of any unvested PRSU and RSU was determined by multiplying the number of shares underlying any such PRSU and RSU at December 31, 2022 by the $18.19 closing price per share of the Company's common stock on December 30, 2022, the last business day of fiscal year 2022. The value of any unvested SOPs was calculated using the same $18.19 closing price, less the per share SOP exercise price, multiplied by the gross number of shares underlying the total number of "in-the-money" SOPs accelerated and deemed exercised (assuming the successor company did not assume or substitute for these SOPs). All unvested SOP awards were "in-the-money" at December 31, 2022. The difference between the 2020 SOP exercise price of $12.25 and the $18.19 closing price represents a spread of $5.94 per SOP to Mr. Gliklich, Mr. Dorman and Mr. Capps.
Post-Employment Payments
Unless otherwise provided in any applicable employment agreements, employment arrangements, CIC Agreements or LTI Awards agreements, the following is a description of potential post-employment payments relating to outstanding LTI Awards:
PRSU & RSU Awards

Except under certain circumstances in the event of a change in control of the Company (as defined in the 2013 Plan), if a recipient’s employment is terminated for any reason prior to (i) the end of the applicable performance period or (ii) a change in control of the Company, then PRSUs or RSUs previously granted to such recipient and not vested, as well as any dividends accrued on such unvested PRSUs or RSUs, will be forfeited immediately upon such termination of continuous service without any payment to the recipient. If a recipient is employed by a subsidiary of the Company that ceases to be a wholly-owned subsidiary of the Company, such recipient's continuous service will be deemed terminated at the time such subsidiary ceases to be a wholly-owned subsidiary of the Company.
SOP Awards
To the extent not previously cancelled, exercised or terminated under the circumstances described below, SOP awards terminate immediately in the event of the liquidation or dissolution of the Company, or any reorganization, merger, consolidation or other form of corporate transaction in which the Company does not survive or the shares of common stock underlying such award are exchanged for or converted into securities issued by a successor or acquiring entity, or an affiliate of such successor or acquiring entity, unless the successor or acquiring entity, or its affiliate, assumes such SOP awards or substitutes an equivalent option or right pursuant to the 2013 Plan. The Compensation Committee may also, in its sole discretion and by written notice, cancel any SOP award (or portion thereof) that remains unexercised as of the date of a change in control (as defined in the 2013 Plan).
Termination Without Cause or Retirement
The participant may exercise the vested, unexercised portion of an SOP award at any time for 6 months after the date of termination in the case of termination of employment by us without cause.
"Cause," as defined in the 2013 Plan, means (i) the failure by a participant to perform, in a reasonable manner, his or her duties with us, (ii) any violation or breach by a participant of his or her employment, consulting or other similar agreement with us, if any, (iii) any violation or breach by a participant of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with us, (iv) any act by a participant of dishonesty or bad faith with respect to us, (v) use of alcohol, drugs or other similar substances in a manner that adversely affects a participant’s work performance, or (vi) the commission by a participant of any act, misdemeanor, or crime reflecting unfavorably upon the participant or us. The good faith determination by the Compensation Committee of whether a participant’s continuous service was terminated by the Company for "Cause" shall be final and binding for all purposes.
Termination due to Death or Disability
If employment is terminated because of death or disability during employment, SOP awards granted under the 2013 Plan may be exercised by the participant or by his or her personal representative at any time during the 12-month period after the date of death or disability.
"Disability" means that the participant is permanently and totally disabled as provided in Section 422(c)(6) of the Internal Revenue Code, which ascribes disability to a person when he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
Termination for Cause or Voluntary Termination
If an employee is terminated by the Company for cause or voluntarily terminates employment with the Company for any reason other than retirement, disability or death, any unexercised portion of any SOP award granted to the employee will terminate with his or her termination of employment.
2022 Pension Benefits

The Company's Pension Plan was frozen as of December 31, 2013 (the "Freeze Date") which means that future retirement service benefits are no longer accrued under this plan. Prior to the Freeze Date, the Pension Plan covered essentially all U.S. employees after one year of service. As a qualified plan, it was subject to maximum pay and benefit limits of the Internal Revenue Code.
Mr. D'Ambrisi and Mr. Goralski are the only NEOs eligible to participate in the Pension Plan. The following table shows the actuarial present value of their respective accumulated benefits under the plan, calculated as of December 31, 2022:

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefits ($)(2)	Payment During Last Fiscal Year ($)

Joseph J. D'Ambrisi	Pension Plan	29.8	1,388,493	—
Michael Goralski	Pension Plan	12.8	600,269	—

(1)    The number of actual years of service of Mr. D'Ambrisi and Mr. Goralski is higher, but the number of years credited service above is limited to the lesser of 30 years and the number of years of service as of the December 31, 2013 freeze.
(2)    These amounts were calculated as of December 31, 2022, using assumptions consistent with those used in the Company’s Consolidated Financial Statements for the year ended December 31, 2022. See Note 9, Pension, Post-Retirement and Post-Employment Plans, to the Consolidated Financial Statements included in our 2022 Annual Report for a description of these assumptions. The Pri-2012 Private Plans, Amounts-Weighted, Retirees Mortality generationally projected using MP-2021 mortality tables are used for the Pension Plan. For 2022, the discount rate was 5.20%. The present value of accumulated benefits under the Pension Plan is calculated based on single life annuities payable at the earliest unreduced retirement age (age 60 or current age at measurement, if later, for benefit “A” and age 65 for benefit “B”). This information assumes Messrs. D'Ambrisi and Goralski will not terminate, become disabled, die or retire prior to their assumed retirement age. All results shown are estimates only, actual benefits will be based on data, compensation and service at time of retirement.
The following is a more detailed description of the Pension Plan:
The Pension Plan is a tax qualified retirement plan that provides retirement benefits to eligible participants who terminate employment or retire from the Company after meeting certain eligibility requirements. The Pension Plan benefits are based on a participant's number of years of credited service as of the Freeze Date, and such participant's average monthly compensation, which is determined as 1/60 of his or her average compensation for the five consecutive years during which the participant received the highest compensation, within the past 10 years of the participant's credited service. For purposes of the Pension Plan, a participant's compensation is defined as total compensation from the Company for the plan year which includes overtime, commissions and bonuses.
The normal retirement age under the Pension Plan at which a participant may receive an unreduced normal retirement benefit is age 60 for benefit "A" and 65 for benefit "B." Participants who complete five or more years of service with the Company may elect to receive an early retirement benefit following attainment of age 55. With respect to a "normal or late retirement," the formula used to calculate a participant's monthly pension benefit is (i) 1.50% of his or her average monthly compensation (reduced by 0.45% of the lesser of his or her monthly covered compensation and average monthly compensation) determined as of the Freeze Date (or the actual measurement date in the case of grandfathered participants, such as Mr. D'Ambrisi and Mr. Goralski), multiplied by his or her years of credited service prior to the Freeze Date, to a maximum of 30 years, less the balance of his or her accounts, if any, converted to a life annuity under certain profit sharing plans of the Company. If a participant retires "early" and choose to begin receiving benefits before his or her normal retirement age, his or her benefit is reduced. The formula used is the sum of the monthly amount that such participant would receive if the participant retired as of the Freeze Date, plus the monthly amount such participant would be entitled to beginning at age 65 through the Freeze Date (or the actual retirement date in the case of grandfathered participants, such as Mr. D'Ambrisi and Mr. Goralski), reduced by (i) 1/3% for each month by which the participant accelerates benefit commencement (i.e., 6% per year) between age 60 and 65, and (ii) an additional 1/3% for each month (i.e., 4% per year) between age 55 and 60 by which the participant accelerates benefit commencement. Mr. D'Ambrisi is eligible to elect to receive an early retirement benefit. Participants are entitled to an annual pension benefit for life, payable in equal monthly installments.
2022 Non-Qualified Deferred Compensation
We do not maintain any nonqualified deferred compensation plan or arrangements in which any of the NEOs is entitled to participate.
Equity Compensation Plan Information
The following table summarizes our equity compensation plan information at December 31, 2022:

Plan Category	Number of securities to be issued upon exercise of outstanding options, and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity Compensation Plans approved by security holders:
2013 Plan	5,357,895	(1)	$11.60	(2)	2,322,105
2014 ESPP	—		—		4,328,765
Equity Compensation Plans not approved by stockholders:
None	—		—		—
Other:
None	—		—		—
Total	5,357,895		$11.60		6,650,870
(1)     Includes: (i) 387,790 shares to be issued upon the exercise of outstanding SOPs granted in 2020, 2019, 2017 and 2016; (ii) 591,298 shares to be issued upon the vesting of outstanding RSUs granted since 2014; (iii) 3,310,332 shares to be issued upon the payout of outstanding PRSUs assuming target performance; and (iv) 1,360,975 shares reserved for incremental payouts on PRSUs assuming maximum performance relative to their underlying performance metrics.
(2)    Relates to SOPs only as the RSUs or PRSUs discussed in Note (1) above do not require any exercise price.
(3)    Includes shares available for issuance under the 2013 Plan and the 2014 ESPP at December 31, 2022. The Company has no other equity compensation plans with shares available for issuance.
For a description of the material terms of the 2013 Plan, see Note 8, Long-Term Compensation Plans, to the Consolidated Financial Statements included in our 2022 Annual Report.
Pay Ratio
For 2022, the pay ratio of the annual total compensation of our CEO ($5,062,074 as reported in the 2022 Summary Compensation Table above) to the annual total compensation of our median employee ($42,392) was approximately 114 to 1. We believe this ratio represents a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.
In accordance with SEC rules, we identified a new "median employee" in 2022 by using the following methodology, which is consistent with the approach used in the prior years:
•We selected December 31, 2022 as the date upon which we would identify our "median employee;"
•As of this date, our total employee population consisted of 5,381 full-time and part-time employees, contractors and consultants, excluding our CEO and consultants who were not paid directly by the

Company;
•We excluded employees from certain foreign jurisdictions* whose compensation was not considered representative of our global workforce. This exclusion represented less than 5% of our total number of employees as permitted under SEC rules;
•We used base salary, incentive compensation (including Annual Bonus Plan target awards and LTI Awards) and other incentive payments as our consistently applied compensation measure. We did not make any cost-of-living or other adjustments. Salaries were annualized for all permanent employees who were hired after the fiscal year began; all foreign currencies were converted to U.S. dollars based on an exchange rate at December 31, 2022.
Our employee population included 1,078 U.S. based employees and 4,303 employees outside of the U.S. After excluding 267 employees* (representing less than 5% of our total number of employees at December 31, 2022), as permitted under SEC rules, we identified our median employee from a group of approximately 5,114 employees globally.
The SEC rules for identifying the median compensated employee and calculating the CEO pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
* These countries and their approximate headcounts at December 31, 2022 were: Colombia (1), Finland (1), India (260), Slovakia (3) and Switzerland (2).
Pay Versus Performance
In accordance with SEC rules adopted in 2022, we provide the following disclosure regarding compensation actually paid ("CAP") to our NEOs, as calculated in accordance with the rules, and the Company’s performance represented by total shareholder return ("TSR"), net income and adjusted EBITDA, as our Company-selected measure.
To determine the executive compensation that is "actually paid" for the principal executive officer ("PEO") and non-PEO named executive officers ("non-PEO NEOs") in a given year, the SEC rules require companies to make certain adjustments to the total executive compensation required to be reported in the Summary Compensation Table ("SCT") above for equity awards and pension plans that are calculated in accordance with U.S. GAAP (see the CAP Reconciliation Table below). CAP do not reflect compensation actually earned, realized or received by our NEOs.
The CAP adjustments can be summarized as follows:
•For equity awards, the grant date value as reported in the SCT is subtracted and a new value is added, which is calculated as follows: the year-end fair value of LTI Awards granted in the current fiscal year plus or minus the annual change in fair value as of the year-end for any unvested LTI Awards or as of vesting for LTI Awards vested in the current year.
•For the pension adjustments, the aggregate change in the pension value as reflected in the SCT is deducted and the service cost and prior service cost for the year is included.
Our Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For further information on the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with Company performance, see the Compensation Discussion and Analysis (CD&A) section under EXECUTIVE COMPENSATION above.

Pay Versus Performance Table (2020-2022)

Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)	Value of Initial Fixed $100 Investment Based on:		Net Income ($ millions)	Adjusted EBITDA ($ millions)(5)
					ESI TSR ($)(4)	Peer Group TSR ($)(4)
2022	5,062,074	1,272,669	1,265,427	506,428	160.5	134.4	188.0	526.6
2021	5,107,649	32,875,237	1,771,617	8,045,744	211.0	166.7	203.7	524.8
2020	2,868,893	3,657,089	1,343,336	1,544,062	152.3	111.2	75.7	423.3
(1)    Mr. Gliklich served as PEO for each of the years presented.
(2)    Reflects the SCT totals with certain applicable adjustments as described in the CAP Reconciliation Table below.
(3)    Average SCT totals of our non-PEO NEOs: Messrs. Dorman, Capps, D'Ambrisi and Goralski. Each of these non-PEO NEOs was a non-PEO NEO for each of the years presented.
(4)    The Company's Peer Group for 2022 and 2021, which consists of the companies listed under "Executive Compensation Setting Process - Market Benchmarking" under EXECUTIVE COMPENSATION TABLES above, was revised in 2021 to reflect restructuring and consolidation events in our industry. For 2020, the Company's Peer Group included Albermarle Corporation, Ashland Global Holdings Inc., Axalta Coating Systems Ltd., Cabot Corporation, Celanese Corporation, Ferro Corporation, FMC Corporation, H.B. Fuller Company, W.R. Grace & Co., International Flavors & Fragrances Inc., Minerals Technologies Inc., Newmarket Corporation, RPM International Inc. and Sensient Technologies Corporation. This column reflects, for each year, what the cumulative value of $100 would be, including reinvestment of dividends, if such amount had been invested on December 31, 2019.
(5)    For a definition and reconciliations of Adjusted EBITDA, a non-GAAP financial measure, see "APPENDIX B – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement.
CAP Reconciliation Table (2020-2022)

Year (FY)	2020		2021		2022
($ amounts)	PEO	Average for Non-PEO NEOs	PEO	Average for Non-PEO NEOs	PEO	Average for Non-PEO NEOs
SCT Total compensation	$2,868,893	$1,343,336	$5,107,649	$1,771,617	$5,062,074	$1,265,427
Less: "Stock Awards" and "Option Awards" in the SCT	(1,011,633)	(392,885)	(2,492,919)	(523,520)	(3,500,002)	(669,469)
Plus: Fair value of LTI Awards granted during FY and outstanding and unvested at FY end(a)	1,643,909	611,326	5,741,613	1,205,751	2,737,104	523,545
Change in fair value of prior years' LTI Awards outstanding and unvested at FY end(a)	155,670	15,206	24,532,837	5,585,304	(1,980,197)	(517,635)
Change in fair value of prior years' LTI Awards that vested during FY(b)	250	24,689	(13,943)	235	(1,046,310)	(239,290)
Change in actuarial present values reported under “Change in Pension Value” in the SCT(c)	—	(57,610)	—	6,357	—	143,850
Compensation Actually Paid	$3,657,089	$1,544,062	$32,875,237	$8,045,744	$1,272,669	$506,428
(a)    Valued as of the last day of each FY. Unvested PRSUs, which vesting is subject to performance conditions, are valued based on the probable outcome of such performance conditions as of the applicable FY end; which probability differ, in certain cases, from the assumptions disclosed at the applicable grant date.
(b)    Valued as of the applicable vesting date.
(c)    Mr. D'Ambrisi and Mr. Goralski are the only pension eligible NEOs. There is no service cost or prior service cost adjustment for pension benefits as the Company's Pension Plan was frozen for additional accruals as of December 31, 2013.

2022 Performance Measures
We use multiple financial and operational metrics, both at the Company corporate level and segment level, throughout our Annual Bonus Plan and LTI Program. We choose metrics that align executive pay with Company performance and metrics that we believe correlate with stockholder value creation. Below is a list of the performance measures identified as the most important for NEOs' 2022 compensation decisions. These are metrics we use to evaluate performance in our business overall and, where applicable, within each of our segments and business units. They are long-term growth and quality related. See “COMPENSATION DISCUSSION AND ANALYSIS" in this Proxy Statement for further information.

Most Important Performance Measures*

Adjusted EBITDA
Adjusted EPS
Free Cash Flow
Cash Return on Investment

* For definitions of these non-GAAP financial measures, see "APPENDIX B – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement.
Relationship Between CAP and Company Performance
The following graphs show, for the past three years, the relationship of the Company’s TSR relative to the Company's Peer Group as well as the relationship between CAP and the Company's (i) TSR, (ii) net income and (iii) adjusted EBITDA, which is our Company-selected measure. For reference, the Company's TSR, net income and adjusted EBITDA are also compared to the SCT amounts.

CAP versus Metrics

CAP versus TSR
CAP ($ Thousands)
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
Total Shareholder Return
$225
$200
$175
$150
$125
$100
FY 2020
FY 2021
FY 2022
PEO CAP
Non-PEO NEO Average CAP
Peer Group TSR
Company TSR

CAP versus Net Income
CAP ($ Thousands)
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
Net Income ($ Millions)
$250
$200
$150
$100
$50
FY 2020
FY 2021
FY 2022
PEO CAP
Non-PEO NEO Average CAP
Company Net Income

CAP versus Adjusted EBITDA
CAP ($ Thousands)
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
Adjusted EBITDA ($ Millions)
$600
$500
$400
FY 2020
FY 2021
FY 2022
PEO CAP
Non-PEO NEO Average CAP
Company Adj. EBITDA

SCT versus Metrics

SCT versus TSR
SCT ($ Thousands)
$15,000
$12,500
$10,000
$7,500
$5,000
$2,500
Total Shareholder Return
$225
$200
$175
$150
$125
$100
FY 2020
FY 2021
FY 2022
PEO SCT
Non-PEO NEO Average SCT
Peer Group TSR
Company TSR

SCT versus Net Income
SCT ($ Thousands)
$15,000
$12,500
$10,000
$7,500
$5,000
$2,500
Net Income ($ Millions)
$250
$200
$150
$100
$50
FY 2020
FY 2021
FY 2022
PEO SCT
Non-PEO NEO Average SCT
Company Net Income

SCT versus Adjusted EBITDA
SCT ($ Thousands)
$12,500
$10,000
$7,500
$5,000
$2,500
Adjusted EBITDA ($ Millions)
$600
$500
$400
FY 2020
FY 2021
FY 2022
PEO SCT
Non-PEO NEO Average SCT
Company Adj. EBITDA

Company TSR
The Company's TSR outperformed that of its peer group over the last three years. CAP and SCT amounts are generally aligned with the Company’s TSR due primarily to the use of equity incentives in our compensation program which have a value tied to the Company’s stock price. CAP was higher in 2021 primarily due to increased annual bonus payments triggered by strong 2021 Company performance, higher stock value as of the end of 2021 and the outcome of performance conditions of certain executive PRSUs becoming probable in 2021 due to the Company's strong financial results. The change in fair value for unvested awards only indicates that previously issued grants have increased in value; which value can fluctuate significantly until these awards are vested.
Net Income
The Company’s net income has increased in 2021 and slightly decreased in 2022 while CAP has varied each year. This is primarily due to the significant emphasis we place on equity incentives, which are sensitive to changes in stock price and have vested at above stretch levels in 2021 due to outperformance. The Company does not use net income as a metric when determining compensation for its executives.
Adjusted EBITDA
The Company’s adjusted EBITDA increased 24% in 2021 and remained roughly flat in 2022 on a reported basis despite a $40 million foreign exchange headwind. Adjusted EBITDA is included in both our Annual Bonus Plan as our bonus pool funding metric and in our PRSU awards (50% weight) under our LTI program. As adjusted EBITDA is heavily integrated into our compensation programs, it has the potential to significantly influence the CAP to an executive in any given year.
Considering the Company's strong adjusted EBITDA performance in 2021, the bonus pool factor reached 200% for this year. Our stock price was also higher at the end of 2021 and certain PRSU awards became probable which increased their valuation according to the CAP calculation. In 2022, adjusted EBITDA results were impacted by foreign exchange headwinds and substantial inflation. On a reported basis, adjusted EBITDA increased by $2 million. However, when excluding the impact of foreign currency translations, adjusted EBITDA increased by 8%. The specific performance metric underlying our PRSUs is adjusted EBITDA CAGR on a constant currency basis, which excludes the impact of foreign currency translations.
Management believes adjusted EBITDA is a key indicator of the long-term profitability trends of the Company’s business and therefore a key driver of stockholder value creation. For more information on this non-GAAP measure, see "APPENDIX B – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement.

SECURITY OWNERSHIP

Directors and Executive Officers
The following table sets forth the beneficial ownership of the Company's common stock at April 10, 2023 (the "Record Date"), for each current director and director nominee, each NEO and all current directors and executive officers as a group. To our knowledge, except as otherwise indicated below, beneficial ownership includes sole voting and dispositive power with respect to all shares. Unless indicated otherwise, the address of each person listed below is c/o Element Solutions Inc, 500 East Broward Boulevard, Suite 1860, Fort Lauderdale, Florida 33394, United States.

Beneficial Owner	Company Position	Common Stock (#)		SOPs Exercisable or Vested RSUs at April 10, 2023 or Within 60 Days Thereof (#)(7)		Total Stock and Stock-Based Holdings (#)	Percent of Class (%)**
Sir Martin E. Franklin	Executive Chairman	15,397,912	(1)	—		15,397,912	6.4
Benjamin Gliklich	President & CEO and Director	821,208		181,123		1,002,331	*
Ian G.H. Ashken	Director	1,941,408	(2)	6,367	(8)	1,947,775	*
Elyse Napoli Filon	Director	4,174		6,367	(8)	10,541	*
Christopher T. Fraser	Director	40,996		6,367	(8)	47,363	*
Michael F. Goss	Director	251,095	(3)	6,367	(8)	257,462	*
Nichelle Maynard-Elliott	Director	22,596		6,367	(8)	28,963	*
E. Stanley O’Neal	Director	328,696	(4)	6,367	(8)	335,063	*
John E. Capps	GC	525,554		120,175		645,729	*
Carey J. Dorman	CFO	183,222	(5)	60,704		243,926	*
Joseph J. D'Ambrisi	Head of Electronics	391,275		—		391,275	*
Michael Goralski	Head of Industrial & Specialty	159,808		—		159,808	*
All Directors and Executive Officers as a group (12 persons):	N/A	18,765,015	(6)	400,204		19,165,219	7.9
* Less than 1%
** Based on 241,419,557 shares of common stock outstanding at April 10, 2023
(1)     Sir Martin beneficially owns 15,397,912 shares of our common stock consisting of (i) shared power to vote, or to direct the vote, and shared power to dispose, or to direct the disposition of, 14,094,983 shares of our common stock controlled or held, directly or indirectly, by himself, the Martin E. Franklin Revocable Trust (the "Franklin Trust"), MEF Holdings, LLLP ("MEF Holdings"), MEF Holdings II, LLLP ("MEF Holdings II"), RSMA, LLC ("RSMA") and Sir Martin's family foundation (the "Foundation," and together with Sir Martin, the Franklin Trust, MEF Holdings, MEF Holdings II and RSMA, the "Franklin Holders"), and (ii) sole power to vote, or to direct the vote, of 1,302,929 shares of our common stock held, directly or indirectly, by Tasburgh,

LLC ("Tasburgh," and together with the Franklin Holders, the "Holders"). Each of the Franklin Trust, MEF Holdings and MEF Holdings II has shared power to vote, or to direct the vote, and shared power to dispose, or to direct the disposition of, an aggregate of 10,778,806, 9,309,012 and 2,419,500 shares of our common stock, respectively. The shares beneficially owned by Sir Martin consist of (i) 900,000 shares held directly by the Franklin Trust, (ii) 2,419,500 shares held directly by MEF Holdings II, (iii) 2,848,971 shares held by RSMA, LLC (all of which are deemed to be beneficially owned by Sir Martin and 569,794 of which are held by the Franklin Trust through its ownership in RSMA), (iv) 6,889,512 shares held directly by MEF Holdings, (v) 1,037,000 shares held by the Foundation for which he disclaims any pecuniary interest, and (vi) 1,302,929 shares held directly by Tasburgh (which Sir Martin has the sole power to vote pursuant to an Irrevocable Proxy Agreement, dated February 27, 2020). In the aggregate, such 15,397,912, 10,778,806, 9,309,012 and 2,419,500 shares of our common stock represent approximately 6.4%, 4.5%, 3.9% and 1.0%, respectively, of all outstanding shares of our common stock at April 10, 2023. The business address of each of the Holders is 500 South Pointe Drive, Suite 240, Miami Beach, Florida 33139.
(2)     Mr. Ashken may be deemed to beneficially own an aggregate of 1,941,408 shares of our common stock of which he has (i) shared power to vote, or to direct the vote of, 598,880 shares and (ii) shared power to dispose, or to direct the disposition of 1,941,408 shares. The shares of our common stock beneficially owned by Mr. Ashken consist of (i) 598,880 shares held directly by IGHA Holdings, LLP and (ii) 1,342,528 shares held directly by Tasburgh. In the aggregate, such 1,941,408 shares of our common stock represent approximately 0.8% of all outstanding shares of our common stock at April 10, 2023.
(3)    Includes (i) 4,174 shares of common stock held directly by Mr. Goss, (ii) 95,238 shares of common stock held by a family trust and (iii) 151,683 shares of common stock held by a second family trust. Mr. Goss is a trustee of both trusts and may be considered to have beneficial ownership of the trusts' interests in our common stock. Mr. Goss disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.
(4)    Includes (i) 271,619 shares of common stock held directly by Mr. O'Neal, (ii) 28,539 shares of common stock held indirectly by a family trust and (iii) 28,538 shares of common stock held indirectly by a second family trust. Mr. O'Neal is a trustee of both trusts and may be considered to have beneficial ownership of the trusts' interests in our common stock. Mr. O'Neal disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.
(5)    Includes 645 shares held by Mr. Dorman's spouse.
(6)    Excludes 1,302,929 shares as these shares, held by Tasburgh, are represented in both Sir Martin's and Mr. Ashken's security ownerships.
(7)    This column includes (i) shares underlying vested SOPs held by the NEOs, (ii) shares underlying SOPs held by the NEOs and expected to vest by June 9, 2023 (60 days of April 10, 2023), and (iii) shares underlying RSUs held by our directors and expected to vest by June 9, 2023.
(8)     These RSUs were granted to each of our independent directors as compensation for their 2022-2023 directorship and will vest on June 6, 2023, subject to continuous directorship through and on such vesting date.

Principal Beneficial Owners
The following table sets forth information regarding each stockholder known by us to be the beneficially owner of more than 5% of our 241,419,557 shares of common stock outstanding at April 10, 2023, based on a review of filings with the SEC. Percentages are calculated based upon such shares outstanding at April 10, 2023, plus shares which the beneficial owner has the right to acquire within 60 days. Except as otherwise indicated below, the Company believes each of the entities listed below has sole voting and dispositive power with respect to all the shares of common stock.

	Number of Shares	%
5% or Greater Stockholders

The Vanguard Group, Inc.(1)	21,183,607	8.8%
T. Rowe Price Investment Management, Inc.(2)	17,138,854	7.1%
T. Rowe Price Associates, Inc.(2)	4,212,085	1.7%
Wellington Management Group LLP (3)	16,643,324	6.9%
Sir Martin E. Franklin and Affiliates(4)	15,397,912	6.4%
Dimensional Fund Advisors LP (5)	14,160,038	5.9%
FMR LLC (6)	13,852,844	5.7%

(1)     Based on a Schedule 13G/A filed with the SEC on February 9, 2023. As of December 30, 2022, the Vanguard Group, Inc. reported sole voting power over 0 shares of common stock; shared voting power over 76,971 shares; sole dispositive power over 20,881,733 shares and shared dispositive power over 301,874 shares. The address of the principal business office of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(2)     Based on a Schedule 13G and a Schedule 13G/A both filed with the SEC on February 14, 2023. As of December 30, 2022, T. Rowe Price Investment Management, Inc., an investment adviser, reported sole voting power with respect to 5,085,788 shares of common stock; shared voting power over 0 shares; sole dispositive power over 17,138,854 shares; and shared dispositive power over 0 shares of common stock. The address of T. Rowe Price Investment Management, Inc. is 101 E. Pratt Street, Baltimore, MD 21202. As of December 30, 2022, T. Rowe Price Associates, Inc., an investment adviser, reported sole voting power with respect to 1,591,051 shares of common stock; shared voting power over 0 shares; sole dispositive power over 4,212,085 shares; and shared dispositive power over 0 shares of common stock. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.
(3)     Based on a Schedule 13G/A filed with the SEC on February 6, 2023 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (collectively, "Wellington"). As of December 30, 2022, Wellington reported sole voting power with respect to 0 shares of common stock; shared voting power with respect to 14,601,374 shares (14,050,460 shares for Wellington Management Company LLP); sole dispositive power over 0 shares; and shared dispositive power over 16,643,324 shares (15,863,127 shares for Wellington Management Company LLP). The address of Wellington Group Holdings LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.
(4)     See footnote (1) under "—Directors and Executive Officers" above.
(5)     Based on a Schedule 13G/A filed with the SEC on February 10, 2023. As of December 30, 2022, Dimensional Fund Advisors LP, an investment adviser, reported sole voting power with respect to 13,950,167 shares of common stock; shared voting power over 0 shares; sole dispositive power over 14,160,038 shares; and shared dispositive power over 0 shares. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.
(6)     Based on a Schedule 13G/A filed with the SEC on February 9, 2023. As of December 30, 2022, FMR LLC reported sole voting power over 13,838,600 shares of common stock; shared voting power over 0 shares; sole dispositive power over 13,852,844 shares and shared dispositive power over 0 shares. The address of the principal business office of FMR LLC is 245 Summer Street, Boston, MA 02210.

PROPOSAL 2 ADVISORY VOTE ON 2022 EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act and related SEC rules, we are providing stockholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement, commonly referred to as the "Say-on-Pay" vote.
The core of our executive compensation philosophy is that our executives’ compensation should be linked to the achievement of financial and operating goals that create stockholder value over both the short- and long-term. We have designed our compensation program to focus on elements that we believe will contribute to these stockholder value drivers. As such, our compensation program:
•includes a significant equity component
•is variable and tied to multiple value-creating performance metrics
•reflects each executive's position, role, responsibility and experience
•rewards individual performance and contributions toward our strategy and financial performance objectives
In 2022, 98.64% of votes cast voted in favor of our executive compensation. We believe this vote reflected the solid support of our stockholders for our long-standing pay-for performance philosophy and approach on integrating executive compensation into our stockholder value creation model.
The structure of the Company’s 2022 executive compensation program is more fully discussed under “COMPENSATION DISCUSSION AND ANALYSIS" in this Proxy Statement. The Board recommends that stockholders vote in favor of this year's proposal by approving the following resolution at the 2023 Annual Meeting:
"RESOLVED, that the compensation paid to the Company's NEOs in 2022, as disclosed in the Proxy Statement for the Company's 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby APPROVED."
This vote is non-binding. However, our Board and the Compensation Committee value the views of our stockholders and will consider the outcome of the vote when making future executive compensation decisions for our NEOs.
We expect that the next advisory Say-on-Pay vote will be held at the Company’s 2024 annual meeting of stockholders.
Vote Required
Because this proposal seeks the input of stockholders, there is no minimum vote requirement. The Board will consider the resolution approving the compensation of the NEOs to have been approved if this proposal receives more votes cast "For" than "Against." Abstentions and any "broker non-votes" will not be included in the vote totals and, as such, will have no effect on the outcome of this proposal.
THE BOARD UNANIMOUSLY RECOMMENDS
A VOTE "FOR" APPROVING
THE COMPENSATION PAID TO THE NEOS IN 2022

PROPOSAL 3 APPROVAL OF 2024 EMPLOYEE STOCK PURCHASE PLAN

Stockholders are asked to approve the Element Solutions Inc 2024 Employee Stock Purchase Plan (the "2024 ESPP"). As of its Effective Date (as defined below), the 2024 Plan would replace the Element Solutions Inc 2014 Employee Stock Purchase Plan (the "2014 ESPP"), which was previously approved by stockholders on June 12, 2014. The terms of the 2024 ESPP are substantially the same as the terms of the 2014 ESPP.
The 2024 ESPP is intended to:
•Encourage and enable eligible employees to acquire, at a discount, an equity interest in the Company through the purchase of shares of the Company's common stock; and
•Align the interest of employees with those of the Company's stockholders by linking a portion of their compensation directly to increases in stockholder value.
Assuming stockholder approval is obtained, the 2024 ESPP will become effective on March 1, 2024 (the "Effective Date"). The maximum number of shares that will be offered under the 2024 Plan will be equal to the number of shares that were available but not used under the 2014 Plan as of the Effective Date of the 2024 Plan, subject to capitalization adjustments described below. 5,178,815 shares were initially reserved under the 2014 Plan. As of April 10, 2023, 4,309,574 shares remained available for issuance under the 2014 ESPP.
The following summary of the 2024 ESPP does not purport to be a complete description of all of the provisions of the 2024 ESPP, and is qualified in its entirety by reference to the full text of the 2024 ESPP which is set forth in APPENDIX A to this Proxy Statement and incorporated herein by reference. Any capitalized term that is used but not defined has the meanings ascribed to it in the 2024 ESPP, unless otherwise expressly stated.
Summary of the 2024 ESPP
Purpose
The purpose of the 2024 ESPP is to (i) provide eligible employees of the Company and its designated subsidiaries (the "Participating Companies") who wish to become stockholders in the Company a convenient method of doing so, (ii) encourage employees to work in the best interests of the stockholders of the Company, (iii) support recruitment and retention of qualified employees, and (iv) provide employees an advantageous means of accumulating long-term investments. It is believed that employee participation in the ownership of the business will be to the mutual benefit of both the employees and our Company.
Structure
The 2024 ESPP includes a sub-plan (the "Statutory Plan") designed to permit offerings of grants to employees of the Participating Companies where such offerings are intended to satisfy the requirements of Section 423 of the Code (although the Company makes no undertaking or representation to obtain or maintain qualification under Section 423 of the Internal Revenue Code (the "Code") for any subsidiary, individual, offering or grant) and also separate sub-plans (the "Non-Statutory Plans") which permit offerings of grants to employees of the Participating Companies and affiliates which are not intended to satisfy the requirements of Section 423 of the Code. The administrator of the 2024 ESPP is authorized to make changes to the features of the 2024 ESPP with respect to any Non-Statutory Plan as may be necessary or appropriate to achieve a desired tax treatment in any foreign jurisdiction or to comply with the laws applicable to any Participating Company or affiliates. Therefore, the following is a summary of the principal features of the Statutory Plan and all references to the "2024 ESPP" hereinafter will only refer to the Statutory Plan.

Administration
The 2024 ESPP is administered by the Compensation Committee of the Board. Subject to the provisions of the 2024 ESPP, the administrator of the 2024 ESPP has full authority and discretion to adopt, administer and interpret such rules and regulations as it deems necessary to administer the 2024 ESPP, and its decisions are final and binding upon all participants. In all cases, the 2024 ESPP is required to be administered in such a manner so as to comply with applicable requirements of Rule 16b-3 of the Exchange Act and Section 423 of the Code.
Shares Available for Issuance
The maximum number of shares that will be offered under the 2024 ESPP will be equal to the number of shares that were available but not used under the 2014 Plan as of March 1, 2024, the Effective Date of the 2024 ESPP, up to 4,309,574 shares, subject to capitalization adjustments as described below.
Adjustments upon Changes in Capitalization, Dissolution or Liquidation, or Corporate Transactions
In the event that any dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common stock or other securities of the Company, or other change in the Company’s structure affecting the common stock occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2024 ESPP, the administrator shall make such adjustment, if any, as it may deem appropriate in the number, kind, and the price of shares available for purchase under the Plan, and in the number of shares which an employee is entitled to purchase including, without limitation, closing an offering early and permitting purchase on the last Trading Day of the reduced Offering Period, terminating an offering and refunding participants’ Account balances or adjusting numerical limits under the 2024 ESPP.
Eligibility
The 2024 ESPP allows employees of the Participating Companies on one or more offering dates and who do not, immediately after the option is granted, own stock of five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of a "parent corporation" or "subsidiary corporation" within the meaning of Sections 423(b)(3) and 424(d) of the Code, to participate in the 2024 ESPP. Notwithstanding, employees of a Participating Company who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) shall not be eligible to participate in the 2024 ESPP if: (i) the grant of an option under the 2024 ESPP to such employee is prohibited under the laws of such jurisdiction; or (ii) compliance with the laws of such foreign jurisdiction would cause the 2024 ESPP to violate the requirements of Section 423 of the Code.
General Terms of Participation
•Offering Periods. The 2024 ESPP provides for separate calendar quarter offerings, commencing on March 1, June 1, September 1 and December 1 of each year. Notwithstanding the foregoing, the administrator of the 2024 ESPP may establish (i) a different term for one or more future offerings and (ii) different commencing and ending dates for such offerings; provided, however, that in no event shall any offering exceed 27 months. In the event the first or the last day of an offering is not a regular business day, then the first day of the offering shall be deemed to be the next regular business day and the last day of the offering shall be deemed to be the last preceding regular business day.
•Participation. Participation in the 2024 ESPP is voluntary. Participants may authorize payroll deductions of at least $60 but no more than $10,000 of the participant’s Compensation (as defined in the 2024 ESPP) for such calendar year, to be applied toward the purchase of shares of common stock of the Company, subject to the restrictions set forth in the 2024 ESPP. A participant may elect, at any time during an offering, to (i) increase or decrease the amount to be withheld from his or her compensation under the 2024 ESPP, or (ii) discontinue payroll contributions, by completing and filing with the Company an amended enrollment agreement authorizing the increase, decrease or cessation of payroll deductions. An amended enrollment agreement shall remain in effect until the participant changes such enrollment agreement in accordance with the terms of the 2024 ESPP. The administrator of the 2024 ESPP may, from time to time, establish (i) limitations on the frequency and/or number of any permitted changes in the amount withheld during an offering, (ii) payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, and (iii) such other limitations or procedures as deemed advisable by the administrator of the 2024 ESPP in its sole discretion that are consistent with the 2024 ESPP and in accordance with the requirements of Section 423 of the Code.
•Purchase Price. The 2024 ESPP permits employees of the Company and the Participating Companies to purchase shares of common stock of the Company at a price per share equal to eighty five percent (85%) of the lesser of (i) the market value of the shares on the offering date of such offering and (ii) the market value of the shares on the purchase date of such offering, subject to limits set by the Code and the 2024 ESPP. Sales of shares under the 2024 ESPP are generally made pursuant to offerings that are intended to satisfy the requirements of Section 423 of the Code.
•Payroll Deductions. An employee must authorize a payroll deduction before the start of an offering in order to participate in that offering. On the last business day of the offering, the employee will be deemed to have exercised the option to purchase as many shares as the employee’s payroll deduction will allow at the option price, up to 500 shares in any single offering.
•Shares Purchased. No employee will be permitted to purchase any shares under the 2024 ESPP (i) if such employee, immediately after such purchase, owns shares of five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or its parent or subsidiary corporations or (ii) to the extent that his or her rights to purchase stock under all of the Company’s employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such purchase right is granted) for each calendar year in which the purchase right is outstanding.
•Withdrawal and Termination of Employment. An employee may withdraw from an offering, in whole but not in part, at any time during the offering for which such withdrawal is to be effective, or by any other date specified by the administrator of the 2024 ESPP for a future offering. Upon withdrawal, the amount in the employee’s account will be refunded. An employee who has withdrawn from or suspended participation in an offering may not participate again in that same offering. In order to participate in a subsequent offering, the participant must re-enroll in the 2024 ESPP in accordance with the 2024 ESPP’s enrollment procedures. Upon termination of employment for any reason, the employee’s participation in the 2024 ESPP will immediately terminate and the payroll deductions credited to the employee’s account will be returned to him or her and such employee’s option will automatically terminate.
Transferability
No participant is permitted to sell, assign, transfer, pledge or otherwise dispose of or encumber either the payroll deductions credited to his or her account or an option or any rights granted under the 2024 ESPP other than by will or the laws of descent and distribution. During the participant’s lifetime, only the participant can make decisions regarding the participation in or withdrawal from an offering under the 2024 ESPP.
Amendment and Termination of the 2024 ESPP
The Board may amend the 2024 ESPP in such respects as it shall deem advisable; provided, however, that, to the extent required for compliance with Section 423 of the Code or any applicable law or regulation, stockholder approval will be required for any amendment that will (i) increase the total number of shares as to which options may be granted under the 2024 ESPP, except with respect to capitalization adjustments described above, (ii) modify the class of employees eligible to receive options, or (iii) otherwise require stockholder approval under any applicable law or regulation. Except as provided below, no amendment to the 2024 ESPP will make any change in any option previously granted which adversely affects the rights of any participant.

The 2024 ESPP will continue in effect until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Board may at any time and for any reason suspend or terminate the 2024 ESPP. During any period of suspension or upon termination of the 2024 ESPP, no options shall be granted.
Except with respect to capitalization adjustments described above, no such termination of the 2024 ESPP may affect options previously granted, provided that the 2024 ESPP or an offering may be terminated by the Board on a purchase date or by the Board’s setting a new purchase date with respect to an offering then in progress if the Board determines that termination of the 2024 ESPP and/or the offering is in the best interests of the Company and its stockholders or if continuation of the 2024 ESPP and/or the offering would cause the Company to incur adverse accounting charges as a result of a change after the Effective Date of the 2024 ESPP in the generally accepted accounting rules applicable to the 2024 ESPP.
Effective Date and Term
If the 2024 ESPP is approved by stockholders at the 2023 Annual Meeting, (i) the 2024 ESPP will become effective on March 1, 2024, the Effective Date, and shall have a term of ten (10) years, and (ii) the first Offering Period under the 2024 will commence on March 1, 2024. Unless a termination of or change to the 2024 ESPP has previously been made by the Company, the final offering under the 2024 ESPP will commence on December 1, 2033 and terminate on February 28, 2034.
Change of Control, Dissolution or Liquidation of the Company
In the event of a change of control of the Company (as defined in the 2024 ESPP), each outstanding option shall be assumed or an equivalent option substituted by the successor company or parent thereof (the "Successor Company"). In the event that the Successor Company refuses to assume or substitute for the option, any offering then in progress shall be shortened by setting a new purchase date. The new purchase date shall be a specified date before the date of the change of control. The administrator of the 2024 ESPP will notify each participant in writing, prior to the new purchase date, that the purchase date for the participant’s option has been changed to the new purchase date and that the participant’s option shall be exercised automatically on the new purchase date, unless prior to such date the participant has withdrawn from an offering then in progress or the 2024 ESPP.
In the event of the proposed dissolution or liquidation of the Company, the offering then in progress shall be shortened by setting a new purchase date and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The new purchase date will be a specified date before the date of the Company’s proposed dissolution or liquidation. The administrator of the 2024 ESPP will notify each participant in writing, prior to the new purchase date, that the purchase date for the participant’s option has been changed to the new purchase date and that the participant’s option shall be exercised automatically on the new purchase date, unless prior to such date the participant has withdrawn from an offering then in progress or the 2024 ESPP.
U.S. Federal Income Tax Consequences
Tax Consequences to Participants
The following discussion is a summary of the general U.S. federal income tax rules applicable to purchases offered by the Company and Participating Companies under the 2024 ESPP offerings that are intended to comply with Section 423 of the Code. Employees should consult their own tax advisors since a taxpayer’s particular situation may be such that some variation of the rules described below will apply.
The 2024 ESPP and the right of participants to make purchases under it are intended to qualify under the provisions of Sections 421 and 423 of the Code. In general, no income will be taxable to a participant at the time of grant of the option or purchase of shares. However, upon sale or dispositions of shares acquired under the 2024 ESPP, a participant will generally be subject to tax in an amount that will depend on the participant's holding period, or how long the participant has held the shares subject to the sale or disposition:
•If the shares are sold or disposed of (i) more than two years after the date of the beginning of the offering period and (ii) more than one year after the stock is purchased in accordance with the 2024 ESPP (or if the participant dies while holding the shares), the participant will recognize ordinary income in an amount generally equal to the lesser of (i) the excess of fair market value of the shares at the time of such sale or disposition over the purchase price of the shares (the "option price"), or (ii) the excess of the fair market value of the shares at the time the option was granted over the option price (which option price will be computed as of the offering date). Any further gain or any loss will be taxed as a long-term capital gain or loss.
•If the shares are sold or disposed of before the expiration of the holding periods described above (a "disqualifying disposition"), other than following the participant's death while owning the shares, the participant will generally recognize as ordinary income and amount equal to the excess of the fair market value of the shares on the date the shares were purchased over the option price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the employee’s holding period with respect to the shares sold or disposed of.
Any ordinary income that a participant recognizes upon sale of the shares purchased under the 2024 ESPP is not subject to withholding for income, Medicare or social security taxes.
Tax Consequences to the Company
If the participant makes a disqualifying disposition of shares purchased under the 2024 ESPP, the excess of the fair market value of the shares on the date of purchase over the option price will be treated as ordinary income to the participant at the time of such disposition and the Company will be entitled to an income tax deduction for the same amount for the Company’s taxable year in which the disposition occurs, although the income tax deduction may be limited by the deductibility of compensation paid to certain of the Company’s officers under Section 162(m) of the Code. In no other instance will the Company be allowed a deduction with respect to the participant’s disposition of the purchased shares.

New Plan Benefits
The amounts of future purchases under the 2024 ESPP are not determinable because participation is voluntary, participation levels depend on each participant’s elections and the restrictions of Section 423 of the Code and the 2024 ESPP, and the per-share purchase price depends on the future value of our common stock.

Vote Required
Approval of this proposal requires the affirmative vote of a majority of the votes cast. This means that if the 2024 ESPP receives a greater number of votes "For" its approval than votes "Against," such proposal will be approved.

THE BOARD UNANIMOUSLY RECOMMENDS
A VOTE "FOR" THE APPROVAL
OF THE 2024 EMPLOYEE STOCK PURCHASE PLAN

PROPOSAL 4 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023

The Audit Committee, subject to stockholder ratification, has selected PricewaterhouseCoopers LLP ("PwC"), certified public accountants, to audit the financial statements and internal controls over financial reporting of the Company for the year ending December 31, 2023. PwC has served as the Company's independent registered public accounting firm since 2013. In connection with the selection of PwC, the Audit Committee annually reviews and negotiates the terms of the engagement letter with PwC. This letter sets forth important terms regarding the scope of their engagement, associated fees, payment terms and responsibilities of each party.
The Audit Committee and the Board believe that the continued retention of PwC as our independent auditors is in the best interests of the Company and our stockholders. However, if stockholders do not ratify the selection of PwC, the Audit Committee will consider the outcome of this vote for 2023 or the next fiscal year. Even in the event the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm and has authority to terminate or otherwise revise the engagement of PwC at any time.
Representatives of PwC are expected to attend the 2023 Annual Meeting, during which they will be available to respond to appropriate questions from stockholders.

REPORT OF THE AUDIT COMMITTEE
The information contained in this Report of the Audit Committee shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed with the SEC under the Securities Act or the Exchange Act.
The Audit Committee consists of directors whom the Board of Directors has determined to be "independent," as required by the applicable NYSE listing standards and SEC rules. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, preparing the financial statements of the Company and publicly reporting the same. PricewaterhouseCoopers LLP ("PwC"), the Company’s independent registered public accounting firm for 2022, was responsible for auditing the Company's audited financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board ("PCAOB").
In discharging its oversight responsibility for the audit process, the Audit Committee reviewed and discussed with management and PwC the Company’s audited financial statements for the year ended December 31, 2022 and PwC's evaluation of the Company’s internal control over financial reporting. The Audit Committee also discussed with PwC the matters required to be discussed by applicable requirements of the PCAOB and the SEC. As part of that review, PwC provided to the Audit Committee a written statement describing all relationships between PwC and the Company that might bear on PwC's independence and information required by applicable requirements of the PCAOB regarding PwC's communications with the Audit Committee concerning independence. Upon review, the Audit Committee discussed with PwC any relationships that may impact their objectivity or independence. The Audit Committee also considered whether the provision of any non-audit services by PwC was compatible with maintaining their independence, and concluded that PwC’s independence had been maintained.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved such recommendation) that the Company's audited financial statements for the year ended December 31, 2022 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 22, 2023.
The Audit Committee
Nichelle Maynard-Elliott (Chair)
Elyse Napoli Filon
Michael F. Goss

Principal Accountant Fees and Services
The following table provides detail about fees for professional services rendered by PwC to the Company for the years ended December 31, 2022 and 2021:

Services Provided	2022	2021
	(in millions)
Audit Fees	$5.3	$6.4
Audit-Related Fees	0.0	0.0
Tax Fees	0.4	0.0
All Other Fees	0.0	0.0
Total	$5.7	$6.4
Audit Fees: Consist of fees billed for the following professional services:
•Audits of the Company's consolidated financial statements;
•Reviews of the Company's interim condensed consolidated financial statements included in quarterly reports;
•Statutory audits of foreign entities; and
•Audit of the Company's internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, included in the audit of the Company's consolidated financial statements.
For 2021, audit fees included $0.7 million of non-recurring fees primarily related to acquisition activity.
Audit-Related Fees: Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under "Audit Fees." These services include consultations concerning financial accounting and reporting standards, due diligence, accounting relating to acquisitions and divestitures, and attest services that are not required by statute or regulation.
Tax Fees: Consist of tax compliance/preparation and other tax services, including fees for professional services related to international tax compliance, assistance with tax audits and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation.
All Other Fees: Consist of fees for all other services other than those reported above.
The Audit Committee has concluded that the provision by PwC of the non-audit services included in the total above was compatible with maintaining the independence of these auditors.
Pre-Approval Policies and Procedures for Audit and Permissible Non-Audit Services
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company's independent auditors. In recognition of this responsibility, the Audit Committee has established policies and procedures to pre-approve all audit and non-audit services to be provided to us by our independent registered public accounting firm by category, including audit-related services, tax services and other permitted non-audit services. Under these policies and procedures, the Audit Committee pre-approves all services obtained from our independent registered public accounting firm by category of service, including a review of specific services to be performed, fees expected to be incurred within each category of service and the potential impact of such services on auditor independence. The term of any pre-approval is for the financial year, unless the Audit Committee specifically provides for a different period in the pre-approval. If it becomes necessary to engage our independent auditors for additional services not contemplated in the original engagement letter with PwC or pre-approval, the Audit Committee requires separate pre-approval before any additional engagement.
All the 2022 work performed by PwC as described above under the captions Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees was approved or pre-approved by the Audit Committee in accordance with the policies and procedures set forth above.
Vote Required
Approval of this proposal requires the affirmative vote of a majority of the votes cast. This means that if PwC receives a greater number of votes "For" its 2023 selection than votes "Against," such selection will be ratified. If the selection of PwC is not ratified, the Audit Committee may reconsider the selection of the Company's independent auditors.
THE BOARD UNANIMOUSLY RECOMMENDS
A VOTE "FOR" THE RATIFICATION
OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP FOR 2023

INFORMATION ABOUT THE MEETING AND VOTING

In accordance with the SEC rules, we are providing our stockholders with access to our proxy materials over the Internet, rather than in paper form, which reduces the environmental impact of the 2023 Annual Meeting and its related costs.
Why am I receiving these proxy materials?
You are receiving proxy materials because you are a stockholder of record for the 2023 Annual Meeting. This means that you were holding Element Solutions shares as of the close of business on April 10, 2023, the Record Date. The proxy materials provide notice of the 2023 Annual Meeting, describe the proposals presented for stockholder action and include information required to be disclosed to stockholders. We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail.
If you are a stockholder of record with shares registered directly in your name, a one-page Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") will be mailed to you on or about April 21, 2023. Stockholders of record may access the proxy materials on www.proxyvote.com or request a printed set of the proxy materials by following the instructions in the Notice of Internet Availability. This notice also explains how you may request to receive future proxy materials by e-mail or in printed form by mail. If you choose the e-mail option, you will receive an e-mail next year with links to those materials and to the proxy voting site. We encourage you to choose this e-mail option, which will allow us to provide the information you need in a more timely manner, save printing and mailing cost and conserve natural resources. Your election to receive proxy materials by e-mail or in printed form by mail will remain in effect until you revise it.
If you are a beneficial owner, you will not receive a Notice of Internet Availability directly from us. Instead, your broker, bank or other nominee will forward to you their own notice with instructions on accessing the proxy materials relating to the 2023 Annual Meeting and how to vote your shares as well as other options that may be available to you for receiving the proxy materials.
When and where is the 2023 Annual Meeting?
As part of our effort to maintain a safe and healthy environment at the 2023 Annual Meeting for our employees and stockholders, we decided to proceed with a virtual-only meeting this year via live audio webcast. You will be able to attend the 2023 Annual Meeting by visiting www.virtualshareholdermeeting.com/ESI2023. To participate in the

2023 Annual Meeting, you will need the 16-digit control number included in your Notice of Internet Availability, proxy card or voting instruction form. The 2023 Annual Meeting will begin promptly at 11:00 a.m. (Eastern Time) on June 6, 2023.
We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate in the virtual 2023 annual meeting as they would at an in-person meeting. Stockholders as of the Record Date who attend and participate in the meeting will have an opportunity to submit questions at any time during the meeting through the virtual meeting platform at www.virtualshareholdermeeting.com/ESI2023. We will respond to questions during a designated portion of the meeting. The rules of conduct and proxy materials will be available on the meeting platform.
What if I have technical difficulties or trouble accessing the virtual 2023 Annual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have in accessing the virtual 2023 Annual Meeting. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page.
If I plan to attend the 2023 Annual Meeting, should I still vote by proxy?
Yes. Casting your vote in advance does not affect your right to attend the 2023 Annual Meeting. If you send in your proxy card and also attend the virtual meeting, you do not need to vote again at the meeting unless you want to change your vote.
What am I voting on?
There are four proposals scheduled to be voted on at the 2023 Annual Meeting:

Proposals	Board Recommendations
1 - Election of eight directors for a one-year term	FOR each Director Nominee
2 - Advisory vote to approve our 2022 executive compensation ("Say-on-Pay" vote)	FOR
3 - Approval of our 2024 Employee Stock Purchase Plan (ESPP)	FOR
4 - Ratification of PricewaterhouseCoopers LLC as our independent registered public accounting firm for 2023	FOR
We will also consider other proposals that properly come before the 2023 Annual Meeting in accordance with the procedures set forth in the Company's Amended and Restated By-Laws and, if applicable, the requirements of Rule 14a-19 of the Exchange Act.
Mr. Gliklich, our CEO, and Mr. Capps, our GC, have been selected by our Board to serve as proxy holders for the 2023 Annual Meeting. All of our shares of common stock represented by properly delivered proxies received in time for the 2023 Annual Meeting will be voted at the meeting by the proxy holders in the manner specified in the proxy by the stockholder. If you sign and return a proxy card without indicating how you would like your shares to be voted, the proxy holders will vote your shares in accordance with the recommendations of the Board. In the event proxies for disqualified or withdrawn nominees for the Board are received, such votes for such disqualified or withdrawn nominees will be treated as abstentions.
Which shares can I vote?
You may vote all of the shares of our common stock that you owned as of the Record Date, which is the close of business on April 10, 2023. You may cast one vote for each share of common stock held by you on the Record Date on each item of business presented at the 2023 Annual Meeting. These shares include shares that are:
•held directly in your name as the stockholder of record; and/or
•held for you as the beneficial owner through a broker, bank or other nominee.
On April 10, 2023, there were 241,419,557 shares of common stock issued, outstanding and entitled to vote.
What happens if additional matters are presented at the meeting?
The Company's Amended and Restated By-Laws provide that items of business may be brought before the 2023 Annual Meeting only pursuant to the Notice of Annual Meeting of Stockholders (or any supplement thereto) included in this Proxy Statement, by or at the direction of the Board of Directors, or by a stockholder of the Company who (i) was a stockholder at the time proper notice of such business is delivered to the Company Secretary, (ii) is entitled to vote at the meeting and (iii) complies with the procedures set forth in our Amended and Restated By-Laws and, if applicable, with the additional requirements of Rule 14a-19 (or any successor rule thereto) of the Exchange Act.
Other than the three items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the 2023 Annual Meeting as of the date of this Proxy Statement. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the 2023 Annual Meeting in accordance with the laws of the State of Delaware governing corporations ("Delaware General Corporation Law") and/or our Amended and Restated By-Laws.
What constitutes a quorum and why is a quorum required?
A quorum of stockholders present is required for all items of business to be voted at the 2023 Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority in voting power of the Company's shares of common stock outstanding and entitled to vote on the Record Date will constitute a quorum, permitting us to conduct the 2023 Annual Meeting. Proxies received but marked as abstentions, if any, and broker non-votes (described below) will be included in the calculation of the number of shares considered to be present at the 2023 Annual Meeting for quorum purposes. If we do not have a quorum, then the person presiding over the 2023 Annual Meeting or the stockholders present at the 2023 Annual Meeting may, by a majority of voting power thereof, adjourn the meeting, as authorized by our Amended and Restated By-Laws, until a quorum is present.
What is the difference between a stockholder of record and a beneficial owner?
Stockholder of Record: If your shares are registered directly in your name with any agent, including Computershare, the Company's transfer agent, you are considered to be, with respect to those shares, the "stockholder of record" and the Notice of Internet Availability was sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to certain officers of Element Solutions or to vote in person at the 2023 Annual Meeting.
Beneficial Owner: If your shares are held by a broker, bank or other nominee, you are considered the "beneficial owner" of shares held in "street name" and the Notice of Internet Availability was forwarded to you by that nominee. As the beneficial owner, you have the right to direct your nominee as to how to vote your shares, and are also invited to attend the 2023 Annual Meeting.
If you hold shares both as a stockholder of record and in "street name," you must vote separately both set of shares.
How do I vote?
If you are a stockholder of record, you may vote:
•Via the Internet. You may vote via the Internet by visiting www.proxyvote.com and entering the 16-digit control number found on your Notice of Internet Availability. Instructions on Internet voting are provided in the Notice of Internet Availability.

•By Telephone. If you requested printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by calling the toll free number found on the proxy card.
•By Mail. If you requested printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.
•At the Virtual Meeting. You may vote during the virtual 2023 Annual Meeting by visiting www.virtualshareholdermeeting.com/ESI2023. Be sure to have your 16-digit control number available in order to join the meeting.
If you are a beneficial owner of shares held in "street name," you must follow the voting procedures of the broker, bank or other nominee who holds your shares. In general, you may vote:
•Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the 16-digit control number found in your Notice of Internet Availability. Instructions on Internet voting are provided in the Notice of Internet Availability. The availability of Internet voting may depend on the voting process of the broker who holds your shares.
•By Telephone. If you requested printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card. The availability of telephone voting may depend on the voting process of the broker who holds your shares.
•By Mail. If you requested printed copies of the proxy materials by mail, you will receive a proxy card or a voting instruction form and you may vote by proxy by filling out the proxy card or voting instruction form and returning it in the envelope provided.
•At the Virtual Meeting. You may vote during the virtual 2023 Annual Meeting by visiting www.virtualshareholdermeeting.com/ESI2023. Be sure to have your 16-digit control number available in order to join the meeting.
TO FACILITATE THE TIMELY RECEIPT OF YOUR PROXY, WE ENCOURAGE YOU TO VOTE ON THE INTERNET OR BY TELEPHONE TODAY.
If you vote on the Internet or by telephone, you do not need to return your proxy card or voting instruction form. Internet and telephone voting for stockholders will be available 24 hours a day. To allow sufficient time for your broker to vote, your voting instructions must be received by 11:59 p.m. (Eastern Time) on June 5, 2023. Even if you plan to attend the 2023 Annual Meeting, we recommend that you vote your shares in advance.
Internet and telephone voting procedures are designed to authenticate stockholders by use of your 16-digit control number and to allow you to confirm that your instructions have been properly recorded. Stockholders voting via the Internet and by telephone should understand there may be costs associated with voting in these manners, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholders.
How many votes are needed to approve each proposal?
The table below sets forth the vote required for approval of each proposal described in this Proxy Statement, assuming a quorum is present:

Proposal	Vote Required
1 - Election of directors for a one-year term	Majority of votes cast
2 - Advisory 2022 Say-on-Pay vote	Majority of votes cast
3 - Approval of our 2024 ESPP	Majority of votes cast
4 - Ratification of independent registered public accounting firm for 2023	Majority of votes cast

How do I obtain electronic access to the proxy materials?
The Notice of Internet Availability provides instructions regarding how to use the Internet to view the proxy materials for the 2023 Annual Meeting. This Proxy Statement and our 2022 Annual Report are available on the following website: www.proxyvote.com. If you hold your shares in "street name," you may be able to elect to receive future proxy statements and annual reports electronically. For information regarding electronic delivery, you should contact your broker, bank or other nominee. Stockholders requesting electronic delivery may incur costs, such as telephone and Internet access charges, that must be borne by the stockholder.
What if I lose the Notice of Internet Availability or other communication from my broker containing my 16-digit control number prior to voting?
Stockholder of Record. If you are a stockholder of record, you may obtain another Notice of Internet Availability containing your control number by writing to the Company Secretary at Element Solutions Inc, 500 East Broward Boulevard, Suite 1860, Fort Lauderdale, Florida 33394, or calling our Investor Relations function at (203) 952-0369.
Beneficial Owner. If your shares of common stock are held in "street name" through a broker, bank or other nominee, you must contact that nominee and request to obtain another notice from them.
Is my vote confidential?
Yes. Broadridge Investor Communication Solutions, Inc. ("Broadridge") will receive and tabulate stockholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to Element Solutions or any of its officers or employees, except where disclosure is required by applicable law, disclosure of your vote is expressly requested by you, or we/Broadridge conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be provided to us from time to time and preliminary voting results will be publicly announced at the 2023 Annual Meeting.
If I am an employee holding shares pursuant to the Company's 2014 Employee Stock Purchase Plan ("2014 ESPP"), how will my shares be voted?
Employees holding shares of common stock of the Company acquired through the Company's 2014 ESPP will receive an email including voting instructions or a voting instruction card from Broadridge covering all shares credited to their share account held under Schwab Stock Plan Services at Charles Schwab, the 2014 ESPP administrator, as of the Record Date. The email or voting instruction cards may have an earlier return date than proxy cards.
How do I vote my shares held in a Charles Schwab brokerage account and/or through the Company's Employee Savings and 401(k) Plan?
Employees holding shares of common stock of the Company in a brokerage account held by Charles Schwab or shares acquired through the Company's 401(k) plan will be able to vote any shares included in their accounts as of the Record Date in accordance with the voting instructions that will be provided by the Schwab Stock Plan Services at Charles Schwab, the bank nominee where these brokerage accounts were opened.
What if I sign and return my proxy without providing any specific voting instructions?
Stockholder of Record. If you are a stockholder of record and you submit a signed proxy card or submit your proxy by telephone or the Internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the Board of Directors on all matters presented in this Proxy Statement. With respect to any other matters properly presented for a vote at the 2023 Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.

Beneficial Owner. If you are a beneficial owner of shares held in "street name" and do not provide the broker, bank or other nominee who holds your shares with specific voting instructions, under the rules of the NYSE, this broker, bank or other nominee may generally vote on "routine matters" but cannot vote on "non-routine matters." If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, such broker, bank or other nominee will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote." Therefore, we strongly encourage you to give voting instructions to your nominee. Shares represented by such broker non-votes will be counted in determining whether there is a quorum.
Which proposals are considered "routine" or "non-routine"?
The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023 (Proposal 4) is a matter considered "routine" under applicable rules. A broker, bank or other nominee may generally vote on routine matters, which means that it can exercise discretion and vote your shares absent your instructions. Therefore, no broker non-votes are expected to exist in connection with Proposal 4.
The election of directors (Proposal 1), the approval, on an advisory basis, of the compensation of the NEOs in 2022 (Proposal 2) and the approval of our 2024 ESPP (Proposal 3) are matters considered "non-routine" under applicable rules. A broker, bank or other nominee cannot vote without your instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 2 and 3.
What is the impact of broker non-votes and abstentions on the proposals being presented at the meeting?
The table below sets forth the impact of a broker non-vote and an abstention with respect to each proposal described in this Proxy Statement, assuming a quorum is present:

	Broker Non-Vote	Abstention
1 - Election of directors for a one-year term	No Impact	No Impact
2 - Advisory 2022 Say-on-Pay vote	No Impact	No Impact
3 - Approval of our 2024 ESPP	No Impact	No Impact
4 - Ratification of independent registered public accounting firm for 2023	N/A	No Impact
Can I change my vote after I have delivered my proxy card?
Yes. You may revoke your proxy card at any time before its exercise by delivering to the Company Secretary a revocation of proxy at the address indicated below, executing a new proxy bearing a later date, or voting during the 2023 Annual Meeting. If you are a beneficial owner, you must contact your broker, bank or other nominee to change your vote.
Element Solutions Inc
Attn: Company Secretary
500 East Broward Boulevard, Suite 1860
Fort Lauderdale, Florida 33394
United States
Am I entitled to dissenter’s rights?
No. Delaware General Corporation Law does not provide for dissenter’s rights in connection with the matters being voted on at the 2023 Annual Meeting.
What should I do if I receive more than one set of voting materials?
You may receive more than one set of voting materials, including multiple Notices of Internet Availability or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice of Internet Availability or voting instruction card for each brokerage account in which you hold shares in "street name." If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice of Internet Availability. Please vote the shares represented by each Notice of Internet Availability or voting instruction card you receive.
What is householding?
For those stockholders who have elected to continue to receive printed copies of the proxy materials, the SEC permits delivery of a single annual report to stockholders and a single proxy statement to any household at which two or more stockholders reside, who are believed to be members of the same family. The procedure, referred to as "householding," reduces the volume of duplicate information stockholders receive and the related expenses to the Company. We have not implemented householding with respect to our stockholders of record; however, a number of brokerage firms have instituted this process, which may impact certain beneficial owners (i.e., "street name" stockholders). If your family has multiple accounts in which a broker holds your shares of common stock in "street name," you may have previously received a householding information notification from this broker. Please contact your broker directly if you have any questions, require additional copies of this Proxy Statement or our 2022 Annual Report, or wish to revoke your decision to household and receive multiple reports going forward.
Where can I find voting results of the 2023 Annual Meeting?
We will announce the preliminary voting results for the proposals voted upon at the 2023 Annual Meeting and disclose final detailed voting results in a Current Report on Form 8-K filed with the SEC within four business days of the 2023 Annual Meeting.
Who should I call with other questions?
If you need assistance voting your shares or have additional questions about this Proxy Statement or the 2023 Annual Meeting, please contact our Investor Relations function at (203) 952-0369 or IR@elementsolutionsinc.com.
If you would like to receive additional copies of our 2022 Annual Report, please contact:
Element Solutions Inc
500 East Broward Boulevard, Suite 1860
Fort Lauderdale, Florida 33394
United States
Attention: Investor Relations

OTHER MATTERS

Stockholder Proposals
As of the date of this Proxy Statement, the Board of Directors does not intend to present any other matter for action at the 2023 Annual Meeting other than as set forth in the Notice of Annual Meeting of Stockholders included in this Proxy Statement. If any other matters properly come before the 2023 Annual Meeting, it is intended that the shares represented by the proxies will be voted, in the absence of contrary instructions, in accordance with the recommendations of the Board.
Stockholder Proposals for the 2024 Proxy Statement
In order to submit stockholder proposals to be considered for inclusion in the proxy materials for the Company's 2024 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act, the proposal must be received by our Company Secretary at 500 East Broward Boulevard, Suite 1860, Fort Lauderdale, Florida 33394, United States, no later than December 23, 2023. The proposal must meet the requirements under Rule 14a-8 to be valid.

Stockholder Director Nominations and Other Stockholder Proposals for Presentation at the 2024 Annual Meeting of Stockholders
Our Amended and Restated By-Laws also establish an advance notice procedure with regard to director nominations (each, a "Nomination") and other stockholder proposals (each, a "Stockholder Proposal") that are not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before the Company's 2024 annual meeting of stockholders, a notice of Nomination or Stockholder Proposal must be delivered to our Company Secretary at the Fort Lauderdale address indicated above, not less than 90 or more than 120 days prior to the first anniversary of the date of the 2023 Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to our Amended and Restated By-Laws (and not pursuant to Rule 14a-8) must be received no earlier than the close of business on February 7, 2024 and no later than the close of business on March 8, 2024.
Any notice must describe various matters regarding (i) the individuals subject to the Nomination, including but not limited to, the name, address, occupation and the number of shares held by such nominees, (ii) the Stockholder Proposal, including, but not limited to, the reasons for such proposal, and (iii) information about the stockholder giving notice and the beneficial owner, if any, on whose behalf the Nomination or the Stockholder Proposal is made. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s director nominees must comply with the requirements of Rule 14a-19 under the Exchange Act and provide notice to the Company Secretary at the address above between February 7, 2024 and March 8, 2024 with all the names of the nominees for whom such stockholder intends to solicit proxies. The notice must also meet all the requirements set forth in Rule 14a-19(b).
All Nominations and Stockholder Proposals must comply with the requirements as set forth in our Amended and Restated By-Laws, a copy of which may be obtained at no cost from our Company Secretary. The chairman of any annual meeting may refuse to allow any Nomination or Stockholder Proposal not made in compliance with these procedures and those of Rule 14a-19(b), if applicable.
List of Stockholders Entitled to Vote at the 2023 Annual Meeting
The names of stockholders of record entitled to vote at the 2023 Annual Meeting will be available at the Company’s principal office in Fort Lauderdale, Florida, for a period of ten days prior to the 2023 Annual Meeting. To the extent office access is affected by the COVID-19 pandemic, stockholders may email the Company at IR@elementsolutionsinc.com for alternative arrangements.
Proxy Solicitation Costs
We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, proxies may be solicited on our behalf by our officers, directors or employees in person, by telephone or electronic mail without extra compensation for that activity. We also expect to reimburse Computershare, our transfer agent, and Broadridge as well as banks, brokers and other persons for reasonable out-of-pocket expenses in sending proxy materials to the beneficial owners of our common stock and for obtaining the proxies of those owners.
Communication with the Board of Directors
Any stockholder or other party interested in contacting the Board, a Committee of the Board, the Board's independent Lead Director or any other director may do so in writing to:
Element Solutions Inc
Board of Directors [or Committee or director name, as appropriate]
500 East Broward Boulevard, Suite 1860
Fort Lauderdale, Florida 33394
United States

All communications should include the name, address, telephone number and email address (if any) of the person submitting the communication and indicate whether the person is a stockholder of the Company.
As indicated in our Board Governance Principles, the Board has approved a process for handling correspondence received by the Company and addressed to non-management members of the Board. Under that process, the Executive Chairman or an officer delegated by the Chairman (the "Delegated Officer") reviews all such correspondence, maintains a log of all such correspondence and forwards to the other directors copies of all correspondence that, in the opinion of the Executive Chairman or the Delegated Officer, deal with the functions of the Board or any of its Committees or that the Executive Chairman or Delegated Officer otherwise determines require their attention. The Executive Chairman or Delegated Officer may screen frivolous or unlawful communications and commercial advertisements. Directors may review the log at any time.
When deemed appropriate, concerns relating to accounting, internal controls or auditing matters are brought to the attention of our internal auditor and handled in accordance with procedures established by the Audit Committee with respect to such matters.
Available Information
We will furnish, without charge, to each person whose proxy is being solicited, upon written request, a copy of our annual report on Form 10-K for the year ended December 31, 2022, including the financial statements and schedule thereto, but not the exhibits. Stockholders should direct their requests to our Investor Relations function at Element Solutions Inc, 500 East Broward Boulevard, Suite 1860, Fort Lauderdale, Florida 33394.
Our annual report on Form 10-K for the year ended December 31, 2022 is also available, free of charge, through the Investors – SEC Filings section of our website at www.elementsolutionsinc.com. A copy of any exhibit to our annual report on Form 10-K will be forwarded upon written request to our Investor Relations function at the address indicated above.

APPENDIX A - ELEMENT SOLUTIONS INC 2024 EMPLOYEE STOCK PURCHASE PLAN
ELEMENT SOLUTIONS INC
2024 EMPLOYEE STOCK PURCHASE PLAN
This Element Solutions Inc 2024 Employee Stock Purchase Plan (the "Plan") is effective March 1, 2024 (the "Effective Date"), subject to approval by the Company’s stockholders. The Plan replaces the Company’s Employee Stock Purchase Plan, which became effective on March 6, 2014 and expires on March 5, 2024 (the “Prior Plan”).
1.Purpose and Structure of the Plan and its Sub-Plans.
1.1The purpose of this Plan is to (a) provide eligible employees of the Company and Participating Companies who wish to become stockholders in the Company a convenient method of doing so, (b) encourage employees to work in the best interests of the stockholders of the Company, (c) support recruitment and retention of qualified employees, and (d) provide employees an advantageous means of accumulating long-term investments. It is believed that employee participation in the ownership of the business will be to the mutual benefit of both the employees and the Company. This Plan document is an omnibus document which includes a sub-plan ("Statutory Plan") designed to permit offerings of grants to employees of certain Subsidiaries that are Participating Companies where such offerings are intended to satisfy the requirements of Section 423 of the Code (although the Company makes no undertaking nor representation to obtain or maintain qualification under Section 423 of the Code for any Subsidiary, individual, offering or grant) and also separate sub-plans ("Non-Statutory Plans") which permit offerings of grants to employees of certain Participating Companies which are not intended to satisfy the requirements of Section 423 of the Code. Section 6 of the Plan sets forth the maximum number of shares to be offered under the Plan (and its sub-plans), subject to adjustments as permitted under Sections 19 and 20.
1.2The Statutory Plan shall be a separate and independent plan from the Non-Statutory Plans; provided, however, that the total number of shares authorized to be issued under the Plan applies in the aggregate to both the Statutory Plan and the Non-Statutory Plans. Offerings under the Non-Statutory Plans may be made to achieve desired tax or other objectives in particular locations outside the United States of America or to comply with local laws applicable to offerings in such foreign jurisdictions. Offerings under the Non-Statutory Plans may also be made to employees of entities that are not Subsidiaries.
1.3All employees who participate in the Statutory Plan shall have the same rights and privileges under such sub-plan except for differences that may be mandated by local law and are consistent with the requirements of Section 423(b)(5) of the Code. The terms of the Statutory Plan shall be those set forth in this Plan document to the extent such terms are consistent with the requirements for qualification under Section 423 of the Code. The Administrator may adopt Non-Statutory Plans applicable to particular Participating Companies or locations that are not participating in the Statutory Plan. The terms of each Non-Statutory Plan may take precedence over other provisions in this document, with the exception of Sections 6, 19 and 20 with respect to the total number of shares available to be offered under the Plan for all sub-plans. Unless otherwise superseded by the terms of such Non-Statutory Plan, the provisions of this Plan document shall govern the operation of such Non-Statutory Plan. Except to the extent expressly set forth herein or where the context suggests otherwise, any reference herein to "Plan" shall be construed to include a reference to the Statutory Plan and the Non- Statutory Plans.
2.Definitions.
2.1"Account" means the funds accumulated with respect to an individual employee as a result of deductions from such employee’s paycheck (or otherwise as permitted in certain circumstances under the terms of the Plan) for the purpose of purchasing Common Stock under this Plan. The funds allocated to an employee’s Account shall be deposited in the Company's general corporate accounts and may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate or otherwise set apart such funds allocated to an employee’s Account from any other corporate funds, except to the extent such commingling may be prohibited by the laws of any applicable jurisdiction
2.2"Administrator" means the Committee or the persons acting within the scope of their authority to administer the Plan pursuant to a delegation of authority from the Committee pursuant to Section 22.
2.3"Affiliate" means an entity, other than a Subsidiary, in which the Company has an equity or other ownership interest.

2.4"Beneficial Owner" and "Beneficial Ownership" shall have the meaning ascribed to such term in Rule 13d‑3 under the Exchange Act and any successor to such Rule.
2.5"Board" means the Board of Directors of the Company.
2.6"Change in Control" means, except as otherwise specified in any employment agreement between the Participant and the Company or any Subsidiary or Affiliate, the occurrence of any of the following:
(a)The acquisition by any Person of Beneficial Ownership of more than fifty percent (50%) of either (A) the value of then outstanding equity securities of the Company (the "Outstanding Company Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities") (the foregoing Beneficial Ownership hereinafter being referred to as a "Controlling Interest"); provided, however, that for purposes of this Section 2.6, the following acquisitions shall not constitute or result in a Change in Control: (v) any acquisition directly from the Company; (w) any acquisition by the Company; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Entity; or (z) any acquisition by any entity pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (c) below; or
(b)During any period of two (2) consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c)Consummation of (A) a reorganization, merger, statutory share exchange or consolidation or similar transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if equity securities of the Company are issued or issuable in connection with the transaction (each of the events referred to in this clause (A) being hereinafter referred to as a "Business Reorganization"), or (B) a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or equity of another entity by the Company or any of its Subsidiaries (each an "Asset Sale"), in each case, unless, following such Business Reorganization or Asset Sale, (1) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Reorganization or Asset Sale beneficially own, directly or indirectly, more than fifty percent (50%) of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such Business Reorganization or Asset Sale (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the "Continuing Entity") in substantially the same proportions as their ownership, immediately prior to such Business Reorganization or Asset Sale, of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be (excluding any outstanding equity or voting securities of the Continuing Entity that such Beneficial Owners hold immediately following the consummation of the Business Reorganization or Asset Sale as a result of their ownership, prior to such consummation, of equity or voting securities of any company or other entity involved in or forming part of such Business Reorganization or Asset Sale other than the Company), (2) no Person (excluding any employee benefit plan (or related trust) of the Company or any Continuing Entity or any entity controlled by the Continuing Corporation or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the value of the then outstanding equity securities of the Continuing Entity or the combined voting power of the then outstanding voting securities of the Continuing Entity except to the extent that such ownership existed prior to the Business Reorganization or Asset Sale and (3) at least a majority of the members of the Board of Directors or other governing body of the Continuing Entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Reorganization or Asset Sale; or

(d)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
2.7"Code" means the United States Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
2.8"Committee" means the Compensation Committee of the Board. The Committee may delegate its responsibilities as provided in Section 22.
2.9"Common Stock" means shares of the Company’s common stock, par value $0.01 per share.
2.10"Company" means Element Solutions Inc, a Delaware corporation and its successors and assigns.
2.11"Compensation" means all base pay, inclusive of any employer-paid leave, overtime, cash bonuses and commissions. The Committee, in its discretion may, on a uniform and nondiscriminatory basis, amend the definition of Compensation or establish a different definition of Compensation for a subsequent Offering Period.
2.12"Enrollment Agreement" means an agreement between the Company and an employee, in such form as may be established by the Company from time to time, pursuant to which the employee elects to participate in this Plan or elects changes with respect to such participation as permitted under the Plan.
2.13"ESPP Broker" means a stock brokerage or other entity designated by the Company to establish accounts for Common Stock purchased under the Plan by participants.
2.14"Exchange Act" means the United States Securities Exchange Act of 1934, as amended from time to time.
2.15"Fair Market Value" means the closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading, and if there were no trades on such date, on the day on which a trade occurred next preceding such date.
2.16"Offering Date" means the commencement date of an offering. A different date may be set by the Committee.
2.17"Participating Company" means the Company and any Subsidiary or Affiliate that has been designated by the Administrator to participate in the Plan. For purposes of participation in the Statutory Plan, only the Company and its Subsidiaries may be considered Participating Companies, and the Administrator shall designate from time to time which Subsidiaries will be Participating Companies in the Statutory Plan. The Administrator shall designate from time to time which Subsidiaries and Affiliates will be Participating Companies in particular Non-Statutory Plans. The foregoing designations and changes in designation by the Administrator shall not require stockholder approval. Notwithstanding the foregoing, the term "Participating Company" shall not include any Subsidiary or Affiliate that offers its employees the opportunity to participate in an employee stock purchase plan covering the Subsidiary’s or Affiliate’s common stock.
2.18"Plan" means this Element Solutions Inc. 2024 Employee Stock Purchase Plan, as may be amended from time to time.
2.19"Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof and shall include a "group" as defined in Section 13(d) thereof.
2.20"Purchase Date" means the last Trading Day of an Offering Period.
2.21"Purchase Price" means the price per share of Common Stock of the Company as established pursuant to Section 5 of the Plan.
2.22"Subsidiary" means any corporation (other than the Company), domestic or foreign, that is in an unbroken chain of corporations beginning with the Company if, on an Offering Date, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as described in Section 424(f) of the Code.
2.23"Trading Day" means a day on which national stock exchanges in the United States are open for trading.
3.Employees Eligible to Participate. Except as set forth in Section 21 hereof and subject to the requirements of Section 423 of the Code, any employee of a Participating Company who is in the employ of any Participating Company on an Offering Date shall be able to participate in that particular offering. Notwithstanding the foregoing, employees of a Participating Company who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) shall not be eligible to participate in the Statutory Plan if: (i) the grant of an option under the Plan to such employee is prohibited under the laws of such jurisdiction; or (ii) compliance with the laws of such foreign jurisdiction would cause the Statutory Plan to violate the requirements of Section 423 of the Code. During paid leaves of absence approved by the Committee and meeting the requirements of the applicable treasury regulations promulgated under the Code, a participant may elect to continue participation in the Plan for three months or for such longer period as permitted under applicable treasury regulations.
4.Offerings. Subject to the right of the Company in its sole discretion to sooner terminate the Plan or to change the commencement date or term of any offering, commencing March 1, 2024, the Plan will operate with separate consecutive calendar quarter offerings beginning with the following Offering Dates: March 1, June 1, September 1 and December 1 and ending on the last Trading Day to occur on or before the next offering Date (each an "Offering Period"). Unless a termination of or change to the Plan has previously been made by the Company, the final offering under this Plan shall commence on December 1, 2033 and terminate on February 28, 2034. In order to become eligible to purchase shares, an employee must complete and submit an Enrollment Agreement and any other necessary documents before the Offering Date of the particular offering in which he or she wishes to participate. Participation in one offering under the Plan shall neither limit, nor require, participation in any other offering. Notwithstanding the foregoing, the Committee may establish (i) a different term for one or more future offerings and (ii) different commencing and ending dates for such offerings; provided, however, that in no event shall any offering exceed 27 months. In the event the first or the last day of an offering is not a regular business day, then the first day of the offering shall be deemed to be the next regular business day and the last day of the offering shall be deemed to be the last preceding regular business day.
5.Price. The Purchase Price per share shall be eighty-five percent (85%) of the lesser of (i) the Fair Market Value of the Common Stock on the Offering Date of such offering and (ii) the Fair Market Value of the Common Stock on the Purchase Date of such offering.
6.Number of Shares to be Offered. The maximum number of shares that will be offered under the Plan shall be equal to the number of shares that remained available for issuance under the Prior Plan as of the Effective Date of the Plan but in no event greater than 4,309,574 shares, subject to adjustment as permitted under Section 20. The shares to be sold to participants under the Plan will be Common Stock of the Company. If the total number of shares for which options are to be granted on any date in accordance with Section 12 exceeds the number of shares then available under the Plan or a given sub-plan (after deduction of all shares for which options have been exercised under the Plan or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available in as nearly a uniform manner as it determines is practicable and equitable. In such event, the payroll deductions to be made pursuant to the authorizations therefor shall be reduced accordingly and the Company shall give written notice of the reduction to each employee affected. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury shares.
7.Participation.
7.1An eligible employee may become a participant by completing an Enrollment Agreement provided by the Company and submitting it to the Company, or with such other entity designated by the Company for this purpose, prior to the commencement of the offering to which it relates. The Enrollment Agreement may be completed at any time after the employee becomes eligible to participate in the Plan and will be effective as of the Offering Date next following the receipt of a properly completed Enrollment Agreement by the Company (or the Company’s designee for this purpose).
7.2Payroll deductions for a participant shall commence on the Offering Date as described above and shall continue through subsequent offerings pursuant to Section 10 until the participant’s termination of employment, subject to modification by the employee as provided in Section 8.1, and unless participation is earlier withdrawn or suspended by the employee as provided in Section 9.
7.3Payroll deduction shall be the sole means of accumulating funds in a participant’s Account, except in foreign countries where payroll deductions are not allowed, in which case the Company may authorize alternative payment methods.
7.4The Company may require current participants to complete a new Enrollment Agreement at any time it deems necessary or desirable to facilitate Plan administration or for any other reason.
8.Payroll Deductions.

8.1At the time an employee files a payroll deduction authorization, the employee shall elect to have deductions made from the employee’s Compensation on each payday during each calendar year, which shall be at least $60 but shall not exceed $10,000 of the participant’s Compensation for such calendar year (or such other amounts as the Committee may establish from time to time for a future offering), subject to the restrictions set forth in the Plan. The amount of payroll withholding for each participant for each pay period shall be generally determined by dividing the annual payroll withholding amount chosen by each participant by the total number of pay periods such participant has in such calendar year, subject to the discretion of the Committee. A participant may elect, at any time during an offering, to (i) increase or decrease the amount to be withheld from his or her Compensation, or (ii) discontinue payroll contributions, by completing and filing with the Company an amended Enrollment Agreement authorizing the increase, decrease or cessation of payroll deductions. The change shall be effective as of the beginning of the next payroll period following the date of filing the amended Enrollment Agreement if the amended Enrollment Agreement is filed at least ten days prior to such date (the "Change Notice Date") and, if not, as of the beginning of the next succeeding payroll period. All payroll deductions accrued by a participant as of a Change Notice Date shall continue to be applied toward the purchase of Common Stock on the Purchase Date, unless a participant withdraws from an offering or the Plan, pursuant to Section 9. An amended Enrollment Agreement shall remain in effect until the participant changes such Enrollment Agreement in accordance with the terms of the Plan. The Committee may, from time to time, establish (x) limitations on the frequency and/or number of any permitted changes in the amount withheld during an offering, (y) payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, and (z) such other limitations or procedures as deemed advisable by the Committee in the Committee’s sole discretion that are consistent with the Plan and in accordance with the requirements of Section 423 of the Code.
8.2All payroll deductions made for a participant shall be credited to his or her Account under the Plan. A participant may not make any separate cash payment into his or her Account nor may payment for shares be made other than by payroll deduction, except as provided under Section 7.3.
8.3A participant may withdraw from or suspend his or her participation in the Plan as provided in Section 9. A participant may also make a prospective election, by changing his or her payroll deduction amount to zero as set forth in Section 8.1, to cease participation in the Plan effective as of the next Offering Date.
8.4Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code, Section 21 hereof, or any other applicable law, a participant's payroll deductions may be decreased, including to zero, at such time during any offering which is scheduled to end during the current calendar year if the aggregate of all payroll deductions accumulated with respect to such offering and any other offering ending within the same calendar year are equal to $21,250. Payroll deductions shall recommence at the rate provided in the participant's Enrollment Agreement at the beginning of the following offering which is scheduled to end in the following calendar year, unless the participant withdraws from an offering or the Plan, pursuant to Section 9.
9.Withdrawal and Suspension.
9.1An employee may withdraw from an offering, in whole but not in part, at any time during the offering for which such withdrawal is to be effective, or by any other date specified by the Administrator for a future offering, by submitting a withdrawal notice to the Company, in which event the Company will refund the entire balance of his or her Account as soon as practicable thereafter.
9.2If an employee withdraws or suspends his or her participation pursuant to Section 9.1, he or she shall not participate in a subsequent offering unless and until he or she re-enters the Plan. To re-enter the Plan, an employee who has previously withdrawn or suspended participation by reducing payroll deductions to zero must file a new Enrollment Agreement in accordance with Section 7.1. The employee’s re-entry into the Plan will not become effective before the beginning of the next offering following his or her withdrawal or suspension.
10.Automatic Re-Enrollment. At the termination of each offering, each participating employee who continues to be eligible to participate pursuant to Section 3 shall be automatically re-enrolled in the next offering to the same extent and in the same manner as at the end of the prior Offering Period, unless the employee has advised the Company otherwise. Upon termination of the Plan, any balance in each employee’s Account shall be refunded to him or her.
11.Interest. No interest will be paid or allowed on any money in the Accounts of participating employees or any amounts returned to participating employees, except to the extent payment of interest is required by the laws of any applicable jurisdiction.
12.Granting of Option. On each Offering Date, this Plan shall be deemed to have granted to the participant an option for as many shares (which may include a fractional share) as he or she will be able to purchase with the amounts credited to his or her Account during his or her participation in that offering. Notwithstanding the foregoing, no participant may purchase more than 500 shares of Common Stock during any single offering. This number may be adjusted as permitted pursuant to Section 20 of the Plan.
13.Exercise of Option.
13.1Each employee who continues to be a participant in an offering on the last Trading Day of the applicable Offering Period shall be deemed to have exercised his or her option on that Trading Day and shall be deemed to have purchased from the Company the number of shares (which may include a fractional share) of Common Stock reserved for the purpose of the Plan as the balance of his or her Account on such date will pay for at the Purchase Price.
13.2In the event that the Administrator determines for a future offering that fractional shares may not be issued, any cash balance remaining in a participant’s Account at the termination of an offering that is not sufficient to purchase a whole share of Common Stock, shall be carried over in the participant’s Account and applied to the purchase of Common Stock in the next offering, provided the participant participates in the next offering and the purchase complies with Section 21. If the Participant does not participate in the next offering, such remaining cash balance shall be refunded to the participant as soon as practical after the Purchase Date.
13.3Any amount remaining to the credit of a participant’s Account after the purchase of shares by the participant on a Purchase Date which is sufficient to purchase one or more full shares of Common Stock shall be refunded to the participant as soon as practical after the Purchase Date.
14.Tax Obligations. To the extent any (i) grant of an option to purchase shares, (ii) purchase of shares, or (iii) disposition of shares purchased under the Plan gives rise to any tax withholding obligation (including, without limitation, income and payroll withholding taxes imposed by any jurisdiction), the Administrator may implement appropriate procedures to ensure that such tax withholding obligations are met. Those procedures may include, without limitation, increased withholding from an employee’s current compensation, cash payments to the Company or another Participating Company by an employee, or a sale of a portion of the Common Stock purchased under the Plan, which sale may be required and initiated by the Company.
15.Employee’s Rights as a Stockholder. No participating employee shall have any right as a stockholder with respect to any shares until the shares have been purchased in accordance with Section 13 above and the Common Stock has been issued by the Company.
16.Evidence of Stock Ownership.
16.1Following the end of each offering, the number of shares of Common Stock purchased by each participant shall be deposited into an account established in the participant’s name at the ESPP Broker.
16.2A participant shall be free to undertake a disposition (as that term is defined in Section 424(c) of the Code) of the shares in his or her ESPP Broker account at any time, whether by sale, exchange, gift, or other transfer of legal title, but in the absence of such a disposition of the shares, the shares must remain in the participant’s ESPP Broker account until the holding period set forth in Section 423(a) of the Code has been satisfied. With respect to shares for which the Section 423(a) holding period has been satisfied, the participant may move those shares to another brokerage account of participant’s choosing.
16.3Notwithstanding the above, a participant who is not subject to income taxation under the Code may move his or her shares to another brokerage account of his or her choosing at any time, without regard to the satisfaction of the Section 423(a) holding period.
17.Rights Not Transferable. No employee shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber either the payroll deductions credited to his or her Account or an option or any rights with regard to the exercise of an option or rights to receive shares under the Plan other than by will or the laws of descent and distribution, and such right and interest shall not be liable for, or subject to, the debts, contracts, or liabilities of the employee. If any such action is taken by the employee, or any claim is asserted by any other party in respect of such right and interest whether by garnishment, levy, attachment or otherwise, the action or claim will be treated as an election to withdraw funds in accordance with Section 9. During the employee’s lifetime, only the employee can make decisions regarding the participation in or withdrawal from an offering under the Plan.
18.Termination or Transfer of Employment.
18.1Upon termination of employment for any reason whatsoever, including but not limited to death or retirement, the balance in the Account of a participating employee shall be paid to the employee or his or her estate. Whether and when employment is deemed terminated for purposes of this Plan shall be determined by the

Administrator in its sole discretion and may be determined without regard to statutory notice periods or other periods following termination of active employment.
18.2In the event that a participant, who is an employee of a Participating Company in a Non-Statutory Plan, is transferred and becomes an employee of a different Participating Company in a Non-Statutory Plan, during an offering, such individual may, subject to the terms and eligibility of the Non-Statutory Plan of the new employer, become a participant under the Non-Statutory Plan of the new employer for the duration of the offering in effect at that time. Unless otherwise required under local law, any payroll deductions or other approved contributions may continue to be held by the Participating Company former employer of the participant for the remainder of the offering. At the next Purchase Date, all payroll deductions and other approved contributions made by or to such Participating Company former employer and/or the employer Participating Company shall be aggregated for the purchase of shares of Common Stock under, and subject to the terms and limitations of, the Non-Statutory Plan of the new employer.
18.3In the event that an employee of a Participating Company in the Statutory Plan and who is a participant in the Statutory Plan is transferred and becomes an employee of a Participating Company in a Non-Statutory Plan during an offering, such individual may, subject to the terms and eligibility of the Non-Statutory Plan of the new employer, become a participant under the Non-Statutory Plan of the new employer for the duration of the offering in effect at that time. Unless otherwise required under local law, any payroll deductions may continue to be held by the Participating Company former employer for the remainder of the offering. At the next Purchase Date, all payroll deductions and other approved contributions made by or to the Participating Company former employer and/or the employer Participating Company may be aggregated for the purchase of shares of Common Stock under, and subject to the terms and limitations of, the Non-Statutory Plan of the new employer.
19.Amendment or Discontinuance of the Plan.
19.1The Board may amend the Plan in such respects as it shall deem advisable; provided, however, that, to the extent required for compliance with Section 423 of the Code or any applicable law or regulation, stockholder approval will be required for any amendment that will (i) increase the total number of shares as to which options may be granted under the Plan, except as provided in Section 20, (ii) modify the class of employees eligible to receive options, or (iii) otherwise require stockholder approval under any applicable law or regulation; and provided further, that except as provided in this Section 19 and Section 20, no amendment to the Plan shall make any change in any option previously granted which adversely affects the rights of any Participant.
19.2The Plan shall continue in effect until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Board may at any time and for any reason suspend or terminate the Plan. During any period of suspension or upon termination of the Plan, no options shall be granted.
19.3Except as provided in Section 20, no such termination of the Plan may affect options previously granted, provided that the Plan or an offering may be terminated by the Board on a Purchase Date or by the Board’s setting a new Purchase Date with respect to an offering then in progress if the Board determines that termination of the Plan and/or the offering is in the best interests of the Company and its stockholders or if continuation of the Plan and/or the offering would cause the Company to incur adverse accounting charges as a result of a change after the Effective Date in the generally accepted accounting rules applicable to the Plan.
20.Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the Company’s structure affecting the Common Stock occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee shall make such adjustment, if any, as it may deem appropriate in the number, kind, and the price of shares available for purchase under the Plan, and in the number of shares which an employee is entitled to purchase including, without limitation, closing an offering early and permitting purchase on the last Trading Day of the reduced Offering Period, terminating an offering and refunding participants’ Account balances or, to the extent permitted under with applicable law and regulations, including, without limitation, the United States Securities Act of 1933, as amended, the Exchange Act, the requirements of any principal national stock exchange on which the Common Stock is listed ("Applicable Law"), adjusting the numerical limits of Section 6 and Section 12. The Committee’s determination of these adjustments shall be final, binding and conclusive.
21.Share Ownership. Notwithstanding anything in the Plan to the contrary, no employee shall be permitted to subscribe for any shares under the Plan if the employee, immediately after such subscription, owns shares (including all shares that may be purchased under outstanding subscriptions under the Plan) possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or its subsidiary corporations. For the foregoing purposes the rules of Section 424(d) of the Code shall apply in determining share ownership, and shares the employee may purchase under outstanding options shall be treated as owned by the employee. In addition, no employee shall be allowed to subscribe for any shares under the Plan that permit his or her rights to purchase shares under all "employee stock purchase plans" of the Company or its subsidiary corporations to accrue at a rate that exceeds $25,000 of Fair Market Value of such shares (determined at the time such right to subscribe is granted) for each calendar year in which the right to subscribe is outstanding at any time. Notwithstanding the above, lower limitations may be imposed with respect to participants in a Non-Statutory Plan or participants in the Statutory Plan who are subject to laws of another jurisdiction where lower limitations are required.
22.Administration and Board Authority.
22.1The Plan shall be administered by the Board. The Board has delegated its full authority under the Plan to the Committee, and the Committee may further delegate any or all of its authority under this Plan to such senior officer(s) of the Company as it may designate, to the extent not prohibited by law or rules of the principal national stock exchange on which the Common Stock is listed. Notwithstanding any such delegation of authority, the Board may itself take any action under the Plan in its discretion at any time, and any reference in this Plan document to the rights and obligations of the Committee shall be construed to apply equally to the Board. Any references to the Board mean only the Board. The authority that may be delegated by the Committee includes, without limitation, the authority to (i) establish Non-Statutory Plans and determine the terms of such sub-plans (including, without limitation, rules and procedures regarding handling of payroll deductions or other approved contributions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates that vary with local requirements and determining the eligible employees that may enroll in a Non-Statutory Plan), (ii) designate from time to time which Subsidiaries will participate in the Statutory Plan, which Subsidiaries and Affiliates will be Participating Companies, and which Participating Companies will participate in a particular Non-Statutory Plan, (iii) determine procedures for eligible employees to enroll in or withdraw from a sub-plan, setting or changing payroll deduction amounts, and obtaining necessary tax withholdings, (iv) allocate the available shares under the Plan to the sub-plans for particular offerings, and (v) adopt amendments to the Plan or any sub-plan including, without limitation, amendments to increase the shares available for issuance under the Plan pursuant to Section 20 (but not including increases in the available shares above the maximum permitted by Sections 6 and 20 which shall require Board and stockholder approval).
22.2The Administrator shall be vested with full authority and discretion to construe the terms of the Plan and make factual determinations under the Plan, and to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Administrator in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive, and binding upon all participants and any and all persons claiming under or through any participant. The Administrator may retain outside entities and professionals to assist in the administration of the Plan including, without limitation, a vendor or vendors to perform enrollment and brokerage services. The authority of the Administrator will specifically include, without limitation, the power to make any changes to the Plan with respect to the participation of employees of any Subsidiary or Affiliate that is organized under the laws of a country other than the United States of America when the Administrator deems such changes to be necessary or appropriate to achieve a desired tax treatment in such foreign jurisdiction or to comply with the laws applicable to such non-U.S. Subsidiaries or Affiliates. Those changes may include, without limitation, the exclusion of particular Subsidiaries or Affiliates from participation in the Plan; modifications to eligibility criteria, maximum number or value of shares that may be purchased in a given period, or other requirements set forth herein; and procedural or administrative modifications. Any modification relating to offerings to a particular Participating Company will apply only to that Participating Company, and will apply equally to all similarly situated employees of that Participating Company. The rights and privileges of all employees granted options under the Statutory Plan shall be the same. To the extent any changes approved by the Administrator would jeopardize the tax-qualified status of the Statutory Plan, the change shall cause the Participating Companies affected thereby to be considered Participating Companies under a Non-Statutory Plan or Non- Statutory Plans instead of the Statutory Plan.
22.3Notwithstanding the provisions of Sections 22.1 and 22.2 above, in the event that Rule 16b-3 promulgated under the Exchange Act or any successor provision thereto ("Rule 16b-3") provides specific requirements for the administrators of plans of this type, the Plan shall only be administered by such body and in such a manner as shall comply with the applicable requirements of Rule 16b-3. Unless permitted by Rule 16b-3, no discretion concerning decisions regarding the Plan shall be afforded to any person that is not "disinterested" as that term is used in Rule 16b-3.
23.Notices. All notices or other communications by a participant to the Company or other entity designated for a particular purpose under or in connection with the Plan shall be deemed to have been duly given when received by the Company or other designated entity, or when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
24.Change of Control. In the event of a Change of Control, each outstanding option shall be assumed or an equivalent option substituted by the successor company or parent thereof (the "Successor Company"). In the event that the Successor Company refuses to assume or substitute for the option, any offering then in progress shall be shortened by setting a new Purchase Date. The new Purchase Date shall be a specified date before the date of the Change of Control. The Administrator shall notify each participant in writing, prior to the new Purchase Date, that the Purchase Date for the participant’s option has been changed to the new Purchase Date and that the participant’s option shall be exercised automatically on the new Purchase Date, unless prior to such date the participant has withdrawn from an offering then in progress or the Plan as provided in Section 9.
25.Dissolution or Liquidation of the Company. In the event of the proposed dissolution or liquidation of the Company, the offering then in progress shall be shortened by setting a new Purchase Date and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The new Purchase Date shall be a specified date before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each participant in writing, prior to the new Purchase Date, that the Purchase Date for the participant’s option has been changed to the new Purchase Date and that the participant’s option shall be exercised automatically on the new Purchase Date, unless prior to such date the participant has withdrawn from an offering then in progress or the Plan as provided in Section 9.
26.Limitations on Sale of Stock Purchased Under the Plan. The Plan is intended to provide Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of the employee’s own affairs. An employee, therefore, may sell Common Stock purchased under the Plan at any time the employee chooses, subject to compliance with any applicable Federal, state or foreign securities laws. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE COMPANY’S COMMON STOCK.
27.Compliance with Applicable Law/Governmental Regulation/Separate Offering. The Company’s obligation to sell and deliver shares of the Company’s Common Stock under this Plan is subject to compliance with Applicable Law and the approval of any governmental authority required in connection with the authorization, issuance, or sale of such shares. In addition, the terms of an offering under this Plan, or the rights of an employee under an offering, may be modified to the extent required by Applicable Law. For purposes of this Plan, the Administrator also may designate separate offerings under the Plan (the terms of which need not be identical) in which eligible employees of one or more Participating Companies will participate, even if the dates of the offerings are identical.
28.No Employment/Service Rights. Nothing in the Plan shall confer upon any employee the right to continue in employment for any period of specific duration, nor interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary or Affiliate employing such person), or of any employee, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.
29.Dates and Times. All references in the Plan to a date or time are intended to refer to dates and times determined pursuant to U.S. Eastern Standard Time. Business days for purposes of the Plan are U.S. business days.
30.Masculine and Feminine, Singular and Plural. Whenever used in the Plan, a pronoun shall include the opposite gender and the singular shall include the plural, and the plural shall include the singular, whenever the context shall plainly so require.
31.Governing Law. The Plan shall be governed by the laws of the State of Delaware without giving effect to principles of conflict of laws, and applicable federal law.
32.Entire Plan. As of the Effective Date, the Plan shall constitute the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.
33.No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such Committee member or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation, as amended, or Amended and Restated By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

APPENDIX B - NON-GAAP DEFINITIONS AND RECONCILIATIONS

The executive compensation reflected in this Proxy Statement is awarded based on financial information that is not prepared in accordance with the Generally Accepted Accounting Principles standards ("GAAP"), including adjusted EBITDA, adjusted EBITDA CAGR (on a constant currency basis), adjusted EPS, cash return on investment (CRI), free cash flow, organic net sales growth and total shareholder return (TSR). Management and the Compensation Committee used these non-GAAP financial measures in their analysis of the Company’s performance and in their evaluation of the 2022 compensation. Non-GAAP financial measures, however, have limitations as analytical tools and should not be considered in isolation from, or a substitute for, or superior to, the related financial information that we report in accordance with GAAP.
For a discussion of the Company’s use of non-GAAP financial measures, see page 28 of the 2022 Annual Report under "Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures."
The following provides the definitions and, where applicable, reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures:
Constant Currency
The Company discloses adjusted EBITDA CAGR on a constant currency basis by adjusting results to exclude the impact of changes due to the translation of foreign currencies of its international locations into U.S. dollars. Management believes this non-GAAP financial information facilitates period-to-period comparison in the analysis of trends in business performance, thereby providing valuable supplemental information regarding its results of operations, consistent with how the Company evaluates its financial results.
The impact of foreign currency translation is calculated by converting the Company's current-period local currency financial results into U.S. dollars using the prior period's exchange rates and comparing these adjusted amounts to its prior period reported results. The difference between actual growth rates and constant currency growth rates represents the impact of foreign currency translation.
Adjusted EBITDA
Adjusted EBITDA is defined as EBITDA (earnings before interest, provision for income taxes, depreciation and amortization), excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business, including unrealized gains/losses on metals derivative contracts, or are considered to be associated with its capital structure, as described in the footnotes located under the "Adjusted Earnings Per Share ("EPS")" reconciliation table below. Adjusted EBITDA for each segment also includes an allocation of corporate costs, such as compensation expense and professional fees. Management believes adjusted EBITDA provides investors with a more complete understanding of the long-term profitability trends of the Company's business and facilitates comparisons of its profitability to prior and future periods.

The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted EBITDA" for the period presented below:

		Year Ended December 31,			Change 2022 vs 2021		Change 2021 vs 2020
(dollars in millions)		2022	2021	2020	Reported	Constant Currency	Reported	Constant Currency
Net income attributable to common stockholders		$187.2	$203.3	$75.7
Add (subtract):
Net income attributable to the non-controlling interests		0.8	0.4	—
(Income) loss from discontinued operations, net of tax		(1.8)	(0.3)	1.1
Income tax expense		85.8	48.3	4.3
Interest expense, net		51.2	54.2	63.4
Depreciation expense		41.6	39.7	42.2
Amortization expense		119.7	124.2	119.2
EBITDA		484.5	469.8	305.9
Adjustments to reconcile to Adjusted EBITDA:
Inventory step-up	(1)	0.5	12.9	2.4
Restructuring expense	(2)	9.5	11.7	6.3
Acquisition and integration expense	(3)	10.6	14.2	12.3
Foreign exchange loss (gain) on internal debt	(4)	7.8	(16.6)	35.4
Debt refinancing costs	(5)	—	—	45.7
Foundation contributions	(6)	—	—	5.0
Adjustment of stock compensation previously not probable	(7)	1.3	23.9	—
Unrealized loss (gain) on metals derivative contracts	(8)	1.3	(0.1)	0.7
Other, net	(9)	11.1	9.0	9.6
Adjusted EBITDA		$526.6	$524.8	$423.3	—%	8%	24%	20%
NOTE: For the footnote descriptions, please refer to the footnotes located under the Adjusted Earnings Per Share (EPS) reconciliation table below. For a definition of "constant currency," please see above.
Adjusted Organic EBITDA Compound Annual Growth Rate ("EBITDA CAGR")
Adjusted EBITDA CAGR is defined as adjusted organic EBITDA growth (as opposed to a dollar value) over a certain performance period which growth excludes the impact of foreign currency translations, material acquisitions, divestitures, restructurings, refinancings and other unusual items as deemed appropriate by the Compensation Committee. Management believes this non-GAAP financial measure provides a more complete understanding of the long-term profitability trends of the Company’s business, and facilitates comparisons of its profitability to prior and future periods.
Adjusted Earnings per Share ("EPS")
Adjusted EPS is a key metric used by management to measure operating performance and trends as management believes the exclusion of certain expenses in calculating adjusted EPS facilitates operating performance comparisons on a period-to-period basis. Adjusted EPS is defined as net income attributable to common stockholders adjusted to reflect adjustment consistent with the Company's definition of adjusted EBITDA. Additionally, the Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. Further, the Company adjusts its effective tax rate to 20% for the twelve months ended December 31, 2022 and 2021. The resulting adjusted net income is then divided by the Company's adjusted common shares outstanding. Adjusted common shares outstanding represent an average of each quarter for the year-to-date period, plus shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable).

The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted net income attributable to common stockholders" and presents the adjusted number of common shares used in calculating adjusted EPS for the period presented below:

		Year Ended December 31,
(dollars in millions, except per share amounts)		2022
Net income attributable to common stockholders		$187.2
Net income from discontinued operations attributable to common stockholders		1.8
Net income from continuing operations attributable to common stockholders		185.4
Reversal of amortization expense	(1)	119.7
Adjustment to reverse incremental depreciation expense from acquisitions	(1)	2.2
Inventory step-up	(1)	0.5
Restructuring expense	(2)	9.5
Acquisition and integration expense	(3)	10.6
Foreign exchange loss on internal debt	(4)	7.8
Adjustment of stock compensation previously not probable	(7)	1.3
Unrealized loss on metals derivative contracts	(8)	1.3
Other, net	(9)	11.1
Tax effect of pre-tax non-GAAP adjustments	(10)	(32.8)
Adjustment to estimated effective tax rate	(10)	31.4
Adjusted net income attributable to common stockholders		$348.0

Adjusted EPS	(11)	$1.41

Adjusted common shares outstanding	(11)	246.7
(1)    The Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. The Company believes these adjustments provide insight with respect to the cash flows necessary to maintain and enhance its product portfolio.
(2)    The Company adjusts for costs of restructuring its operations, including those related to its acquired businesses. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(3)    The Company adjusts for costs associated with acquisition and integration activity, including costs of obtaining related financing, legal and accounting fees and transfer taxes. The 2022 adjustments primarily relate to costs associated with the integration of Coventya Holding S.A.S. ("Coventya") and H.K. Wentworth Limited ("HKW") and their respective subsidiaries. The 2021 adjustments primarily relate to costs associated with the acquisitions of Coventya and HKW and their respective subsidiaries partially offset by a gain of $3.9 million on the sale of a dormant facility in New Jersey during the first quarter of 2021. The 2020 adjustments primarily relate to the acquisition of a new subsea production control fluid during the first quarter of 2020 designed to complement our Energy Solutions business for $6.3 million. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(4)    The Company adjusts for foreign exchange gains and losses on intercompany debt because it expects the period-to-period movement of the applicable currencies to offset on a long-term basis and because these gains and losses are not fully realized due to their long-term nature. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables.
(5)    The Company adjusts for costs related to the redemption of its prior 5.875% senior notes because it believes these costs are not reflective of ongoing operations.
(6)    The Company adjusts for its contributions to the ESI Foundation because it believes these costs are not reflective of ongoing operations.
(7)    The Company adjusts for costs relating to certain stretch target PRSUs granted to certain key executives as the achievement of the performance target for these awards was not deemed probable prior to the second quarter of 2021 and, therefore, compensation expense for these awards did not begin to be recognized until the second quarter of 2021 when achievement of the performance target became probable. The Company adjusts these costs to provide a meaningful comparison of its performance between periods.
(8)    The Company adjusts for unrealized gains/losses on metals derivative contracts to provide a meaningful comparison of its performance between periods.
(9)    The Company's adjustments are primarily comprised of certain professional consulting fees. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(10)    The Company adjusts its effective tax rate to 20% for the year ended December 31, 2022, 2021 and 2020, respectively. This adjustment does not reflect the Company’s current or near-term tax structure, including limitations on its ability to utilize net operating losses and foreign tax credits in certain jurisdictions. The Company also applies an effective tax rate of 20% to pre-tax non-GAAP adjustments. These effective tax rate adjustments are made because the Company believes they provide a meaningful comparison of its performance between periods.
(11)    The Company defines "Adjusted common shares outstanding" as the number of shares of its common stock outstanding for the quarter-to-date period and an average of each quarter for the year-to-date period, plus shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable). The Company adjusts the number of its outstanding common shares for this calculation to provide an understanding of the Company’s results of operations on a per share basis. See table below for further information:
Non-GAAP Adjusted Common Shares Outstanding at December 31, 2022:

(amounts in millions)	2022 FY Average
Basic outstanding common shares	244.3
Number of shares issuable upon vesting of granted Equity Awards	2.4
Adjusted common shares outstanding	246.7
Cash Return on Investment ("CRI")
CRI is defined as adjusted EBITDA less maintenance capex divided by gross property, plant and equipment plus working capital, subject to certain adjustments for acquisitions. Working capital is defined as net accounts receivable plus inventories minus accounts payable. Management believes CRI is a relevant metric for measuring capital efficiency.
Free Cash Flow
Free cash flow is defined as net cash flows from operating activities less net capital expenditures. Net capital expenditures include capital expenditures less proceeds from the disposal of property, plant and equipment. Management believes that free cash flow, which measures the Company’s ability to generate cash from its business operations, is an important financial measure for evaluating the Company's financial performance. However, free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of the Company’s liquidity.
The following table reconciles "Cash flows from operating activities" to "Free cash flows":

Twelve Months Ended December 31,
(dollars in millions)	2022
Cash flows from operating activities	$295.9
Capital expenditures	(47.8)
Proceeds from disposal of property, plant and equipment	4.8
Free cash flows	$252.9

Organic Net Sales Growth
Organic net sales growth is defined as net sales excluding the impact of foreign currency translation, changes due to the pass-through pricing of certain metals, and acquisitions and/or divestitures, as applicable. Management believes this non-GAAP financial measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable net sales over differing periods on a consistent basis.
Total Shareholder Return ("TSR")
TSR means the Company's TSR relative to the TSR of companies composing the S&P 500 Specialty Chemicals Index (CAP) or S&P 400 Index (stretch PRUSs) for the applicable period in which CAP is evaluated or the performance target is achieved, as applicable. Management believes that TSR, which indicates the total amount an investor reaps from a $100 investment over a certain period of time, is an important financial measure for evaluating the Company's financial performance.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELEMENT SOLUTIONS INC

The Board of Directors recommends you vote FOR each of the nominees listed below:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Sir Martin E. Franklin	☐	☐	☐
1b. Benjamin Gliklich	☐	☐	☐
1c. Ian G.H. Ashken	☐	☐	☐
1d. Elyse Napoli Filon	☐	☐	☐
1e. Christopher T. Fraser	☐	☐	☐
1f. Michael F. Goss	☐	☐	☐
1g. Nichelle Maynard-Elliott	☐	☐	☐
1h. E. Stanley O'Neal	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:	For	Against	Abstain
2. Advisory vote to approve the Company's 2022 executive compensation	☐	☐	☐
3. Approval of the Company's 2024 Employee stock Purchase Plan	☐	☐	☐
4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2023	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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V03948-P89222

PROXY CARD
ELEMENT SOLUTIONS INC
Annual Meeting of Shareholders
June 6, 2023 11:00 AM (EDT)
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Benjamin Gliklich and John E. Capps, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Element Solutions Inc that the shareholder(s) is/are entitled to vote at the 2023 Annual Meeting to be held via live webcast at 11:00 AM (EDT) on June 6, 2023 at www.virtualshareholdermeeting.com/ESI2023, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the 2023 Annual Meeting, or any adjournment or postponement thereof.

Continued and to be signed on reverse side